AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY [   ], 2008

REGISTRATION STATEMENT NO. 333-150695

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

AMENDMENT NO. 2 TO
FORM S-1

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SKYSTAR BIO-PHARMACEUTICAL COMPANY
(Exact name of registrant in its charter)

Nevada	2834	33-0901534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	( I.R.S. Employer Identification Number )

Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South,
Gaoxin District, Xi’an, Shaanxi Province, P.R. China
(8629) 8819-3188
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive   offices)

Paracorp Incorporated
318 North Carson Street #208
Carson City, NV 89701

(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

Kevin K. Leung, Esq. Ryan S. Hong, Esq. Francis Y.L. Chen, Esq. RICHARDSON & PATEL LLP 10900 Wilshire Boulevard, Suite 500 Los Angeles, California 90024 (310) 208-1182	Harvey J. Kesner, Esq. Brian C. Daughney, Esq. HAYNES AND BOONE, LLP 153 East 53rd Street, 49th Floor New York, New York 10022 (212) 659-7300

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
FROM TIME TO TIME AFTER THE  EFFECTIVE DATE OF THIS REGISTRATION STATEMENT.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, or a smaller reporting company. See definitions of large accelerated filer, accelerated filer, and smaller reporting company, in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To Be Registered (1)	Amount To Be Registered	Proposed Maximum Offering Price Per Security (2)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Units, each consisting of one share of Common Stock, $.001 par value, and one Class C warrant to purchase ¼ share (3) (4)	2,653,847	$7.00	$18,576,929	$730.07

Shares of Common Stock included as part of the Units (3)	2,653,847	—	—	—

Class C warrants included as part of the Units (3)	2,653,847	—	—	—

Shares of Common Stock underlying the Class C warrants included as part of the Units (5)	663,462	7.80	5,175,004	203.38

Representative’s Unit Purchase Option (3)	1 Option	$100	$100	$—

Units underlying Representative’s Unit Purchase Option (5)	230,770	7.00	1,938,468	76.18

Shares of Common Stock included as part of Representative’s Units (3) (5)	230,770	—	—	—

Warrants included as part of Representatives Units (3) (5)	230,770	—	—	—

Shares of Common Stock underlying the Warrants included in Representative’s Units (5)	57,693	8.40	484,622	19.05

Total Registration Fee				$1,028.68

(1)	The securities noted in rows 1 through 4 will be offered pursuant to our proposed unit offering.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(o) under the Securities Act.

(3)	No registration fee required pursuant to Rule 457(g) under the Securities Act of 1933.

(4)	Includes 346,154 units which may be issued pursuant to the exercise of a 45-day option granted by the registrant to the underwriter to cover over-allotments, if any.

(5)
Pursuant to Rule 416 under the Securities Act of 1933, this registration statement shall be deemed to cover the additional securities (i) to be offered or issued in connection with any provision of any securities purported to be registered hereby to be offered pursuant to terms which provide for a change in the amount of securities being offered or issued to prevent dilution resulting from stock splits, stock dividends , or similar transactions and (ii) of the same class as the securities covered by this registration statement issued or issuable prior to completion of the distribution of the securities covered by this registration statement as a result of a split of, or a stock dividend on, the registered securities .

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state or other jurisdiction where the offer or sale is not permitted.

  Subject to completion, dated July ___, 2008

PROSPECTUS

SKYSTAR BIO-PHARMACEUTICAL COMPANY

This is a firm commitment public offering of 2,307,693 of our units at a price of between $6.00 and $7.00 per unit for gross proceeds of approximately $15 million. Each unit consists of:

▪	One share of our common stock; and
▪	One Class C warrant to purchase ¼ share of Common Stock (Four warrants are required to purchase one share of common stock).

The initial public offering price for the units offered hereby is estimated to be between $6.00 and $7.00 per unit. Immediately prior to the effectiveness of the registration statement of which this prospectus is a part, we will effect a 5-for-1 reverse stock split as well as a corresponding reduction in the number of shares of our authorized common stock on a 5-for-1 basis. The aggregate price of the units offered hereby, assuming a mid point price and excluding units that may be sold on exercise of the underwriters’ over-allotment option, is $15 million.

You must have four warrants to purchase one full share of common stock at an aggregate price of price of $7.80 (based upon an offering price of $__). The warrants will not be exercisable until one business day after separation from the units. The units will not be separate until a date which is six months from the date of this prospectus unless sooner authorized by the representative of the underwriters. Once exercisable, the warrants will be exercisable for a term of five years. Commencing on a date which is 6 months from the date of this prospectus, we may redeem the warrants at our sole election, in whole and not in part, under certain circumstances.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SKBI.OB.” On July __, 2008, the last reported sales price of our common stock on the OTC Bulletin Board was $_____ (post anticipated 5-for-1 reverse stock split). We are applying to have our common stock, the units and the warrants listed for trading on the American Stock Exchange (“AMEX”) under the symbols “SKA”, “SKA.U” and “SKA.W”, respectively, which we expect to occur immediately prior to the date of this prospectus. The shares of common stock and warrants comprising the units shall trade separately on the nearest trading date which is 180 days after the date of this prospectus, provided, however, the representative of the underwriters may determine an earlier date is acceptable.

Investing in our securities involves certain risks. See “Risk Factors” beginning on page 9 of this prospectus for a discussion of information that should be considered in connection with an investment in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Public offering price	Underwriting discount and commissions (1)	Proceeds, to us, before expenses (2)
Per unit	$	$	$
Total	$	$	$

(1) Does not include a non-accountable expense allowance equal to 2% of the gross proceeds of this offering payable to the Jesup & Lamont Securities Corporation, the representative of the underwriters.

(2) We estimate that the total expenses of this offering, excluding the underwriters’ discount and non accountable expenses allowance, will be approximately $________.

We have granted a 45-day option to Jesup & Lamont Securities Corporation, the representative of the underwriters, to purchase up to 346,154 additional units solely to cover over-allotments, if any (over and above the 2,307,693 units referred to above). The units issuable upon exercise of the underwriter option are identical to those offered by this prospectus and the units and underlying securities   have been registered under the registration statement of which this prospectus forms a part.

We are offering the units on a firm commitment basis. The underwriters expect to deliver our units to purchasers in the offering on or about ______, 2008.

Jesup & Lamont Securities Corporation	Global Hunter Securities, LLC

The date of this prospectus is _________ ___, 2008.

(1)	Our manufacturing facilities in Huxian, Xi’an, Shaanxi Province, People’s Republic of China.
(2)	A selection of our veterinary drug products for poultry and livestock in the People’s Republic of China.
(3)	Our DLV chicken vaccine that is distributed in the People’s Republic of China.
(4)	A selection of our micro-organism products for poultry and livestock in the People’s Republic of China.

Until                        , 2008, all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealers' obligation to deliver a prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions. No dealer, salesperson or any other person is authorized to give any information or make any representations in connection with this offering other than those contained in this prospectus and, if given or made, the information or representations must not be relied upon as having been authorized by us. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any security other than the securities offered by this prospectus, or an offer to sell or a solicitation of an offer to buy any securities by anyone in any jurisdiction in which the offer or solicitation is not authorized or is unlawful.

TABLE OF CONTENTS

Prospectus Summary	1
Risk Factors	9
Special Note Regarding Forward Looking Statement	20
Determination of Offering Price	20
Use of Proceeds	20
Capitalization	22
Dilution	23
Management	23
Executive Compensation	25
Security Ownership of Certain Beneficial Owners and Management	27
Description of Business	28
Management’s Discussion and Analysis of Financial Condition and Results of Operations	37
Certain Relationships and Related Transactions	44
Market For Common Equity and Related Stockholder Matters	45
Dividend Policy	45
Description of Securities	45
Underwriting and Plan of Distribution	50
Legal Matters	54
Experts	54
Disclosure of Commission Position of Indemnification for Securities Act Liabilities	54
Changes in and Disagreements with Accountants on Accounting and Financial Disclosure	55
Where You Can Find More Information	55
Index to Financial Statements	56

You should rely only on the information contained or incorporated by reference to this prospectus in deciding whether to purchase our units. We have not authorized anyone to provide you with information different from that contained or incorporated by reference to this prospectus. Under no circumstances should the delivery to you of this prospectus or any sale made pursuant to this prospectus create any implication that the information contained in this prospectus is correct as of any time after the date of this prospectus. To the extent that any facts or events arising after the date of this prospectus, individually or in the aggregate, represent a fundamental change in the information presented in this prospectus, this prospectus will be updated to the extent required by law.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from market research, publicly available information and industry publications. Industry publications generally state that they obtain their information from sources that they believe to be reliable, but they do not guarantee the accuracy and completeness of the information. Nevertheless, we are responsible for the accuracy and completeness of the historical information presented in this prospectus, as of the date of the prospectus.

___________ Units, comprised of
________ Shares of Common Stock
and _________Class C Warrants

PROSPECTUS

Jesup & Lamont Securities Corporation	Global Hunter Securities, LLC

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. It does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the section entitled "Risk Factors" and our consolidated financial statements and the related notes. In this prospectus, we refer to Skystar Bio-Pharmaceutical Company as “Skystar” and "our Company," and to Skystar, its subsidiaries and Xian Tianxing, a company which conducts substantially all our business through contractual arrangements and in which neither we nor our subsidiaries own any equity interests, sometimes collectively as "we," "us" and "our."

Unless otherwise indicated, all share amounts and prices assume the consummation of a 5-for-1 reverse stock split and a corresponding reduction of authorized common shares on a 5-for-1 basis  to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

OVERVIEW

We are a holding company that, through our indirect wholly-owned subsidiary Sida Biotechnology (Xian) Co., Ltd. (“Sida”) and our variable interest entity ("VIE") Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”), manufacture and distribute medicines, vaccines and other health care and medical care products for poultry, livestock and domestic pets in the People’s Republic of China, which we will refer to as China. We have four product lines, including a vaccine line, a veterinary medicine line, a fodder and feed additives line, and a micro-organism line. All four product lines are developed, manufactured and distributed by Xian Tianxing, which we operate and control through contractual arrangements between Sida and Xian Tianxing. These contractual arrangements enable Sida to control and receive the profits of Xian Tianxing. Sida is the wholly owned subsidiary of Fortunate Time International Ltd. (“Fortunate Time”), which is wholly owned by Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd. (“Skystar Cayman”), our wholly owned subsidiary. Xian Tianxing has a wholly owned subsidiary, Shanghai Siqiang Biotechnological Co., Ltd. ("Shanghai Siqiang"), which we also control. Other than our interests in the contractual arrangements with Xian Tianxing, neither we nor our direct and indirect subsidiaries have any equity interests in Xian Tianxing.

Management believes there is significant demand for veterinary medicines and vaccines in China. According to the Chinese Ministry of Agriculture, the addressable market in China in 2004 for veterinary, livestock and poultry vaccines was over 70 billion doses; however the market supply was only 32 billion doses. The estimated 2005 expenditures in China on products designed to prevent parasitic diseases in livestock and poultry, such as our medicines and vaccines, were US$125 million, as reported in the 2005 China Statistical Yearbook published by the National Bureau of Statistics of China, a government agency. According to the Chinese Ministry of Agriculture, the demand for vaccines for livestock and poultry has increased at a 15% annual rate since 2002 and is anticipated to maintain such growth rate for the next five years.

We also believe that there is a substantial market for micro-organisms which are fed to animals and result in healthier livestock and reduced feed requirements for our customers. According to the Chinese Ministry of Agriculture, the addressable market in China in 2004 for such micro-organisms was 3 million tons, while the supply output was only 200,000 tons.

Our Business

Currently, we have four major product lines:

•	Our vaccine line currently includes 2 products;

•	Our veterinary medicine line for poultry and livestock currently includes 113 products;

•	Our fodder and feed additives line currently includes 5 products; and

•	Our micro-organism products line currently includes 17 products.

Among our prominent products is a vaccine that is designed to prevent the onset of avian coccidiosis disease, a parasitic and highly contagious gastrointestinal disease affecting chicken and other poultry. We refer to this vaccine as the “DLV chicken vaccine.” This disease has a significant economic impact to the poultry industry. The U.S. Department of Agriculture estimates that avian coccidiosis costs the worldwide poultry industry $3 billion in treatment expenses, bird losses and unmarketable birds due to low bird weight. Management believes that our DLV chicken vaccine is safe, effective and easy to administer, and may save costs by as much as 60% as compared to using conventional chemical medicines such as sulfaquinoxaline sodium and salinomycin sodium.

All of our revenue is derived from the sale of veterinary healthcare and medical care products in China. During the year ended December 31, 2007, we had revenues of $15.1 million and net loss of $2.0 million as compared to revenues of $9.8 million and net income of $1.1 million during the year ended December 31, 2006. During the three months ended March 31, 2008, we had revenues of $2.7 million and net income of $0.6 million as compared to revenues of $1.4 million and net loss of $0.4 million during the period ended March 31, 2007.

We sell our products through a distribution channel covering 29 provinces in China. As of April 1, 2008, we had over 600 distributors and 200 direct customers in 29 provinces in China. We intend to establish more representative offices and engage additional distribution agents in order to strengthen our distribution network.

Growth Strategy

Acquisition Strategy. We intend to explore acquisitions of Good Manufacturing Practice (“GMP”) certified veterinary healthcare and medical care products companies located close to our headquarters in Shaanxi province. One of our considerations for acquisition is that the potential target has production capacity for different dosage forms such as injectibles and powders. We may also consider acquiring veterinary healthcare and medical care products companies with similar production capacity in regions of China outside Shaanxi province. Our goal is to be among the top producers and distributors of veterinary health care and medical care products in China, and we hope to be able to complete some acquisitions by the end of 2008. We are looking at and making inquiries regarding potential acquisition targets. However, we have not entered into any letter of intent or definitive agreement with any potential acquisition targets as of the date of the prospectus.

Based on our own experience, we know that the GMP certification process requires considerable amount of resources, which may create cash flow issues for many of the small to medium-size veterinary healthcare and medical care products companies that currently make up a significant portion of our industry in China. Accordingly, unless we can accurately and effectively evaluate the financial conditions of a potential target company, we may expose our business operations to cash flow risks subsequent to an acquisition transaction.

Brand Awareness. Our goal is to associate the “Skystar” brand with reputable, high-quality products, including veterinary products. We intend to spend a portion of our net proceeds in marketing and advertising efforts to increase the exposure of our brand with potential customers. We recognize the importance of branding as well as packaging. All of our products bear a uniform brand and we also brand and package our products with specialized designs to differentiate the different categories of our products.

We also conduct promotional marketing activities to publicize and enhance our image as well as to reinforce the recognition of our brand name, including:

•	publishing advertisements and articles in national as well as specialized and provincial newspapers, magazines, and in other media, including the Internet;
•	participating in national meetings, seminars, symposiums, exhibitions for veterinary healthcare and medical care products and other related industries;
•	organizing cooperative promotional activities with distributors; and
•	sending direct mail to major farms.

We estimate that approximately $1.0 million from the net proceeds of the offering will be earmarked for our marketing and branding efforts. However, we may not immediately realize measurable economic benefits from our marketing efforts, as brand awareness may require the passage of a significant amount of time and a continuing commitment of our resources. Moreover, we cannot give assurance that our marketing and branding efforts will ultimately be successful.

Manufacturing Facility. We intend to complete a vaccine manufacturing facility with approximately $2.5 million from the net proceeds of the offering. Under our current planning, this facility is expected to be completed by the third quarter of 2008 and obtain GMP certification by the end of 2008. Once completed, we believe that this facility will increase production capacity by 6.0 billion units with a value of $14.0 million in projected revenue at a gross margin rate of 60-70%.

However, if this offering is delayed or ultimately unsuccessful, we may be unable to complete the facility as planned, thereby also delaying the projected GMP certification. In addition, as the GMP certification is conducted by unrelated third party, we cannot give assurance that our facility will be GMP certified or when the certification can be completed.

Additional Products. We plan to commercialize new products in each of the four product lines. We are also expending significant amount of resources into our research and development in order to have additional products in the future. Management believes that such products will ultimately increase future revenue to our company. However, due to the unpredictable natures of many of the afflictions and diseases that our products are intended to address and/or prevent, we cannot give assurance as to the success of any new products, since market acceptance and demands of any such product may significant shift and adversely affect our profitability.

Research and Development

We place great emphasis on product research and development, and are currently working closely with two research institutes in the veterinary science field in China. Through Shanghai Siqiang, wholly-owned subsidiary of Xian Tianxing, we are working with Shanghai Poultry Verminosis Institution, which is a part of the Chinese Academy of Agricultural Sciences, to research and develop feed additives and veterinary disease diagnosis equipment. We have also established a research and development center, located on our premises, with Shaanxi Microbial Institute, the only microbial research institute in northwest China. Major projects currently being undertaken at these centers focus on development of:

• New bio-pharmaceutical products for animal immunization.
• Protein technology and enzyme mechanism.
• Development of non-pathogenic micro-organisms to cure gastrointestinal tract diseases.
• Veterinary medicines for pets.

However, we cannot provide assurance that any one of the ongoing projects will ultimately be successful or commercially viable. Additionally, we currently do not have any written agreement with Shanghai Poultry Verminosis Institution regarding the ongoing collaborations, and under our cooperation agreement with Shaanxi Microbial Institute, the Institute is not obligated to us with respect to any specific period of time or research projects. Accordingly, we cannot provide assurance that we will be able to maintain our current relationship with these institutes for any definite period of time, or establish new collaboration with other research institutes in the future. Additionally, intellectual property rights and confidentiality protections in China may not be effective as in the United States or other countries, and we cannot provide assurance that we will be able to meaningfully protect our rights in connection with our research and our products.

Our Organizational Structure

We conduct substantially all of our business operations through Xian Tianxing. Chinese law currently has limits on foreign ownership of certain businesses which prohibit non-Chinese persons from having direct ownership interests. To comply with these foreign ownership restrictions, we do not own any equity interests in Xian Tianxing or its wholly-owned subsidiary, Shanghai Siqiang, but control and receive the economic benefits of their business operations through contractual arrangements. Xian Tianxing holds the licenses and approvals necessary to operate its business in China. We have contractual arrangements with Xian Tianxing and its stockholders pursuant to which we provide technology consulting and other general business operation services to Xian Tianxing. Through these contractual arrangements, we also have the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, since we are able to appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Xian Tianxing (and through Xian Tianxing, Shanghai Siqiang) and to receive, through our direct and indirect wholly owned subsidiaries, all of Xian Tianxing’s profits, we are considered the primary beneficiary of Xian Tianxing. Accordingly, we consolidate Xian Tianxing’s results, assets and liabilities in our financial statements.

However, Chinese laws and regulations concerning the validity of the contractual arrangements are uncertain, as many of these laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement by the Chinese government may involve substantial uncertainty. Additionally, the contractual arrangements may not be as effective in providing control over Xian Tianxing as direct ownership, which we are restricted from under current Chinese law. Because we rely on Xian Tianxing for our revenue, any termination of or disruption to these contractual arrangements could detrimentally affect our business.

The contractual arrangements were entered into in October 2005 between Skystar Cayman and Xian Tianxing. In March 2008, Skystar Cayman assigned its rights under the contractual arrangements to our indirect wholly-owned subsidiary, Sida, a limited liability company organized under the laws of China and a wholly foreign-owned enterprise. All ownership interests of Sida are owned by Fortunate Time, a company incorporated under the laws of Hong Kong Special Administration Region of China. Fortunate Time is a wholly-owned subsidiary of Skystar Cayman. Set forth below is our current corporate structure:

Corporate Organizational Chart

The following chart illustrates our corporate structure and the place of incorporation of each named entity at the effective date of this prospectus:

(1)
The management of Skystar includes: Mr. Weibing Lu as Chairman and Chief Executive Officer, Mr. Bennet P. Tchaikovsky as Chief Financial Officer, and Mr. Xinya Zhang, Mr. Wei Wen, Ms. Erna Gao and Mr. R. Scott Cramer as members of the board of directors. As of the date of this prospectus: Upform Group Limited, a British Virgin Islands company of which Mr. Lu and Mr. Zhang are directors of, owns approximately 25.19% of Skystar’s issued and outstanding common stock; Clever Mind International Limited, a British Virgin Islands company of which Mr. Wen is director of, owns approximately 1.11%; and Mr. Cramer owns and/or controls approximately 4.20%. Neither Mr. Tchaikovsky nor Ms. Gao owns any shares of Skystar’s common stock as of the date of this prospectus.

(2)	The management of Skystar Cayman is comprised of Mr. Weibing Lu and Mr. Wei Wen as its Directors. Skystar is the sole shareholder of Skystar Cayman.

(3)	The management of Fortunate Time is comprised solely of Mr. Wei Wen as its Director. Skystar Cayman is the sole shareholder of Fortunate Time.

(4)
The management of Sida includes: Mr. Wei Wen as General Manager, Mr. Xinya Zhang as Vice-General Manager and Director, Mr. Lun Shen as Director and Ms. Erna Gao as Director. Fortunate Time is the sole shareholder of Sida.

(5)
Sida Biotechnology controls Xian Tianxing Bio-Pharmaceutical through contractual arrangements designed to mimic equity ownership of Xian Tianxing by Sida Biotechnology. These contracts include a consulting services agreement, operating agreement, equity pledge agreement, option agreement, and proxy agreement. Sida Biotechnology is a wholly-foreign owned enterprise or “WFOE.” Most foreign entities such as us control or hold ownership of Chinese enterprises indirectly through “WFOEs” because it eliminates the need for a Chinese partner and does not require large amounts of invested capital.

(6)
The management of Xian Tianxing includes: Mr. Weibing Lu as Chairman and Chief Executive Officer, Mr. Wei Wen as Vice-General Manager and Director, Mr. Xinya Zhang as Vice-General Manager, Ms. Erna Gao as Chief Financial Officer and Mr. Lun Shen as Chief Engineer. As of the date of this prospectus: Mr. Lu owns approximately 41%, and Mr. Wen approximately 5%, of the issued and outstanding stock of Xian Tianxing; Mr. Zhang, Ms. Gao and Mr. Shen do not own any equity interests in Xian Tianxing.

(7)
The management of Shanghai Siqiang includes: Mr. Wei Wen as General Manager, Ms. Lingmei Jin as Vice-General Manager, Mr. Fuhui Shi as Manager of Biological Products Department, and Mr. Chenggui Qian as Manager of Micro-organism Department. Xian Tianxing is the sole shareholder of Shanghai Siqiang.

Corporate Information

Skystar is a Nevada corporation. Our principal executive offices are located at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, People’s Republic of China. Our telephone number is (8629) 8819-3188.

THE OFFERING

Securities offered	2,307,693 units, at a price within the range of $6.00 - $7.00 per unit, each unit consisting of:

· one share of our common stock; and

· one Class C warrant to purchase ¼ share of common stock.

For purposes of this prospectus, we have assumed the price will be in the mid range of $6.50 per unit.

Common stock

Number of shares outstanding before this offering	3,727,821 shares (1)(2)

Number of shares outstanding after this offering	6,035,514 shares (1)(2)

Class C warrants

Number of Class C warrants outstanding after this offering	2,307,693

Exercisability	Each Class C warrant represents the right to purchase ¼ share of common stock, but holders cannot exercise for less than a whole share.

Exercise price	$7.80 for 4 Class C warrants exercisable for 1 share of common stock.

Exercise period
The Class C warrants are exercisable immediately after separation from the units 6 months from the date of this prospectus unless separation of the units is sooner authorized by the representative of the underwriters for the primary offering.

The Class C warrants will expire on the fifth anniversary of the date of this prospectus.

Redemption	We may redeem the outstanding Class C warrants (excluding any Class C warrants issued upon exercise of the purchase option to be granted to the representative of the underwriters):

	·	in whole and not in part;

	·	at a price of $0.01 at any time after 180 days after the date of this prospectus ;

upon a minimum on 30 days’ prior written notice of redemption; and

·
if, and only if, the average reported last sale price of the common stock equals or exceeds $11.70 per share for the 20 consecutive trading days within a 30 trading day period ending on the third business day prior to the 30-day notice of redemption to warrant holders.

Separation of the shares of common stock and warrants from the units
The shares of common stock issued as part of this offering and Class C warrants will trade only as a part of a unit for 6 months following the date of this prospectus unless separate trading is authorized earlier by the representative of the underwriters, whereupon we will issue a press release announcing that separate trading will begin.

Use of Proceeds
We intend to use the net proceeds of this offering for the completion of a new vaccine facility; the construction of a new production facility for micro-organism and feed additives; acquisitions of other companies in the veterinary healthcare and medical care products industries; and working capital and general corporate purposes, including research and development and marketing.

OTC Bulletin Board symbol for our Common Stock	SKBI.OB

Proposed AMEX listing Symbols for Our: Units Common Stock Class C Warrants	SKA.U SKA SKA.W

Lock Up Agreements
All of our officers, directors and 5% stockholders have agreed that, for a period of 12, they will be subject to a lock-up agreement prohibiting any sales or hedging transactions of our securities owned by them. Additionally, investors in our February 2007 financing transaction that are not 5% stockholders have agreed that, for a period of 6 months, they will be subject to a similar lock-up agreement.See “Lock-Up” on page 51.

Risk Factors
The securities offered by this prospectus are speculative and involve a high degree of risk and investors purchasing securities should not purchase the securities unless they can afford the loss of their entire investment. See “Risk Factors” beginning on page 9.

(1) Giving effect to the anticipated 5-for-1 reverse stock split. See page 46 for an explanation of the proposed reverse stock split.
(2) The number of shares of our common stock to be outstanding after this offering is based on the number of shares outstanding as of July 14, 2008 and excludes shares underlying the underwriter unit option as well as outstanding warrants issued in connection with the February 2007 private financing, which are currently exercisable for  309,100 (post anticipated 5-for-1 reverse stock split) shares of common stock, including 195,000 shares at the exercise price of $6.00 per share and 114,110 shares at the exercise price of $5.00 per share.

SUMMARY FINANCIAL INFORMATION

In the table below we provide you with historical selected consolidated financial data for the three-month periods ended March 31, 2008 and 2007, derived from our unaudited consolidated financial statements included elsewhere in this prospectus, and for the two years ended December 31, 2007 and 2006, derived from our audited consolidated financial statements included elsewhere in this prospectus. Historical results are not necessarily indicative of the results that may be expected for any future period. When you read this historical selected financial data, it is important that you read along with it the appropriate historical consolidated financial statements and related notes and “Management's Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	Three Months Ended March 31, (unaudited)				Fiscal Year Ended December 31,
	2008		2007		2007		2006
Statements of Operations Data

REVENUE	$2,686,354		$1,367,810		$15,056,828		$9,796,324
COST OF SALES	1,297,419		697,035		6,712,365		5,420,652

GROSS PROFIT	1,388,935		670,775		8,344,463		4,375,672

OPERATING EXPENSES
Research and development	47,299		31,655		268,320		131,371
Amortization of deferred compensation	62,758		360,899		643,119		1,202,235
Selling expenses	189,844		109,428		739,422		475,504
General and administrative expenses	190,977		316,551		1,795,876		881,223

INCOME FROM OPERATIONS	898,057		(147,758)		4,897,726		1,685,339

OTHER EXPENSE, NET	128,499		156,336		5,827,530		15,246

INCOME BEFORE TAXES	769,558		(304,094)		(929,804)		1,670,093

PROVISION FOR INCOME TAXES	153,207		66,624		1,027,172		494,951

NET INCOME (LOSS)	$616,351	(1)	$(370,718	)(2)	$(1,956,976	)(3)	$1,175,142

OTHER COMPREHENSIVE INCOME
Foreign currency translation adjustment	770,013		103,159		982,582		298,675

COMPREHENSIVE INCOME	$1,386,364		$(267,559)		$(974,394)		$1,473,817

EARNINGS PER COMMON SHARE DATA
Basic	$0.04		$(0.03)		$(0.15)		$0.11
Diluted	$0.02		$(0.03)		$(0.16)		$0.09

PRO FORMA EARNINGS PER COMMON SHARE DATA
Basic (4)	$0.18		$(0.15)		$(0.73)		$0.53
Diluted (4)	$0.17		$(0.15)		$(0.73)		$0.47

(1) This includes $136,807 in non-cash financing costs and non-cash discount on debentures in connection with our February 2007 financing transaction for the 3-month period ended March 31, 2008. Please see “Consolidated Statements of Cash Flows for the Three Months ended March 31, 2008 and 2007” on page F-4 for details.

(2) This includes $132,794 in non-cash financing costs and non-cash discount on debentures for the 3- month period ended March 31, 2007. Please see “Consolidated Statements of Cash Flows for the Three Months ended March 31, 2008 and 2007” on page F-4 for details.

(3) This includes $5,509,452 in non-cash financing expenses in connection with our February 2007 financing transaction incurred for the 12-month period ended December 31, 2007, including $4,595,455 in non-cash financing costs and discount on debentures and $913,997 in non-cash inducement costs for debentures converted and warrants exercised. Please see “Consolidated Statements of Cash Flows for the Years ended December 31, 2007 and 2006” of page F-32 for details.

(4) The impact of a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part has been applied retroactively.

	March 31, 2008	December 31, 2007
	(unaudited)
Balance Sheet Data:

Cash and Restricted Cash	$467,532	$846,461
Total Assets	$22,701,011	$20,451,145
Total Liabilities	$3,336,665	$2,535,921
Total Stockholders’ Equity	$19,364,346	$17,915,224

RISK FACTORS

You should carefully consider the risks described below together with all of the other information included in this report before making an investment decision with regard to our securities. The statements contained in or incorporated into this offering that are not historic facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements. If any of the following risks actually occurs, our business, financial condition or results of operations could be harmed. In that case, the trading price of our common stock could decline, and you may lose all or part of your investment.

Risks Relating to Our Business

Our limited operating history makes it difficult to evaluate our future prospects and results of operations.

We have a relatively limited operating history. Xian Tianxing, the variable interest entity through which we operate our business, commenced operations in 1997 and first achieved profitability in the quarter ended September 30, 1999. Accordingly, you should consider our future prospects in light of the risks and uncertainties typically experienced by companies such as ours in evolving industries such as the veterinary healthcare and medical care products industry in China. Some of these risks and uncertainties relate to our ability to:

•	offer new and innovative products to attract and retain a larger customer base;

•	attract additional customers and increase spending per customer;

•	increase awareness of our brand and continue to develop user and customer loyalty;

•	raise sufficient capital to sustain and expand our business;

•	maintain effective control of our costs and expenses;

•	respond to changes in our regulatory environment;

•	respond to competitive market conditions;

•	manage risks associated with intellectual property rights;

•	attract, retain and motivate qualified personnel; and

•	upgrade our technology to support additional research and development of new products.

If we are unsuccessful in addressing any of these risks and uncertainties, our business may be materially and adversely affected.

If we fail to obtain additional financing we will be unable to execute our business plan.

The revenues from the production and sale of veterinary healthcare and medical care products and the projected revenues from these products are not adequate to support our expansion and product development programs. Despite our recent financing and the financing described in this prospectus, we may need additional funds to build our new production facilities; pursue further research and development; obtain regulatory approvals; file, prosecute, defend and enforce our intellectual property rights; and market our products. Should such needs arise, we intend to seek additional funds through public or private equity or debt financing, strategic transactions and/or from other sources.

There are no assurances that future funding will be available on favorable terms or at all. If additional funding is not obtained, we will need to reduce, defer or cancel development programs, planned initiatives or overhead expenditures, to the extent necessary. The failure to fund our capital requirements would have a material adverse effect on our business, financial condition and results of operations.

Our business will be materially and adversely affected if our collaborative partners, licensees and other third parties fail to perform as expected.

Due to the complexity of the process of developing veterinary healthcare and medical care products, we may on occasions depend on arrangements with bio-pharmaceutical institutes, corporate and academic collaborators, licensors, licensees and others for the research, development, clinical testing, technology rights, manufacturing, marketing and commercialization of our products. We are currently collaborating with Shanghai Poultry Verminosis Institution and Shaanxi Microbial Institute to develop products for animal immunization, protein technology and enzyme mechanism, non-pathogenic micro-organisms to cure gastrointestinal tract diseases, and veterinary medicines for pets. However, we do not have any written agreement with Shanghai Poultry Verminosis Institution regarding ongoing collaborations, and under our cooperation agreement with Shaanxi Microbial Institute, the Institute is not obligated to us with respect to any specific period of time or research projects. There are no assurances that we will be able to maintain our present collaborations or establish new ones in the future. We could enter into collaborative arrangements for the development of particular products that may lead to our relinquishing some or all rights to the related technology or products. Moreover, product development and commercialization efforts could be adversely affected if any collaborative partner:

•	terminates or suspends its agreement or arrangement with us;

•	causes delays;

•	fails to timely develop or manufacture in adequate quantities a substance needed in order to conduct clinical trials;

•	fails to adequately perform clinical trials;

•	determines not to develop, manufacture or commercialize a product to which it has rights;

•	pursue other technologies or develop alternative products that compete with the products we are developing; or

•	otherwise fails to meet its contractual obligations.

Our products will be adversely affected if we are unable to protect proprietary rights or operate without infringing the proprietary rights of others.

The profitability of our products will depend in part on our ability to obtain and maintain protection for our intellectual property rights, such as patents, licenses and trade secrets, and the period our intellectual property remains exclusive. We must also operate without infringing on the proprietary rights of third parties and without third parties circumventing our rights. The proprietary rights of enterprises such as ours are uncertain and involve complex legal and factual questions for which important legal principles are largely unresolved. For example, no consistent policy has emerged regarding the breadth of biotechnology patent claims that are granted by the U.S. Patent and Trademark Office or enforced by the U.S. federal courts. In addition, the scope of the originally claimed subject matter in a patent application can be significantly reduced before a patent is issued. The biotechnology patent situation outside the U.S. is even more uncertain, is currently undergoing review and revision in many countries, and may not protect our intellectual property rights to the same extent as the laws of the U.S. Because patent applications are maintained in secrecy in some cases, we cannot be certain that we or our licensors are the first creators of inventions described in our pending patent applications or patents or the first to file patent applications for such inventions.

Other companies may independently develop similar products and design around any patented or proprietary products we develop. We cannot assure you that:

•	any of our applications for patent or exclusivity will result in their issuance;

•	we will develop additional patentable or proprietary products;

•	the patents or exclusive rights we have been issued will provide us with any competitive advantages;

•	the patents of others will not impede our ability to do business; or

•	third parties will not be able to circumvent our patents or proprietary rights.

A number of pharmaceutical, biotechnology, research and academic companies and institutions have developed technologies, filed patent applications or received patents on technologies that may relate to our business. If these technologies, applications or patents conflict with ours, the scope of our current or future patents could be limited or our patent applications could be denied. Our business may be adversely affected if competitors independently develop competing technologies, especially if we do not obtain, or obtain only narrow, patent protection. If patents that cover our activities are issued to other companies, we may not be able to obtain licenses at a reasonable cost, or at all; develop our technology; or introduce, manufacture or sell the products we have planned.

Patent litigation is becoming widespread in the biotechnology industry. Such litigation may affect our efforts to form collaborations, to conduct research or development, to conduct clinical testing or to manufacture or market any products under development. There are no assurances that our patents would be held valid or enforceable by a court or that a competitor’s technology or product would be found to infringe our patents in the event of patent litigation. Our business could be materially affected by an adverse outcome to such litigation. Similarly, we may need to participate in interference proceedings declared by the U.S. Patent and Trademark Office or equivalent international authorities to determine priority of invention. We could incur substantial costs and devote significant management resources to defend our patent position or to seek a declaration that another company’s patents are invalid.

Much of our know-how and technology may not be patentable, though it may constitute trade secrets. There are no assurances that we will be able to meaningfully protect our trade secrets. We cannot assure you that any of our existing confidentiality agreements with employees, consultants, advisors or collaborators will provide meaningful protection for our trade secrets, know-how or other proprietary information in the event of any unauthorized use or disclosure. Collaborators, advisors or consultants may dispute the ownership of proprietary rights to our technology, for example by asserting that they developed the technology independently.

Implementation of China’s intellectual property-related laws has historically been lacking, primarily because of ambiguities in China’s laws and difficulties in enforcement. Accordingly, intellectual property rights and confidentiality protections in China may not be as effective as in the United States or other countries.

Difficulties in manufacturing our products could have a material adverse effect on our profitability.

Before our products can be profitable, they must be produced in commercial quantities in a cost-effective manufacturing process that complies with regulatory requirements, including China’s Good Manufacturing Practice (“GMP”), production and quality control regulations. If we cannot arrange for or maintain commercial-scale manufacturing on acceptable terms, or if there are delays or difficulties in the manufacturing process, we may not be able to conduct clinical trials, obtain regulatory approval or meet demand for our products.

Failure or delays in obtaining an adequate amount of raw material or other supplies would materially and adversely affect our revenue

While our current products use raw materials that are readily available presently, we cannot give assurance that these raw materials will not become scarce in the future. Additionally, we may produce products in the future that require raw materials which are scarce or which can be obtained only from a limited number of sources. If we are unable to obtain adequate supplies of such raw materials, the development, regulatory approval and marketing of our products could be delayed.

Our ability to generate more revenue would be adversely affected if we need more clinical trials or take more time to complete our clinical trials than we have planned.

Clinical trials vary in design by factors including dosage, end points, length, and controls. We may need to conduct a series of trials to demonstrate the safety and efficacy of our products. The results of these trials may not demonstrate safety or efficacy sufficiently for regulatory authorities to approve our products. Further, the actual schedules for our clinical trials could vary dramatically from the forecasted schedules due to factors including changes in trial design, conflicts with the schedules of participating clinicians and clinical institutions, and changes affecting product supplies for clinical trials.

We rely on collaborators, including academic institutions, governmental agencies and clinical research organizations, to conduct, supervise, monitor and design some or all aspects of clinical trials involving our products. Since these trials depend on governmental participation and funding, we have less control over their timing and design than trials we sponsor. Delays in or failure to commence or complete any planned clinical trials could delay the ultimate timelines for our product releases. Such delays could reduce investors’ confidence in our ability to develop products, likely causing the price of our common stock to decrease.

If we are unable to obtain the regulatory approvals or clearances that are necessary to commercialize our products, we will have less revenue than expected.

China and other countries impose significant statutory and regulatory obligations upon the manufacture and sale of veterinary healthcare and medical care products. Each regulatory authority typically has a lengthy approval process in which it examines pre-clinical and clinical data and the facilities in which the product is manufactured. Regulatory submissions must meet complex criteria to demonstrate the safety and efficacy of the ultimate products. Addressing these criteria requires considerable data collection, verification and analysis. We may spend time and money preparing regulatory submissions or applications without assurances as to whether they will be approved on a timely basis or at all.

Our product candidates, some of which are currently in the early stages of development, will require significant additional development and pre-clinical and clinical testing prior to their commercialization. These steps and the process of obtaining required approvals and clearances can be costly and time-consuming. If our potential products are not successfully developed, cannot be proven to be safe and effective through clinical trials, or do not receive applicable regulatory approvals and clearances, or if there are delays in the process:

•	the commercialization of our products could be adversely affected;

•	any competitive advantages of the products could be diminished; and

•	revenues or collaborative milestones from the products could be reduced or delayed.

Governmental and regulatory authorities may approve a product candidate for fewer indications or narrower circumstances than requested or may condition approval on the performance of post-marketing studies for a product candidate. Even if a product receives regulatory approval and clearance, it may later exhibit adverse side effects that limit or prevent its widespread use or that force us to withdraw the product from the market.

Any marketed product and its manufacturer, including us, will continue to be subject to strict regulation after approval. Results of post-marketing programs may limit or expand the further marketing of products. Unforeseen problems with an approved product or any violation of regulations could result in restrictions on the product, including its withdrawal from the market and possible civil actions.

In manufacturing our products we will be required to comply with applicable good manufacturing practices regulations, which include requirements relating to quality control and quality assurance, as well as the maintenance of records and documentation. We cannot comply with regulatory requirements, including applicable good manufacturing practice requirements, we may not be allowed to develop or market the product candidates. If we or our manufacturers fail to comply with applicable regulatory requirements at any stage during the regulatory process, we may be subject to sanctions, including fines, product recalls or seizures, injunctions, refusal of regulatory agencies to review pending market approval applications or supplements to approve applications, total or partial suspension of production, civil penalties, withdrawals of previously approved marketing applications and criminal prosecution.

Competitors may develop and market veterinary healthcare and medical care products that are less expensive, more effective or safer, making our products obsolete or uncompetitive.

We have three major competitors in China: Jielin Bio-Tech Production Co., Ltd., Qilu Animal Health Production Co., Ltd., and Zhongmu Industrial Joint Stock Co., Ltd. These companies and other potential competitors have greater product development capabilities and financial, scientific, marketing and human resources than we do. Technological competition from biopharmaceutical companies and biotechnology companies is intense and is expected to increase. Other companies have developed technologies that could be the basis for competitive products. Some of these products have an entirely different approach or means of accomplishing the desired curative effect than products we are developing. Alternative products may be developed that are more effective, work faster and are less costly than our products. Competitors may succeed in developing products earlier than us, obtaining approvals and clearances for such products more rapidly than us, or developing products that are more effective than ours. In addition, other forms of treatment may be competitive with our products. Over time, our technology or products may become obsolete or uncompetitive.

Our revenue will be materially and adversely affected if our products are unable to gain market acceptance.

Our products may not gain market acceptance in the agricultural community. The degree of market acceptance of any product depends on a number of factors, including establishment and demonstration of clinical efficacy and safety, cost-effectiveness, clinical advantages over alternative products, and marketing and distribution support for the products. Limited information regarding these factors is available in connection with our products or products that may compete with ours.

To directly market and distribute our products, we or our collaborators require a marketing and sales force with appropriate technical expertise and supporting distribution capabilities. We may not be able to further establish sales, marketing and distribution capabilities or enter into arrangements with third parties on acceptable terms. If we or our partners cannot successfully market and sell our products, our ability to generate revenue will be limited.

Our operations and the use of our products could subject us to damages relating to injuries or accidental contamination and thus reduce our earnings or increase our losses.

Our research and development processes involve the controlled use of hazardous materials. We are subject to national, provincial and local laws and regulations governing the use, manufacture, storage, handling and disposal of such materials and waste products. The risk of accidental contamination or injury from handling and disposing of such materials cannot be completely eliminated. In the event of an accident involving hazardous materials, we could be held liable for resulting damages. We are not insured with respect to this liability. Such liability could exceed our resources. In the future we could incur significant costs to comply with environmental laws and regulations.

If we were sued for product liability, we could face substantial liabilities that may exceed our resources.

We may be held liable if any product we develop, or any product which is made using our technologies, causes injury or is found unsuitable during product testing, manufacturing, marketing, sale or use. These risks are inherent in the development of agricultural and bio-pharmaceutical products. We currently do not have product liability insurance. If we cannot obtain sufficient insurance coverage at an acceptable cost or otherwise protect against potential product liability claims, the commercialization of products that we develop may be prevented or inhibited. If we are sued for any injury caused by our products, our liability could exceed our total assets, whether or not we are successful.

We have no business liability or disruption insurance coverage and therefore we are susceptible to catastrophic or other events that may disrupt our business.

The insurance industry in China is still at an early stage of development. Insurance companies in China offer limited business insurance products. We do not have any business liability or disruption insurance coverage for our operations in China. Any business disruption, litigation or natural disaster may result in our incurring substantial costs and the diversion of our resources.

We will be unsuccessful if we fail to attract and retain qualified personnel.

We depend on a core management and scientific team. The loss of any of these individuals could prevent us from achieving our business objective of commercializing our product candidates. Our future success will depend in large part on our continued ability to attract and retain other highly qualified scientific, technical and management personnel, as well as personnel with expertise in clinical testing and government regulation. We face competition for personnel from other companies, universities, public and private research institutions, government entities and other organizations. If our recruitment and retention efforts are unsuccessful, our business operations could suffer.

Risks Related to Our Corporate Structure

Chinese laws and regulations governing our businesses and the validity of certain of our contractual arrangements are uncertain. If we are found to be in violation, we could be subject to sanctions. In addition, changes in such Chinese laws and regulations may materially and adversely affect our business.

There are substantial uncertainties regarding the interpretation and application of Chinese laws and regulations, including, but not limited to, the laws and regulations governing our business, or the enforcement and performance of our contractual arrangements with our affiliated Chinese entity, Xian Tianxing, and its stockholders. We are considered a foreign person or foreign invested enterprise under Chinese law. As a result, we are subject to Chinese law limitations on foreign ownership of Chinese companies. These laws and regulations are relatively new and may be subject to change, and their official interpretation and enforcement may involve substantial uncertainty. The effectiveness of newly enacted laws, regulations or amendments may be delayed, resulting in detrimental reliance by foreign investors. New laws and regulations that affect existing and proposed future businesses may also be applied retroactively.

The Chinese government has broad discretion in dealing with violations of laws and regulations, including levying fines, revoking business and other licenses and requiring actions necessary for compliance. In particular, licenses and permits issued or granted to us by relevant governmental bodies may be revoked at a later time by higher regulatory bodies. We cannot predict the effect of the interpretation of existing or new Chinese laws or regulations on our businesses. We cannot assure you that our current ownership and operating structure would not be found in violation of any current or future Chinese laws or regulations. As a result, we may be subject to sanctions, including fines, and could be required to restructure our operations or cease to provide certain services. Any of these or similar actions could significantly disrupt our business operations or restrict us from conducting a substantial portion of our business operations, which could materially and adversely affect our business, financial condition and results of operations.

We may be adversely affected by complexity, uncertainties and changes in Chinese regulation of bio-pharmaceutical business and companies, including limitations on our ability to own key assets.

The Chinese government regulates the bio-pharmaceutical industry including foreign ownership of, and the licensing and permit requirements pertaining to, companies in the bio-pharmaceutical industry. These laws and regulations are relatively new and evolving, and their interpretation and enforcement involve significant uncertainty. As a result, in certain circumstances it may be difficult to determine what actions or omissions may be deemed to be a violation of applicable laws and regulations. Issues, risks and uncertainties relating to Chinese government regulation of the bio-pharmaceutical industry include the following:

•	we only have contractual control over Xian Tianxing. We do not own it due to the restriction of foreign investment in Chinese businesses; and

•
uncertainties relating to the regulation of the bio-pharmaceutical business in China, including evolving licensing practices, means that permits, licenses or operations at our company may be subject to challenge. This may disrupt our business, or subject us to sanctions, requirements to increase capital or other conditions or enforcement, or compromise enforceability of related contractual arrangements, or have other harmful effects on us.

The interpretation and application of existing Chinese laws, regulations and policies and possible new laws, regulations or policies have created substantial uncertainties regarding the legality of existing and future foreign investments in, and the businesses and activities of, bio-pharmaceutical businesses in China, including our business.

In order to comply with Chinese laws limiting foreign ownership of Chinese companies, we conduct our bio-pharmaceutical business through Xian Tianxing by means of contractual arrangements. If the Chinese government determines that these contractual arrangements do not comply with applicable regulations, our business could be adversely affected.

The Chinese government restricts foreign investment in bio-pharmaceutical businesses in China. Accordingly, we operate our business in China through Xian Tianxing, a Chinese joint stock company. Xian Tianxing holds the licenses and approvals necessary to operate our business in China. We have contractual arrangements with Xian Tianxing and its stockholders that allow us to substantially control Xian Tianxing. We cannot assure you, however, that we will be able to enforce these contracts.

Although we believe we comply with current Chinese regulations, and have been advised by our PRC counsel that in their opinion, the structure for operating our business in China (including our corporate structure and contractual arrangements with Xian Tianxing) complies with all applicable PRC laws, rules and regulations, and does not violate, breach, contravene or otherwise conflict with any applicable PRC laws, rules or regulations, we cannot assure you that the Chinese government would agree that these operating arrangements comply with Chinese licensing, registration or other regulatory requirements, with existing policies or with requirements or policies that may be adopted in the future. If the Chinese government determines that we do not comply with applicable law, it could revoke our business and operating licenses, require us to discontinue or restrict our operations, restrict our right to collect revenues, require us to restructure our operations, impose additional conditions or requirements with which we may not be able to comply, impose restrictions on our business operations or on our customers, or take other regulatory or enforcement actions against us that could be harmful to our business.

Our contractual arrangements with Xian Tianxing and its stockholders may not be as effective in providing control over these entities as direct ownership.

Since Chinese law limits foreign equity ownership in bio-pharmaceutical companies in China, we operate our business through Xian Tianxing. We have no equity ownership interest in Xian Tianxing and rely on contractual arrangements to control and operate such businesses. These contractual arrangements may not be as effective in providing control over Xian Tianxing as direct ownership. For example, Xian Tianxing could fail to take actions required for our business despite its contractual obligation to do so. If Xian Tianxing fails to perform under their agreements with us, we may have to rely on legal remedies under Chinese law, which may not be effective. In addition, we cannot assure you that either of Xian Tianxing’s stockholders will act in our best interests.

Because we rely on the consulting services agreement with Xian Tianxing for our revenue, the termination of this agreement will severely and detrimentally affect our continuing business viability under our current corporate structure.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Sida and Xian Tianxing. As a result, we currently rely entirely for our revenues on dividends payments from Sida after it receives payments from Xian Tianxing pursuant to the consulting services agreement which forms a part of the contractual arrangements between Sida and Xian Tianxing. The consulting services agreement may be terminated by written notice of Sida or Xian Tianxing in the event that: (a) one party causes a material breach of the agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) one party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Sida terminates its operations; (d) Xian Tianxing’s business license or any other license or approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the agreement. Additionally, Sida may terminate the consulting services agreement without cause. Because neither we nor our direct and indirect subsidiaries own equity interests of Xian Tianxing, the termination of the consulting services agreement would sever our ability to continue receiving payments from Xian Tianxing under our current holding company structure. While we are currently not aware of any event or reason that may cause the consulting services agreement to terminate, we cannot assure you that such an event or reason will not occur in the future. In the event that the consulting services agreement is terminated, this may have a severe and detrimental effect on our continuing business viability under our current corporate structure, which in turn may affect the value of your investment.

Members of Xian Tianxing’s management have potential conflicts of interest with us, which may adversely affect our business and your ability for recourse.

Weibing Lu, our Chief Executive Officer, is also the Chief Financial Officer and Chairman of the Board of Directors of Xian Tianxing. Mr. Wei Wen, who is Xian Tianxing’s Vice-General Manager and Director, Ms. Xinya Zhang, who is Xian Tianxing’s Vice-General Manager, and Ms. Erna Gao, who is Xian Tianxing’s Chief Financial Officer, are all members of Skystar’s board of directors. Conflicts of interests between their respective duties to our company and Xian Tianxing may arise. As our directors and executive officer (in the case of Mr. Lu), they have a duty of loyalty and care to us under U.S. and Cayman Islands law when there are any potential conflicts of interests between our company and Xian Tianxing. We cannot assure you, however, that when conflicts of interest arise, every one of them will act completely in our interests or that conflicts of interests will be resolved in our favor. For example, they may determine that it is in Xian Tianxing’s interests to sever the contractual arrangements with Sida, irrespective of the effect such action may have on us. In addition, any one of them could violate his or her legal duties by diverting business opportunities from us to others, thereby affecting the amount of payment Xian Tianxing is obligated to remit to us under the consulting services agreement.

After our recent appointment of four independent directors (including two in the United States), our board of directors is now comprised of a majority of independent directors, which we are required to have in order to list our securities on AMEX. These independent directors may be in a position to deter and counteract the actions of our officers or non-independent directors that are against our interests, as the independent directors do not have any position with, or interests in, our affiliate entities, and should therefore not have any conflicts of interests such as those potentially of our officers and directors who are management members of Xian Tianxing. Additionally, the independent directors have fiduciary duties to act in our best interests, and failure on their part to do so may subject them to personal liabilities for breach of such duties. We cannot, however, give any assurance as to how the independent directors will act. Further, if we or the independent directors cannot resolve any conflicts of interest between us and those of our officers and directors who are management members of Xian Tianxing, we would have to rely on legal proceedings, which could result in the disruption of our business.

In the event that you believe that your rights have been infringed under the securities laws or otherwise as a result of any one of the circumstances described above, it may be difficult or impossible for you to bring an action against Xian Tianxing or our officers or directors who are members of its management, all of whom reside within China. Even if you are successful in bringing an action, the laws of China may render you unable to enforce a judgment against the assets of Xian Tianxing and its management, all of which are located in China.

Risks Related to Doing Business in China

Adverse changes in economic and political policies of the Chinese government could have a material adverse effect on the overall economic growth of China, which could adversely affect our business.

Substantially all of our business operations are conducted in China. Accordingly, our results of operations, financial condition and prospects are subject to a significant degree to economic, political and legal developments in China. China’s economy differs from the economies of most developed countries in many respects, including with respect to the amount of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. While the Chinese economy has experienced significant growth in the past 20 years, growth has been uneven across different regions and among various economic sectors of China. The Chinese government has implemented various measures to encourage economic development and guide the allocation of resources. Some of these measures benefit the overall Chinese economy, but may also have a negative effect on us. For example, our financial condition and results of operations may be adversely affected by government control over capital investments or changes in tax regulations that are applicable to us. Since early 2004, the Chinese government has implemented certain measures to control the pace of economic growth. Such measures may cause a decrease in the level of economic activity in China, which in turn could adversely affect our results of operations and financial condition.

If Chinese law were to phase out the preferential tax benefits currently being extended to foreign invested enterprises and “new or high-technology enterprises” located in a high-tech zone, we would have to pay more taxes, which could have a material and adverse effect on our financial condition and results of operations.

Under Chinese laws and regulations, a foreign invested enterprise may enjoy preferential tax benefits if it is registered in a high-tech zone and also qualifies as “new or high-technology enterprise”. As a foreign invested enterprise as well as a certified “new or high-technology enterprise” located in a high-tech zone in Xian, the Company has been approved as a new technology enterprise and under Chinese Income Tax Laws, it is entitled to a preferential tax rate of 15%. If the Chinese law were to phase out preferential tax benefits currently granted to “new or high-technology enterprises” and technology consulting services, we would be subject to the standard statutory tax rate, which currently is 25%, and we would be unable to obtain business tax refunds for our provision of technology consulting services. Loss of these preferential tax treatments could have a material and adverse effect on our financial condition and results of operations.

Xian Tianxing is subject to restrictions on making payments to us.

We are a holding company incorporated in Nevada and do not have any assets or conduct any business operations other than our indirect investments in our affiliated entity in China, Xian Tianxing. As a result of our holding company structure, we rely entirely on payments from Xian Tianxing under our contractual arrangements. The Chinese government also imposes controls on the conversion of the Chinese currency, Renminbi (RMB), into foreign currencies and the remittance of currencies out of China. We may experience difficulties in completing the administrative procedures necessary to obtain and remit foreign currency. See “Government control of currency conversion may affect the value of your investment.” Furthermore, if our affiliated entity in China incurs debt on their own in the future, the instruments governing the debt may restrict their ability to make payments. If we are unable to receive all of the revenues from our operations through these contractual or dividend arrangements, we may be unable to pay dividends on our ordinary shares.

Uncertainties with respect to the Chinese legal system could adversely affect us.

We conduct our business primarily through our affiliated Chinese entity, Xian Tianxing. Our operations in China are governed by Chinese laws and regulations. We are generally subject to laws and regulations applicable to foreign investments in China and, in particular, laws applicable to wholly foreign-owned enterprises. The Chinese legal system is based on written statutes. Prior court decisions may be cited for reference but have limited precedential value.

Since 1979, Chinese legislation and regulations have significantly enhanced the protections afforded to various forms of foreign investments in China. However, China has not developed a fully integrated legal system and recently enacted laws and regulations may not sufficiently cover all aspects of economic activities in China. In particular, because these laws and regulations are relatively new, and because of the limited volume of published decisions and their nonbinding nature, the interpretation and enforcement of these laws and regulations involve uncertainties. In addition, the Chinese legal system is based in part on government policies and internal rules (some of which are not published on a timely basis or at all) that may have a retroactive effect. As a result, we may not be aware of our violation of these policies and rules until some time after the violation. In addition, any litigation in China may be protracted and result in substantial costs and diversion of resources and management attention.

You may experience difficulties in effecting service of legal process, enforcing foreign judgments or bringing original actions in China based on United States or other foreign laws against us or our management.

We are a holding company and do not have any assets or conduct any business operations other than the contractual arrangements between Sida and Xian Tianxing. In addition, all of Xian Tianxing’s assets are located in, and all of our senior executive officers reside within, China. As a result, it may not be possible to effect service of process within the United States or elsewhere outside China upon our senior executive officers and directors not residing in the United States, including with respect to matters arising under U.S. federal securities laws or applicable state securities laws. Moreover, our Chinese counsel has advised us that China does not have treaties with the United States or many other countries providing for the reciprocal recognition and enforcement of judgment of courts. As a result, our public shareholders may have substantial difficulty in protecting their interests through actions against our management or directors than would shareholders of a corporation with assets and management members located in the United States.

Governmental control of currency conversion may affect the value of your investment.

The Chinese government imposes controls on the convertibility of RMB into foreign currencies and, in certain cases, the remittance of currency out of China. We receive substantially all of our revenues in RMB. Under our current structure, our income is primarily derived from payments from Xian Tianxing. Shortages in the availability of foreign currency may restrict the ability of our Chinese subsidiaries and our affiliated entity to remit sufficient foreign currency to pay dividends or other payments to us, or otherwise satisfy their foreign currency denominated obligations. Under existing Chinese foreign exchange regulations, payments of current account items, including profit distributions, interest payments and expenditures from trade-related transactions, can be made in foreign currencies without prior approval from China State Administration of Foreign Exchange by complying with certain procedural requirements. However, approval from appropriate government authorities is required where RMB is to be converted into foreign currency and remitted out of China to pay capital expenses such as the repayment of bank loans denominated in foreign currencies. The Chinese government may also at its discretion restrict access in the future to foreign currencies for current account transactions. If the foreign exchange control system prevents us from obtaining sufficient foreign currency to satisfy our currency demands, we may not be able to pay dividends in foreign currencies to our stockholders.

Fluctuation in the value of RMB may have a material adverse effect on your investment.

The value of RMB against the U.S. dollar and other currencies may fluctuate and is affected by, among other things, changes in political and economic conditions. Our revenues and costs are mostly denominated in RMB, while a significant portion of our financial assets are denominated in U.S. dollars. We rely entirely on fees paid to us by our affiliated entity in China. Any significant fluctuation in the value of RMB may materially and adversely affect our cash flows, revenues, earnings and financial position, and the value of, and any dividends payable on, our stock in U.S. dollars. For example, an appreciation of RMB against the U.S. dollar would make any new RMB denominated investments or expenditures more costly to us, to the extent that we need to convert U.S. dollars into RMB for such purposes. An appreciation of RMB against the U.S. dollar would also result in foreign currency translation losses for financial reporting purposes when we translate our U.S. dollar denominated financial assets into RMB, as RMB is our reporting currency.

We face risks related to health epidemics and other outbreaks.

Our business could be adversely affected by the effects of an epidemic outbreak, such as the SARS epidemic in April 2004. Any prolonged recurrence of such adverse public health developments in China may have a material adverse effect on our business operations. For instance, health or other government regulations adopted in response may require temporary closure of our production facilities or of our offices. Such closures would severely disrupt our business operations and adversely affect our results of operations. We have not adopted any written preventive measures or contingency plans to combat any future outbreak of SARS or any other epidemic.

Risks Related to an Investment in Our Securities

The full exercise of certain outstanding warrants could result in the substantial dilution of the company in terms of a particular percentage ownership in the company as well as the book value of the common shares. The sale of a large amount of common shares received upon exercise of the warrants on the public market to finance the exercise price or to pay associated income taxes, or the perception that such sales could occur, could substantially depress the prevailing market prices for our shares.

The exercise price of certain of our outstanding warrants may be less than the current market price for our common shares at $_____ per share (post anticipated 5-for-1 reverse stock split). Specifically, there are, post anticipated 5-for-1 reverse stock split,  114,100 warrants have an exercise price of $5.00 per share and 195,000 warrants have an exercise price of $6.00 per share for a total of 309,100 warrants with a weighted average exercise price of $____ per share. In the event of exercise of these securities, a stockholder could suffer substantial dilution of his, her or its investment in terms of the percentage ownership in us as well as the book value of the common shares held. Full exercise of the warrants would increase the outstanding common shares as of July 14, 2008 (post anticipated 5-for-1 reverse stock split) by approximately 8% to approximately 4 million shares.

To date, we have not paid any cash dividends and no cash dividends are expected to be paid in the foreseeable future.

We do not anticipate paying cash dividends on our common stock in the foreseeable future and we may not have sufficient funds legally available to pay dividends. Even if the funds are legally available for distribution, we may nevertheless decide not to pay any dividends. We intend to retain all earnings for our operations.

The application of the “penny stock” rules could adversely affect the market price of our common stock and increase your transaction costs to sell those shares.

As the anticipated 5-for-1 reverse stock split has not yet occurred, the trading price of our common stock is currently below $5 per share. As such, and at any time that the trading price of our common shares is less than $5 per share after the anticipated reverse stock split, the open-market trading of our common shares is subject to the “penny stock” rules. The “penny stock” rules impose additional sales practice requirements on broker-dealers who sell securities to persons other than established customers and accredited investors (generally those with assets in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 together with their spouse). For transactions covered by these rules, the broker-dealer must make a special suitability determination for the purchase of securities and have received the purchaser’s written consent to the transaction before the purchase. Additionally, for any transaction involving a penny stock, unless exempt, the broker-dealer must deliver, before the transaction, a disclosure schedule prescribed by the Securities and Exchange Commission relating to the penny stock market. The broker-dealer also must disclose the commissions payable to both the broker-dealer and the registered representative and current quotations for the securities. Finally, monthly statements must be sent disclosing recent price information on the limited market in penny stocks. These additional burdens imposed on broker-dealers may restrict the ability or decrease the willingness of broker-dealers to sell our common shares, and may result in decreased liquidity for our common shares and increased transaction costs for sales and purchases of our common shares as compared to other securities.

Our common shares are thinly traded and, you may be unable to sell at or near ask prices or at all if you desire to liquidate your shares.

We cannot predict the extent to which an active public market for its common stock will develop or be sustained. We intend to apply for listing on the American Stock Exchange, but cannot assure you that this listing or listing on any other exchange will ever occur.

Our common shares have historically been sporadically or “thinly-traded” on the OTC Bulletin Board, meaning that the number of persons interested in purchasing our common shares at or near bid prices at any given time may be relatively small or non-existent. This situation is attributable to a number of factors, including the fact that we are a small company which is relatively unknown to stock analysts, stock brokers, institutional investors and others in the investment community that generate or influence sales volume, and that even if we came to the attention of such persons, they tend to be risk-averse and would be reluctant to follow an unproven company such as ours or purchase or recommend the purchase of our shares until such time as we became more seasoned and viable. As a consequence, there may be periods of several days or more when trading activity in our shares is minimal or non-existent, as compared to a seasoned issuer which has a large and steady volume of trading activity that will generally support continuous sales without an adverse effect on share price. We cannot give you any assurance that a broader or more active public trading market for our common stock will develop or be sustained, or that current trading levels will be sustained.

The market price for our common stock is particularly volatile given our status as a relatively small company with a small and thinly traded “float” and lack of current revenues that could lead to wide fluctuations in our share price. The price at which you purchase our common stock may not be indicative of the price that will prevail in the trading market. You may be unable to sell your common stock at or above your purchase price if at all, which may result in substantial losses to you.

The market for our common shares is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. The volatility in our share price is attributable to a number of factors. First, as noted above, our common shares are sporadically and/or thinly traded. As a consequence of this lack of liquidity, the trading of relatively small quantities of shares by our stockholders may disproportionately influence the price of those shares in either direction. The price for our shares could, for example, decline precipitously in the event that a large number of our common shares are sold on the market without commensurate demand, as compared to a seasoned issuer which could better absorb those sales without adverse impact on its share price. Secondly, we are a speculative or “risky” investment due to our fluctuating level of revenues or profits to date and uncertainty of future market acceptance for our current and potential products. As a consequence of this enhanced risk, more risk-averse investors may, under the fear of losing all or most of their investment in the event of negative news or lack of progress, be more inclined to sell their shares on the market more quickly and at greater discounts than would be the case with the stock of a seasoned issuer. The following factors may add to the volatility in the price of our common shares: actual or anticipated variations in our quarterly or annual operating results; adverse outcomes; the termination of our contractual agreements with Xian Tianxing; and additions or departures of our key personnel, as well as other items discussed under this “Risk Factors” section, as well as elsewhere in this registration statement. Many of these factors are beyond our control and may decrease the market price of our common shares, regardless of our operating performance. We cannot make any predictions or projections as to what the prevailing market price for our common shares will be at any time, including as to whether our common shares will sustain their current market prices, or as to what effect that the sale of shares or the availability of common shares for sale at any time will have on the prevailing market price.

Stockholders should be aware that the market for penny stocks has suffered in recent years from patterns of fraud and abuse. Such patterns include (1) control of the market for the security by one or a few broker-dealers that are often related to the promoter or issuer; (2) manipulation of prices through prearranged matching of purchases and sales and false and misleading press releases; (3) boiler room practices involving high-pressure sales tactics and unrealistic price projections by inexperienced sales persons; (4) excessive and undisclosed bid-ask differential and markups by selling broker-dealers; and (5) the wholesale dumping of the same securities by promoters and broker-dealers after prices have been manipulated to a desired level, along with the resulting inevitable collapse of those prices and with consequent investor losses. Our management is aware of the abuses that have occurred historically in the penny stock market. Although we do not expect to be in a position to dictate the behavior of the market or of broker-dealers who participate in the market, management will strive within the confines of practical limitations to prevent the described patterns from being established with respect to our securities. The occurrence of these patterns or practices could increase the volatility of our share price.

Volatility in our common share price may subject us to securities litigation.

The market for our common stock is characterized by significant price volatility when compared to seasoned issuers, and we expect that our share price will continue to be more volatile than a seasoned issuer for the indefinite future. In the past, plaintiffs have often initiated securities class action litigation against a company following periods of volatility in the market price of its securities. We may, in the future, be the target of similar litigation. Securities litigation could result in substantial costs and liabilities and could divert management’s attention and resources.

Our corporate actions are substantially controlled by our principal stockholders and affiliated entities.

As of July 14, 2008, our principal stockholders and their affiliated entities own approximately 31% of our outstanding common shares, representing approximately 31% of our voting power. These stockholders, acting individually or as a group, could exert substantial influence over matters such as electing directors and approving mergers or other business combination transactions. In addition, because of the percentage of ownership and voting concentration in these principal stockholders and their affiliated entities, elections of our board of directors will generally be within the control of these stockholders and their affiliated entities. While all of our stockholders are entitled to vote on matters submitted to our stockholders for approval, the concentration of shares and voting control presently lies with these principal stockholders and their affiliated entities. As such, it would be difficult for stockholders to propose and have approved proposals not supported by management. There can be no assurances that matters voted upon by our officers and directors in their capacity as stockholders will be viewed favorably by all stockholders of the company.

The elimination of monetary liability against our directors, officers and employees under Nevada law and the existence of indemnification rights to our directors, officers and employees may result in substantial expenditures by our company and may discourage lawsuits against our directors, officers and employees.

Pursuant to our articles of incorporation, we are obligated to indemnify our directors and officers for monetary damages to our company and our stockholders to the extent provided by Nevada law. We also have contractual indemnification obligations under our employment agreements with our chief executive officer and chief financial officer. The foregoing indemnification obligations could result in our company incurring substantial expenditures to cover the cost of settlement or damage awards against directors and officers, which we may be unable to recoup. These provisions and resultant costs may also discourage our company from bringing a lawsuit against directors and officers for breaches of their fiduciary duties, and may similarly discourage the filing of derivative litigation by our stockholders against our directors and officers even though such actions, if successful, might otherwise benefit our company and stockholders.

Legislative actions, higher insurance costs and potential new accounting pronouncements may impact our future financial position and results of operations.

There have been regulatory changes, including the Sarbanes-Oxley Act of 2002, and there may potentially be new accounting pronouncements or additional regulatory rulings that will have an impact on our future financial position and results of operations. The Sarbanes-Oxley Act of 2002 and other similar rule changes are likely to increase general and administrative costs and expenses. While we currently do not maintain any insurance policies, we may obtain insurance coverage of our business and our directors and officers in the future. Should we do so we expect that premiums for insurance policies may be considerable in light of the high claims rates in recent years. Additionally, there could be changes in certain accounting rules. These and other potential changes could materially increase the expenses we report under generally accepted accounting principles, and adversely affect our operating results.

Past company activities prior to the reverse merger may lead to future liability for the company.

Prior to our entry into the contractual arrangements with Xian Tianxing on October 28, 2005, we engaged in businesses unrelated to its current operations. Although the prior business owners provided certain indemnifications against any loss, liability, claim, damage or expense arising out of or based on any breach of or inaccuracy in any of their representations and warranties made regarding such acquisition, any liabilities relating to such prior business against which Skystar is not completely indemnified may have a material adverse effect on Skystar.

The market price for our stock may be volatile.

The market price for our stock may be volatile and subject to wide fluctuations in response to factors including the following:

•	actual or anticipated fluctuations in our quarterly operating results;

•	changes in financial estimates by securities research analysts;

•	conditions in veterinary healthcare and medical care and agricultural markets;

•	changes in the economic performance or market valuations of other veterinary healthcare and medical care products companies;

•	announcements by us or our competitors of new products, acquisitions, strategic partnerships, joint ventures or capital commitments;

•	addition or departure of key personnel;

•	fluctuations of exchange rates between RMB and the U.S. dollar;

•	intellectual property litigation; and

•	general economic or political conditions in China.

In addition, the securities market has from time to time experienced significant price and volume fluctuations that are not related to the operating performance of particular companies. These market fluctuations may also materially and adversely affect the market price of our stock.

We may need additional capital, and the sale of additional shares or other equity securities could result in additional dilution to our stockholders.

We believe that our current cash and cash equivalents, anticipated cash flow from operations and the net proceeds from our recent financing will be sufficient to meet our anticipated cash needs for the foreseeable future. We may, however, require additional cash resources due to changed business conditions or other future developments, including any investments or acquisitions we may decide to pursue. If our resources are insufficient to satisfy our cash requirements, we may seek to sell additional equity or debt securities or obtain a credit facility. The sale of additional equity securities could result in additional dilution to our stockholders. The incurrence of indebtedness would result in increased debt service obligations and could result in operating and financing covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

If we fail to maintain an effective system of internal controls, we may not be able to accurately report our financial results or prevent fraud.

We are subject to reporting obligations under the U.S. securities laws. The SEC, as required by Section 404 of the Sarbanes-Oxley Act of 2002, adopted rules requiring every public company to include a management report on such company’s internal controls over financial reporting in its annual report, which contains management’s assessment of the effectiveness of our internal controls over financial reporting. In addition, beginning with our annual report for fiscal 2008, an independent registered public accounting firm must attest to and report on management’s assessment of the effectiveness of our internal controls over financial reporting. As reported in our annual report on Form 10-K for the year ended December 31, 2007, we reported certain material weaknesses involving control activities, specifically (1) accounting and finance personnel weaknesses in that the current staff in the accounting department is relatively inexperienced and requires substantial training; (2) lack of internal audit function in that we lack qualified resources to perform the internal audit functions properly, and the scope and effectiveness of internal audit function are yet been fully developed; and (3) lack of internal audit system in that we do not have an internal audit department to prevent and detect control lapses and errors in the accounting of certain key areas in accordance with the appropriate costing method used by us.

In light of the foregoing, our management began to undertake steps to address these issues, including the engagement of a new chief financial officer whom management believes has the requisite financial reporting experience, skills and knowledge to complement our existing personnel. Additionally, we have recently appointed four independent directors to our board of directors, including a member who is appropriately credentialed as a financial expert. The independent directors will be tasked to establish certain internal audit functions within our company, and we have also established audit and compensation committees comprising entirely of independent directors. However, there is no assurance that additional remedial measures will not be necessary, or that after the remediation our management will be able to conclude that our internal controls over our financial reporting are effective. Moreover, even if our management concludes that our internal controls over financial reporting are effective, our independent registered public accounting firm may still decline to attest to our management’s assessment or may issue a report that is qualified if it is not satisfied with our controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us.

Our reporting obligations as a public company will place a significant strain on our management, operational and financial resources and systems for the foreseeable future. Effective internal controls, particularly those related to revenue recognition, are necessary for us to produce reliable financial reports and are important to help prevent fraud. As a result, our failure to achieve and maintain effective internal controls over financial reporting could result in the loss of investor confidence in the reliability of our financial statements, which in turn could harm our business and negatively impact the trading price of our stock. Furthermore, we anticipate that we will incur considerable costs and use significant management time and other resources in an effort to comply with Section 404 and other requirements of the Sarbanes-Oxley Act.

Shares eligible for future sale may adversely affect the market.

From time to time, certain of our stockholders may be eligible to sell all or some of their shares of common stock by means of ordinary brokerage transactions in the open market pursuant to Rule 144, promulgated under the Securities Act, subject to certain limitations. In general, pursuant to amended Rule 144, non-affiliate stockholders may sell freely after six months subject only to the current public information requirement (which disappears after one year). Affiliates may sell after six months subject to the Rule 144 volume, manner of sale (for equity securities), current public information and notice requirements. Of the approximately 3.7 million shares of our common stock outstanding as of July 14, 2008, (post anticipated 5-for-1 reverse split), approximately 0.5 million shares are, or will be, freely tradable without restriction, unless held by our "affiliates", as of July 14, 2008. Any substantial sale of our Common Stock pursuant to Rule 144 or pursuant to any resale prospectus (including sales by investors of securities acquired in connection with this Offering) may have a material adverse effect on the market price of our Common Stock.

The improper issuance of our series “A” preferred stock may subject us to certain claim by the holder of series “A” preferred shares as well as indemnification obligations to the directors who authorized the issuance.

In 2001, we issued 2,000,000 shares of series “A” preferred stock to a corporation wholly-owned by our then Chief Executive Officer and director, Gregory Evans, for services rendered by him. The resolutions of the board of directors approving such issuance stated that the series “A” preferred shares carries a “super voting power of five”. Neither Mr. Evans nor any other member of management at such time filed a certificate of designation with the Secretary of State of the State of Nevada. Because no certificate of designation was filed with the Nevada Secretary of State prior to the issuance of 2,000,000 shares of our series “A” preferred stock, these shares do not have terms under Nevada corporate law.

As such, the holder of these shares may potentially assert a claim against us and the directors who authorized the issuance on grounds of improper issuance. While we may have estoppel and related affirmative defenses against Mr. Evans in such a claim, we cannot assure you that we would prevail in such lawsuit. Additionally, although these directors are no longer members of our board of directors, we may nevertheless be obligated, should such claim arises, to indemnify and defend these directors, provided we have no such obligation if the actions of these directors, in authorizing the issuance of the series “A” preferred shares, are determined to have arisen out of their own gross negligence or willful misconduct.

SPECIAL NOTE REGARDING FORWARD LOOKING STATEMENT S

This prospectus contains forward-looking statements. Such forward-looking statements include statements regarding, among other things, (a) our projected sales and profitability, (b) our growth strategies, (c) anticipated trends in our industry, (d) our future financing plans, and (e) our anticipated needs for working capital. Forward-looking statements, which involve assumptions and describe our future plans, strategies, and expectations, are generally identifiable by use of the words "may," "will," "should," "expect," "anticipate," "estimate," "believe," "intend," or "project" or the negative of these words or other variations on these words or comparable terminology. This information may involve known and unknown risks, uncertainties, and other factors that may cause our actual results, performance, or achievements to be materially different from the future results, performance, or achievements expressed or implied by any forward-looking statements. These statements may be found under “Prospectus Summary”, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Description of Business," as well as in this prospectus generally. Actual events or results may differ materially from those discussed in forward-looking statements as a result of various factors, including, without limitation, the risks outlined under "Risk Factors" and matters described in this prospectus generally. This prospectus may contain market data related to our business, which may have been included in articles published by independent industry sources. We are responsible for the accuracy and completeness of the historical information contained in this market data as of the date of this prospectus. However, this market data also includes projections that are based on a number of assumptions. If any one or more of these assumptions turns out to be incorrect, actual results may differ materially from the projections based on these assumptions. In light of these risks and uncertainties, there can be no assurance that the forward-looking statements contained in this prospectus will in fact occur. In addition to the information expressly required to be included in this filing, we will provide such further material information, if any, as may be necessary to make the required statements, in light of the circumstances under which they are made, not misleading.

Each forward-looking statement should be read in context with, and with an understanding of, the various other disclosures concerning our company and our business made elsewhere in this prospectus as well as other pubic reports which may be filed with the United States Securities and Exchange Commission. You should not place undue reliance on any forward-looking statement as a prediction of actual results or developments. We are not obligated to update or revise any forward-looking statement contained in this prospectus to reflect new events or circumstances, unless and to the extent required by applicable law. Neither the Private Securities Litigation Reform Act of 1995 nor Section 27A of the Securities Act of 1933, as amended, provides any protection for statements made in this prospectus.

DETERMINATION OF OFFERING PRICE

Although our common stock is traded on the OTC Bulleting Board, we are applying to have the units and underlying shares and warrants listed for trading on the AMEX, which we expect to occur immediately prior to the date of this prospectus. The units and the warrants contained therein are new securities with no established trading market. Trading of a security on AMEX is made through a specialist. Our lead underwriter, Jessup& Lamont, however, is not a specialist on AMEX and is not obligated to make a market in our securities, and can discontinue market making at any time without notice. Neither we nor Jessup & Lamont can provide any assurance that an active and liquid trading market in our securities will develop or, if developed, that the market will continue.

The initial public offering price of the units offered by this prospectus and the exercise price of the public warrants have been determined by negotiation between us and the lead underwriter based on the ratio of our audited fiscal 2007 net income and projected fiscal 2008 net income, without any consideration of the current per share market price. Among the factors considered in determining the initial public offering price of the units and the exercise price of the warrants were:

•	our history and our prospects;

•	the industry in which we operate;

•	the status and development prospects for our products;

•	our past and present operating results;

•	the previous experience of our executive officers; and

•	the general condition of the securities markets at the time of this offering.

Accordingly, the offering price and our assumptions will not change if and as the market price changes. The offering price stated on the cover page of this prospectus should not be considered an indication of the actual value of the units. That price is subject to change as a result of market conditions and other factors, and we cannot assure you that the units, or the common stock and warrants contained in the units, can be resold at or above the initial public offering price.

USE OF PROCEEDS

We estimate the gross proceeds from the Offering, prior to deducting underwriting discounts and commissions and the estimated offering expenses payable by us, will be approximately $15.0 million (approximately $_____ if the over-allotment option granted to the underwriter is exercised in full). This estimate is based on an assumed offering price of $6.50 per unit, which is the midpoint of our expected offering range of $6.00 to $7.00. Our offering price is determined based on the ratio of our audited fiscal 2007 net income and projected fiscal 2008 net income, without any consideration of the current per share market price. Accordingly, the offering price and our assumptions will not change if and as the market price changes.

We estimate that we will receive net proceeds of $13.5 million from the sale of 2,307,693 units being offered at an assumed public offering price of $6.50 per unit, after deducting $________ for underwriting discounts and commissions and our underwriters’ non-accountable expense allowance and estimated expenses of approximately $_________, which includes legal, accounting, printing costs and various fees associated with the registration and listing of our shares. If the underwriters exercise their right to purchase an additional 346,154 units to cover over-allotment, we will receive an additional $_______ after deducting $_______ for underwriting discounts and commissions. Assuming no exercise of our underwriters’ over-allotment option, we intend to use the net proceeds of the offering as follows:

	Application of	Percentage of
	Net Proceeds	Net Proceeds

Completion of new vaccine facility at manufacturing plant (1)	$2,500,000	18.5%
Build a new micro-organism products and feed additive production facility (2)	1,500,000	11.1%
Potential business acquisition (3)	5,500,000	40.8%
Marketing (4)	1,000,000	7.4%
Research & Development (5)	2,000,000	14.8%
Working capital (6)	1,000,000	7.4%
Total	$13,500,000	100%

(1)
Approximately $2.5 million will be used to complete a new 5,500 square meter vaccine workshop, constructed according to Chinese national GMP standards. Once completed, which is expected in August 2008, and GMP certified, the new workshop is anticipated to have an annual capacity to produce up to 6 billion doses of livestock and poultry vaccines.

(2)
We are also planning to construct a new production facility for micro-organism and feed additives. Under our current planning, the cost of constructing the new facility, with an annual production capacity of approximately 4,000 tons, will be approximately $1.5 million, and we are looking to complete construction by December 2008.

(3)
We may enter into acquisitions of other GMP-certified veterinary and livestock medicine-oriented businesses in our geographic area and other parts of China. As of the date of this prospectus, however, we have not entered into letter of intent with any potential acquisition targets.

(4)	Increase our spending in advertising, including advertisements in trade publications and on CCTV Channel 7 (Agricultural Channel), and to strengthen our technical service force.

(5)	Research and development of veterinary medicine, vaccine, enzyme, peptide products, and collaboration with domestic and foreign research institutions.

(6)	Working capital will mainly be used for veterinary medicine production and trial production of vaccine products at our manufacturing base in Hu County.

The amounts actually spent by us for any specific purpose may vary significantly and will depend on a number of factors, including the progress of our commercialization and development efforts. Accordingly, our management has broad discretion to allocate the net proceeds. Pending the uses described above, we intend to invest the net proceeds of the Primary Offering in short-term, interest-bearing, investment-grade securities.

CAPITALIZATION

The following table sets forth our capitalization as of March 31, 2008:

•	on an actual basis (giving effect to the 5-to-1 reverse stock split);

•
on a pro forma basis assuming (giving effect to the 5-to-1 reverse stock split): shareholder approval of 200,000,000 authorized common shares, the April 21, 2008 issuance by the Company of 1,227,503 shares of common stock as a result of the conversion of two convertible debentures resulting an estimated expense of $191,375, the April 21, 2008 issuance of 210,400 shares of common stock to our law firm for legal services rendered resulting in an estimated expense of $220,920, and the April 21, 2008 issuance of 90,000 shares of common stock to our director, R. Scott Cramer for services rendered as the Company’s representative in the United States resulting in an estimated expense of $94,500; and

•
on a pro forma as adjusted basis to give effect to the sale of 2,307,693 shares of common stock in this offering at an assumed initial public offering price of $6.50 per share, which is the midpoint of our expected offering range, after deducting the estimated underwriting discount and commissions and estimated offering expenses payable by us and application of net proceeds.

You should read this table together with Management’s Discussion and Analysis of Financial Condition and Results of Operations and our consolidated financial statements and the related notes appearing elsewhere in this prospectus.

As of March 31, 2008

	Actual	Pro Forma (1)	Pro-Forma As Adjusted (2)
Convertible debenture, net of $291,548 discount	$191,375	$—	$—

Preferred stock, $0.001 par value, 50,000,000 shares authorized, 2,000,000 series "A" shares issued and outstanding as of March 31, 2008.	$2,000	$2,000	$2,000
Common stock, $0.001 par value, 10,000,000 shares authorized as of March 31, 2008; 3,422,240 shares issued and outstanding as of March 31, 2008.	$3,422	$3,728	$6,035
Paid-in-capital	$14,754,967	$15,261,456	$30,259,153
Statutory reserves	$1,742,403	$1,742,403	$1,742,403
Retained earnings	$648,939	$142,144	$142,144
Accumulated other comprehensive income	$2,212,615	$2,212,615	$2,212,615
Total shareholder’s equity	$19,364,346	19,364,346	34,364,351
Total capitalization	$19,555,721	$19,364,346	$34,364,351

(1)
For this capitalization table, the amounts allocated to paid-in-capital as a result of the issuance by the Company of 1,227,503 shares of common stock, 210,400 shares of common stock and 90,000 shares of common stock are estimated and subject to further adjustment during subsequent reviews and audits of our financial statements.

(2)
A $1.00 increase (decrease) in the assumed offering price of $6.50 per unit would increase (decrease) by approximately $2.15 million each of pro forma as adjusted paid-in capital, total stockholder’s equity and total capitalization, assuming that the number of shares offered by us, as set forth on the cover page of this prospectus, remains the same and after deducting the underwriting discounts and commissions payable to the underwriters and the estimated offering expenses payable by us.

DILUTION

As of March 31, 2008, the Company had a net tangible book value of $18,268,613 or $5.34 per share (post anticipated 5-for-1 reverse stock split). Net tangible book value represents the total tangible assets of the Company, less all liabilities, divided by the number of shares of Common Stock outstanding. Without taking into account any changes in such net tangible book value after March 31, 2008, other than to give effect to the sale by the Company of 2.142,857 shares of Common Stock offered hereby, the pro forma net tangible book value per share at March 31, 2008 would have been $5.71. This amount represents an immediate increase in net tangible book value of $.37 per share to the current shareholders of the Company and an immediate dilution in net tangible book value of $1.29 per share to new investors purchasing shares in this offering as illustrated in the following table:

Public offering price per share (1)	$7.00
Net tangible book value per share before the offering	$5.34
Increase in net tangible book value per share attributable to new investors (after deduction of the estimated underwriting discount and other offering expenses to be paid by Company)	$0.37
Pro-forma net tangible book value per share after the offering	$5.71
Dilution per share to new investors (determined by subtracting the adjusted net tangible book value after the offering from the amount of cash paid by a new investor for a share of Common Stock)	$1.29

The following table sets forth, on a pro forma basis as of March 31, 2008, the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing shareholders and by the new investors, assuming in the case of new investors a public offering price of $7.00 per share, before deductions of the underwriting and other offering expenses:

	Shares Purchased Number	Percent	Total Consideration Amount (in 000’s)	Percent	Average Price Per Share

Existing Shareholders	3,422,240	62%	$9,126	38%	$2.67
New Investors	2,142,857	38%	$15,000	62%	$7.00
Total	5,565,097	100%	$24,126	100%

(1) We use an offering price of $7.00 per share in order give the most dilutive effect to the transaction.

The foregoing tables do not include the impact of the exercise of the underwriter’s overallotment option.

MANAGEMENT

Departure and Appointment of Directors

Effective July 14, 2008, Ms. Erna Gao and Mr. Xinya Zhang each voluntarily resigned as directors on our board of directors. The decision by each of these directors to resign from their positions was not the result of any material disagreement with us, our management, or on any matter relating to our operations, policies or practices.

Effective July 14, 2008, our board of directors appointed Mr. Qiang Fan, Dr. Chengtun Qu, Mr. Winston Yen and Dr. Shouguo Zhao to fill the vacancies on the board of directors, including those created by the resignations of Ms. Gao and Mr. Zhang.

The following table identifies our current executive officers and directors as of July 15, 2008, their respective offices and positions, and their respective dates of election or appointment:

Name	Age	Position	Date of Appointment

Weibing Lu	45	Chief Executive Officer and Chairman of the Board of Directors	February 2006

Bennet P. Tchaikovsky	39	Chief Financial Officer	May 2008

Wei Wen	42	Secretary and Director	February 2006

R. Scott Cramer	44	Director	October 2001

Qiang Fan	53	Director	July 14, 2008

Chengtun Qu	44	Director	July 14, 2008

Winston Yen	39	Director	July 14, 2008

Shouguo Zhao	45	Director	July 14, 2008

Biographies

Weibing Lu, Chief Executive Officer and Director

Mr. Weibing Lu, Chief Executive Officer, received his Bachelor’s degree in science from Wuhan University of Mapping Science and Technology (now known as Wuhan University) in 1985. In 1986, he was a teacher of College of Xian Geology. Mr. Lu received his Master’s degree in Business Administration in 1999 from Xian University. Mr. Lu has vast experience in the biotechnology field and in enterprise management. In 1992, he founded the Xian Xingji Electronic Engineering Company and served as its Chairman and President until 1997. In 2002, he was awarded as the title of “Outstanding Enterpriser of Xian Feed Industry” and appointed as a director of Xian Institute of Feed Industry. In July 1997, he founded Xian Tianxing Science and Technology Development Co., Ltd. In December 2003, Xian Tianxing Science and Technology Development Co., Ltd., was reorganized and became Xian Tianxing Bio-pharmaceutical Co., Ltd. Since December 2003, Mr. Lu has served as Chairman of the Board and President of Xian Tianxing Bio-Pharmaceutical Co., Ltd.

Bennet P. Tchaikovsky, Chief Financial Officer

Mr. Bennet P. Tchaikovsky, Chief Financial Officer, joined our company in May 2008. He is also currently serving on the board of directors of Ever-Glory International Group, Inc., an OTCBB-listed company in the apparel industry, as  chairman of the audit committee and member of the compensation committee. From July 2004 through October 2007, Mr. Tchaikovsky served as the chief financial officer of Innovative Card Technologies, Inc., a NASDAQ listed company that researches, develops and markets technology-based card enhancements for financial institutions and enterprises that are designed to increase security for their customers. Since leaving that position, Mr. Tchaikovsky continues to act as a consultant to Innovative Card Technologies. From January 2003 through November 2003, Mr. Tchaikovsky served as the Vice President, Finance of TJR Industries, Inc., a company that produces trade shows for the woodworking industry. From December 2000 through June 2002, Mr. Tchaikovsky served as Interim Chief Financial Officer and Chief Financial Officer of Digital Lava, Inc., a communications application services provider of digital publishing services and related software technology. From January 2000 to November 2000, Mr. Tchaikovsky served as the Chief Financial Officer of Harvest Solutions, Inc., a service provider of Internet tracking and reporting software solutions for companies. From February 1999 to October 1999, Mr. Tchaikovsky served as Controller for Rainmaker Digital Pictures, a subsidiary of Rainmaker Entertainment Group, a post production and visual effects company that is publicly traded in Canada . From February 1998 through February 1999, Mr. Tchaikovsky served as Assistant Controller for Digital Domain, Inc., a provider of visual effects for commercial and film production. During 1996 and 1997, Mr. Tchaikovsky worked as an independent forensic accountant and financial consultant. Mr. Tchaikovsky previously worked as a senior associate at Coopers & Lybrand, LLP and internal auditor for California Federal Bank, Inc. He is a licensed Certified Public Accountant and an inactive member of the California State Bar. He received a B.A. in Business Economics from the University of California at Santa Barbara, and a J.D. from Southwestern University School of Law.

Wei Wen, Secretary and Director

Mr. Wei Wen, Director, graduated from Xian University of Science and Industry in 1986. From 1990 to 1994, Mr. Wen was the manager of Sales Department of Xian Zhongtian Science and Technology Development Co., Ltd. Then, from 1994 to 1997, Mr. Wen served as Vice General Manager and Manager of Sales Department of Xian Xingji Electronic Engineering Company. In 1997, Mr. Wen was appointed as the Vice General Manager of Xian Tianxing Science and Technology Development Co., Ltd. which he served until December 2003. After the reorganization of the company in December 2003, Mr. Wen was appointed and continues to serve as Vice General Manager and the Secretary of the Board of Directors of Xian Tianxing Bio-Pharmaceutical Co., Inc.

R. Scott Cramer, Director

Mr. R. Scott Cramer, Director, was previously the Chairman from November 2001 to November 2005, Chief Executive Officer from March 2002 to November 2005, and Chief Financial Officer from April 2003 to November 2005, of The Cyber Group. He is currently a member of our Board of Directors. Mr. Cramer is the founder and President of Cramer & Associates, a firm specializing in retirement management, estate planning and investments. He has been a Registered Investment Advisor since August 2001, a Securities Selling Representative since May 1999, and a General Securities Representative (Registered Representative) since July 2002. Mr. Cramer is a graduate of Seminole Community College with an Associate in Arts degree. He received certification as a Chartered Retirement Planning Counselor from the College of Financial Planning in 2001, as a Certified Estate Planning Professional from the Abts Institute for Estate Preservation in 2001, and as a Certified Senior Advisor from the Society of Senior Advisors in 2002.

Qiang Fan, Director

Mr. Qiang Fan, Director, also serves as chairman of the compensation committee and member of the audit committee. Mr. Fan is the President and Founder of MIC Consulting Group, U.S.A., which he established in 1992 to provide operational and financial related problem solving services to privately owned companies. Since 2007, Mr. Fan is the exclusive representative of North America operation for China Venture Capital Research Institute since 2007, and the head analyst at Power Partner Institute focusing on IT trends since 2001. From 2006 to 2007, Mr. Fan was a Vice-president of Operation at Kantan Inc., a privately-held boutique technology company focused on wireless solutions for device manufacturers. From 2005 to 2006, he was a Vice-president at Third Wave Ventures, which provides corporate venturing-related advisory, consulting and management services. From 1998 to 2000, Mr. Fan was the exclusive representative in China for PowerQuest, a Utah based international software company that focused on computer data storage management, as well as for ChipCoolers, a U.S. CPU cooler manufacturer. Mr. Fan received his B.A. degree from the Business School of California State University at San Francisco.

Chengtun Qu, Director

Dr. Chengtun Qu, Director, is the Vice Dean of the College of Chemistry and Chemical Engineering at Xi’an Shi You University, where he also teaches and heads the environmental engineering department. Dr. Qu is a board member of both the Shaanxi Province Environmental Protection Association and the Shaanxi Province Chemical Engineering Association. As a principal researcher, Dr. Qu has participated in various projects at both national and provincial levels, including ones sponsored by the Chinese Ministry of Science and Technology, and is the recipient of numerous accolades from the Shaanxi provincial government in recognition of his contributions. Dr. Qu has three patents issued by the Chinese State Intellectual Property Office. He has also been extensively published in various scientific journals both in China and abroad. Dr. Qu has a B.S. degree in chemistry from Northwest University in Xi’an, a master’s degree from Southwest Petroleum University and a doctorate degree from Xi’an Jiaotong University.

Winston Yen, Director

Mr. Winston Yen, Director, also serves as chairman of our audit committee and member of the compensation committee. Mr. Yen is an independent director of Mega Joy Limited, a private hotel management and development company based in China, a position he has held since 2006. He previously served as Chief Financial Officer of Chilco River Holdings, Inc. from 2005 to 2007. Mr. Yen is also a Certified Public Accountant, and he has and continues to work in such capacity: as a partner of Accellence LLP from 2006 to the present, as a partner of Harry C. Lin, CPA from 2002 to 2005, as a tax manager with Moss Adams LLP from 2000 to 2001, and as a tax/audit supervising senior accountant with Parks, Palmer, Turner & Yeminijian LLP (currently CBIZ Southern California, Inc.) from 1997 to 2000. Mr. Yen received a Bachelor of Business Management degree from the National Cheng-Chi University in Taiwan, and a Masters of Accounting Science from the University of Illinois at Urbana-Champaign.

Shouguo Zhao, Director

Dr. Shouguo Zhao, Director, also serves as member of both the audit and the compensation committees. Dr. Zhao is an independent director of Shaanxi International Trust & Investment Corp., Ltd., a listed company on the Shenzhen Stock Exchange (SZSE: SZ000563), chairing its Remuneration and Assessment Committee and serving on its Strategy Committee. Dr. Zhao is also an independent non-executive director of Sungreen International Holdings Limited, a listed company on the Hong Kong Exchange (HKEX: HK8306), serving as a member of its audit committee. He is additionally an independent director of Tian Di Yuan Co., Ltd., a listed company on the Shenzhen Stock Exchange (SZSE: SH600665), chairing its Nominating Committee and serving on its Strategy Committee. From June 2005 to June 2008, Dr. Zhao was an independent director of IRICO Group Corporation, a listed company on the Shenzhen Stock Exchange (SZSE: SH600707), chairing its Remuneration and Assessment Committee and serving on its Strategy Committee. Dr. Zhao is the Vice Dean of the School of Economics and Management at Northwest University, where he also serves as a guide professor to doctorate candidates in finance and national economics. He has led and participated in 18 research programs sponsored by governments and the private sectors in areas of financial investment, modern enterprise systems and development strategies, and regional economic development strategies, and has more than 30 publications in various academic journals. Dr. Zhao is a member of Shaanxi Provincial Decision-making Consultative Committee, a member of the Executive Committee of the Tenth Session of Shaanxi Provincial Industrial and Commercial Association, the chairman of the Negotiable Securities Research Society of Shaanxi Province, and a consultant with the Listed Companies Association of Shaanxi Province. Dr. Zhao received his doctorate degree in economics from Northwest University.

Family Relationships

There are no family relationships between or among any of the current directors, executive officers or persons nominated or charged by Skystar to become directors or executive officers. There are no family relationships among the officers and directors of Skystar and its various direct and indirect subsidiaries.

Involvement in Certain Legal Proceedings

There are no orders, judgments, or decrees of any governmental agency or administrator, or of any court of competent jurisdiction, revoking or suspending for cause any license, permit or other authority to engage in the securities business or in the sale of a particular security or temporarily or permanently restraining any of our officers or directors from engaging in or continuing any conduct, practice or employment in connection with the purchase or sale of securities, or convicting such person of any felony or misdemeanor involving a security, or any aspect of the securities business or of theft or of any felony. Nor are any of the officers or directors of any corporation or entity affiliated with us so enjoined.

Director Independence

Based upon information submitted to the board by Mr. Fan, Dr. Qu, Mr. Yen and the Dr. Zhao, the board has determined that each of them is “independent” under the listing standards of both the American Stock Exchange and the FINRA Marketplace Rules. None of the four appointees participated in the preparation of our financial statements or any current subsidiary at any time during three years prior to their appointment, and each of them is able to read and understand fundamental financial statements.

Audit Committee and Audit Committee Financial Expert

Our audit committee consists of three independent directors: Mr. Fan, Mr. Yen and Dr. Zhao. Our board of directors has determined, based on information furnished by Mr. Yen and other available information, that Mr. Yen meets the requirements of an “audit committee financial expert” as such term is defined in the rules promulgated under the Securities Act of 1933 and the Exchange Act of 1934, as amended. On July 14 2008, Mr. Yen was appointed to serve as chairman of the audit committee, and to serve as our audit committee financial expert.

The responsibilities of our audit committee will include:

•	meeting with our management periodically to consider the adequacy of our internal control over financial reporting and the objectivity of our financial reporting;
•
appointing the independent registered public accounting firm, determining the compensation of the independent registered public accounting firm and pre-approving the engagement of the independent registered public accounting firm for audit and non-audit services;

•
overseeing the independent registered public accounting firm, including reviewing independence and quality control procedures and experience and qualifications of audit personnel that are providing us audit services;

•
meeting with the independent registered public accounting firm and reviewing the scope and significant findings of the audits performed by them, and meeting with management and internal financial personnel regarding these matters; and

•
reviewing our financing plans, the adequacy and sufficiency of our financial and accounting controls, practices and procedures, the activities and recommendations of the auditors and our reporting policies and practices, and reporting recommendations to our full board of directors for approval.

Compensation Committee

Our compensation committee consists of three independent directors: Mr. Fan, Mr. Yen and Dr. Zhao. On July 14, 2008, Mr. Fan was appointed to serve as chairman of the compensation committee. Our compensation committee will oversee and, as appropriate, making recommendations to the board regarding the annual salaries and other compensation of the Company’s executive officers, the Company’s general employee compensation, and other policies, and provide assistance and recommendations with respect to the compensation policies and practices of the Company.

Code of Ethics

We have adopted a code of ethics that applies to our officers, directors and employees, including our chief executive officer, senior executive officers, principal accounting officer, and other senior financial officers. Our code of ethics will be available on our website at www.skystarbio-pharmaceutical.com. A copy of our code of ethics will be provided to any person without charge, upon written request sent to us at our offices located at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South,Gaoxin District, Xi’an, Shaanxi Province, P.R. China.

EXECUTIVE COMPENSATION

Summary Compensation

The following summary compensation table indicates the cash and non-cash compensation earned during the fiscal years ended December 31, 2007 and 2006 by the Chief Executive Officer and each of our other three highest paid executives, whose total compensation exceeded $100,000 (if any) during the fiscal years ended December 31, 2007 and 2006.

SUMMARY COMPENSATION TABLE
Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards ( $)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ( $)	Total ($)
Weibing Lu, current CEO	2007 2006	8,400 7,091	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	-0- -0-	8,400 7,091

(1)
All compensation is paid in Chinese RMB. For reporting purposes, the amounts in the table above have been converted to U.S. dollars at the conversion rate of 7.6 RMB to one U.S. dollar. The officers listed in this table received no other form of compensation in the years shown, other than the salary set forth in this table.

Outstanding Equity Awards at Fiscal Year-End

There are no unexercised options, unvested stock awards or equity incentive plan awards for any of the above-named executive officers outstanding as of December 31, 2007.

Employment Agreements, Termination of Employment and Change-in-Control Arrangements

Except as described below, we currently have no employment agreements with any of our executive officers, nor any compensatory plans or arrangements resulting from the resignation, retirement or any other termination of any of our executive officers, from a change-in-control, or from a change in any executive officer’s responsibilities following a change-in-control .

Employment Agreement with Weibing Lu

On May 5, 2008, we entered into an Employment Agreement with Mr. Weibing Lu. Under the terms of the Employment Agreement, we agreed to the continued employment of Mr. Lu as our chief executive officer for a term of 5 years. Mr. Lu is to receive an initial annual salary of $100,000, with an annual 5% increase of the prior year’s salary thereafter during the term. Additionally, at the discretion of our board of directors’ compensation committee, Mr. Lu may be eligible for an annual bonus which amount, if any, and payment will be determined by the compensation committee. Mr. Lu is entitled to medical, disability and life insurance, as well as 4 weeks of vacation annually and reimbursement of all reasonable or authorized business expenses.

During its term, the Employment Agreement terminates upon Mr. Lu’s death, in which event we are obligated to pay Mr. Lu’s estate his base salary amount through the first anniversary of his death (or the expiration of the Employment Agreement if earlier than the anniversary date), as well as pro rata allocation of any bonus based on the days of service during the year of death, and all amounts owing to Mr. Lu at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

If Mr. Lu is unable to perform his obligations under the Employment Agreement for over 180 consecutive days during any consecutive 12 months period, we may terminate the Employment Agreement by written notice to Mr. Lu delivered prior to the date that he resumes his duties. Upon receipt of such written notice, Mr. Lu may request a medical examination under which if he is certified to be incapable of performing his obligations for over 2 additional months, the Employment Agreement is terminated. We are obligated to pay Mr. Lu his base salary through the second anniversary of our notice to him of his termination, less any amount Mr. Lu may receive for such period from any Company-sponsored or Company-paid for source of insurance, disability compensation or governmental program. We will also pay Mr. Lu pro rata allocation of any bonus based on the days of service during the year our notice is issued, and all amounts owing to Mr. Lu at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

We may also terminate the Employment Agreement for cause, upon notice if at any time Mr. Lu: (a) refuses in bad faith to carry out specific written directions of our board of directors; (b) intentionally takes fraudulent or dishonest action in his relations with us; (c) is convicted of a crime involving an act of significant moral turpitude; or (d) knowingly commits an act or omits to act in violation of our written policies, the Employment Agreement or any agreements that we may have with third parties and that is materially damaging to our business or reputation. However, termination for the cause described in (a), (b) or (d) is predicated first on Mr. Lu receiving a 5-day written notice and a reasonable opportunity to present his positions, then a subsequent written notice of the termination, with the termination to take effect 20 business days thereafter if Mr. Lu does not dispute the cause for the termination or fails to take corrective actions in good faith. Thereafter, if Mr. Lu takes corrective actions, he may be terminated for the same misconduct upon a 5-day written notice.

On the other hand, Mr. Lu may terminate the Employment Agreement upon written notice if: (w) there is a material adverse change in the nature of his title, duties or obligations; (x) we materially breach the Employment Agreement; (y) we fail to make any payment to Mr. Lu (excepting any payment which is not material and which we are contesting in good faith); or (z) there is a change of control of the Company. However, termination for cause described in (w), (x) or (y) is predicated on our receiving a written notice from Mr. Lu specifying the cause, with the termination to take effect if we fail to take corrective action within 20 business days thereafter. If Mr. Lu terminates the Employment Agreement for any one of these reasons, or if we terminate the Employment Agreement without cause, we are obligated to pay to Mr. Lu (or in the case of his/her death, his estate), his base salary and any bonus, without any offset, as well as all amounts owing to Mr. Lu at the time of termination, including for previously accrued but unpaid bonuses, expense reimbursements and accrued but unused vacation pay.

The Employment Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with Skystar during his employment and for a period of 3 years after termination (including contact with or solicitation of Skystar’s customers, employees or suppliers), provided that Mr. Lu may make investments of up to 2% in the publicly-traded equity securities of any competitor of Skystar; (iii) requiring Mr. Lu to refer any business opportunities to Skystar during his employment and for a period of 1 year after termination. However, Mr. Lu shall have no further obligations with respect to competition and business opportunities if his employment is terminated without cause or if he terminates his employment for cause.

Lastly, we are obligated under the Employment Agreement to indemnify Mr. Lu for any claims made against him in his capacity as our chief executive officer and, in connection to that obligation, we are required to include him under any director and officer insurance policy that is in effect during his employment as our officer, director or consultant.

Loanout Agreement for the services of Bennet P. Tchaikovsky

On May 5, 2008, we entered into a Loanout Agreement with Worldwide Officers, Inc., a California corporation, pursuant to which we have retained the services of Bennet P. Tchaikovsky to serve as our chief financial officer for a term of one year. Under the terms of the Loanout Agreement, Mr. Tchaikovsky will perform his duties from the United States on a part-time basis (90 hours per month), and we agreed to pay an annual fee of $75,000 for Mr. Tchaikovsky’s services. Additionally, Mr. Tchaikovsky will have the right to receive 52,173 shares of our restricted common stock, to vest in four equal installments of 17,391 shares each every 3 calendar months, with the first installment to vest on August 5, 2008.

The Loanout Agreement terminates upon Mr. Tchaikovsky’s death. If Mr. Tchaikovsky is unable to perform his obligations under the Loanout Agreement for over 45 consecutive days during the term of the Loanout Agreement, we may terminate the Loanout Agreement by 10-day written notice to Mr. Tchaikovsky thereafter. We may also terminate the Loanout Agreement for cause, upon notice if at any time Mr. Tchaikovsky: (a) willfully breaches or habitually neglects his duties; or (b) commits acts of dishonesty, fraud, misrepresentation, gross negligence or willful misconduct that would prevent the effective performance of his duties or would result in material harm to us or our business. Lastly, we may terminate the Loanout Agreement without cause upon a 30-day written notice to Mr. Tchaikovsky.

On the other hand, Mr. Tchaikovsky may terminate the Employment Agreement upon 90-day written notice to Skystar.

The Loanout Agreement also contains restrictive covenants: (i) preventing the use and/or disclosure of confidential information during or at any time after termination; (ii) preventing competition with Skystar during the term of the Loanout Agreement and for a period of 3 years after termination (including contact with or solicitation of Skystar’s customers, employees or suppliers), provided that Mr. Tchaikovsky may make investments of up to 2% in the publicly-traded equity securities of any competitor of Skystar; (iii) requiring Mr. Tchaikovsky to refer any business opportunities to Skystar during the term of the Loanout Agreement and for a period of 1 year after termination. However, Mr. Tchaikovsky shall have no further obligations with respect to competition and business opportunities if his employment is terminated without cause or if he terminates his employment for cause.

Lastly, we are obligated under the Loanout Agreement to indemnify Mr. Tchaikovsky for any claims made against him in his capacity as our chief executive officer and, in connection to that obligation, we are required to include him under any director and officer insurance policy that is in effect during the term of the Loanout Agreement.

Compensation of Directors

During our most recent completed fiscal year, our directors were compensated as follows:

DIRECTOR COMPENSATION TABLE
Name	Year	Fees Earned or Paid in Cash ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total ($)
Weibing Lu (1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Erna Gao (1)(2)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Wei Wen (1)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
Xinya Zhang (1)(2)	2007	-0-	-0-	-0-	-0-	-0-	-0-	-0-
R. Scott Cramer (3)	2007	-0-	-0-	-0-	-0-	-0-	64,000	64,000

(1)
In connection with the share exchange transaction (described in the Description of Business below under the heading "Corporate Organization and History"), these persons became our directors on November 7, 2005. After the change in control that occurred as a result of the share exchange transaction, we do not have any compensation arrangements with these directors.

(2)	Ms. Erna Gao and Mr. Xinya Zhang resigned from our board of directors effective July 14, 2008.

(3)
Mr. Cramer was an officer of the Company prior to the share exchange transaction and has stayed on as a director thereafter. The compensation received by Mr. Cramer during fiscal 2007 was for services unrelated to his duties as a director. The compensation was paid in the form of 40,000 shares of the Company’s restricted common stock, issued on August 1, 2007 and which were not issued pursuant to any equity incentive plans in effect. The fair market value of our common stock on August 1, 2007 was $1.60 per share.

Agreements with Directors

In connection with the recent appointments of Mr. Fan, Dr. Qu, Mr. Yen and Dr. Zhao to our board, we entered into agreements with each of them as follows:

Under our agreement with Mr. Fan, he will be entitled to receive annual compensation of $30,000 for his services rendered as a member of the board, as well as the chairman of the compensation committee and member of the audit committee. Mr. Fan’s annual compensation will be paid in cash, although at the discretion of the Board, up to $8,000 of his annual compensation may be paid in the form of a number of shares of the Company’s common stock under the Company’s Stock Incentive Plan #2 (the “Plan”). During his term as a director, we agree to include Mr. Fan as an insured under an officers and directors insurance policy which we will obtain within a reasonable time (the “D&O Insurance”). In addition, the Company has agreed to reimburse Mr. Fan for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

Under our agreement with Dr. Qu, he will be entitled to receive annual compensation of RMB 20,000 for his services rendered as a member of the board. In addition, the Company has agreed to reimburse Mr. Qu for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

Under our agreement with Mr. Yen, he will be entitled to receive annual compensation of $39,000 for his services rendered as a member of the board, as well as the chairman of the audit committee and member of the compensation committee. Mr. Yen’s annual compensation will be paid in cash, although at the discretion of the Board, up to $13,000 of his annual compensation may be paid in the form of a number of shares of the Company’s common stock under the Plan. During his term as a director, we agree to include Mr. Yen as an insured under the D&O Insurance. In addition, the Company has agreed to reimburse Mr. Yen for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

Under our agreement with Dr. Zhao, he will be entitled to receive annual compensation of RMB 50,000 for his services rendered as a member of the board, as well as a member of both the audit committee and the compensation committee. In addition, the Company has agreed to reimburse Mr. Zhao for reasonable expenses incurred in connection with the performance of duties as a director of the Company, including travel expenses.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth certain information regarding Skystar’s common stock beneficially owned on July 14, 2008, for (i) each stockholder known to be the beneficial owner of 5% or more of Skystar’s outstanding common stock, (ii) each executive officer and director, and (iii) all executive officers and directors as a group. In general, a person is deemed to be a "beneficial owner" of a security if that person has or shares the power to vote or direct the voting of such security, or the power to dispose or to direct the disposition of such security. A person is also deemed to be a beneficial owner of any securities of which the person has the right to acquire beneficial ownership within 60 days. Shares of common stock subject to options, warrants or convertible securities exercisable or convertible within 60 days of July 14, 2008 are deemed outstanding for computing the percentage of the person or entity holding such options, warrants or convertible securities but are not deemed outstanding for computing the percentage of any other person. Percentages are determined based on 3,727,821 common shares issued and outstanding as of July 14, 2008, giving effect to the anticipated 5-for-1 reverse stock split. To the best of our knowledge, subject to community and martial property laws, all persons named have sole voting and investment power with respect to such shares, except as otherwise noted.

Title of Class	Name and Address of Beneficial Owners (1)	Amount of Beneficial Ownership (2)	Percent of Class (2)

Common Stock	Upform Group Limited (3)	939,125	25.19%
Common Stock	Weibing Lu, Director and Chief Executive Officer (3)	939,125	25.19%
Common Stock	Wei Wen, Director (4)	41,543	1.11%
Common Stock	Bennet P. Tchaikovsky, Chief Financial Officer (5)	-0-	0%
Common Stock	R. Scott Cramer, Director (6)	156,447	4.20%
Common Stock	Qiang Fan, Director (7)	-0-	0%
Common Stock	Chengtun Qu, Director (8)	-0-	0%
Common Stock	Winston Yen, Director (9)	-0-	0%
Common Stock	Shouguo Zhao, Director (10)	-0-	0%
Common Stock	Renaissance US Growth Investment Trust PLC (11) (13)	583,372	15.65%
Common Stock	Premier RENN US Emerging Growth Fund Ltd. (12) (13)	210,209	5.64%
Common Stock	All officers and directors as a group (8 total)	1,137,115	30.50%

(1)	Unless otherwise noted, the address for each of the named beneficial owners is: Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, China.

(2)
Unless otherwise noted, the number and percentage of outstanding shares of common stock of Skystar is based upon 3,727,821 shares outstanding as of July 14, 2008, giving effect to a 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part.

(3)
Upform Group Limited’s (“Upform Group”) address is Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Weibing Lu and Xinya Zhang are directors of the Upform Group. Mr. Lu is the majority stockholder and the Chairman of the Board of Directors of Upform Group, and thus Mr. Lu indirectly owns the shares held by Upform Group, through his majority ownership of Upform Group. Thus, the number of shares reported herein as beneficially owned by Mr. Lu therefore includes the shares held by Upform Group. Similarly, because Xinya Zhang is a director of Upform Group, he might be deemed to have or share investment control over Upform Group’s portfolio. Thus, the number of shares reported herein as beneficially owned by Mr. Zhang also include the shares held by Upform Group.

(4)
The number of shares reported herein as beneficially owned by Mr. Wen includes the shares held Clever Mind International Limited, which address is: Sea Meadow House, Blackburne Highway, P.O. Box 116, Road Town, Tortola, British Virgin Islands. Mr. Wen is Chairman of the Board of Directors of Clever Mind and owns approximately 2.3% of the issued and outstanding shares of Clever Mind. Because Mr. Wen is a director of Clever Mind, he might be deemed to have or share investment control over Clever Mind’s portfolio.

(5)	Bennet P. Tchaikovsky’s address is: 6571 Morningside Drive, Huntington Beach, CA 92648.

(6)	R. Scott Cramer’s address is: 1012 Lewis Dr., Winter Park, FL 32789. Includes 771,411 shares held by the Cramer Family Trust of which Mr. Cramer is the sole trustee and sole primary beneficiary.

(7)	Qiang Fan’s address is: 9176 West Laguna Way, Elk Grove, CA 95758.

(8)	Chengtun Qu’s address is: No. 18 Dian Zi 2nd Road, School of Chemistry & Chemical Engineering, Xi'an Shiyou University, Xi'an, China

(9)	Winston Yen’s address is: 345 S. Figueroa Street, Suite 100, Los Angeles, California 90071.

(10)	Shouguo Zhao’s address is: No. 229 North Tai Bai Road, School of Economics and Management, Northwest University, Xi'an, China

(11)
Renaissance US Growth Investment Trust PLC’s ("Renaissance") address is: 8080 North Central Expressway, Suite 210, Dallas, Texas 75206. Russell Cleveland is the natural person who has voting power and the power to sell, transfer or otherwise dispose of the common stock.

(12)
Premier RENN US Emerging Growth Fund Ltd.’s (“RENN”) address is: 8080 North Central Expressway, Suite 210, Dallas, Texas 75206. Russell Cleveland is the natural person who has voting power and the power to sell, transfer or otherwise dispose of the common stock.

(13)	Because Renaissance and RENN share common control, they are deemed affiliates of each other.

DESCRIPTION OF BUSINESS

CORPORATE ORGANIZATION AND HISTORY

We were originally incorporated in Nevada under the name Hollywood Entertainment Network, Inc. on September 24, 1998 with a principal business objective to operate as an independent film company in the business of motion picture production and distribution. On May 23, 2000, we underwent a reverse merger and abandoned this enterprise to become a developer of computer security software and hardware and changed our name to The Cyber Group Network Corporation to reflect this change in business.

In September 2005, we executed agreements for a second reverse merger. On September 20, 2005, we executed a Share Exchange Agreement (“Exchange Agreement”) by and among R. Scott Cramer, Steve Lowe, David Wassung (all hereinafter collectively referred to as the “CGPN Stockholders”) and us on the one hand, and Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd., a Cayman Island Company (“Skystar Cayman”), and the stockholders of 100% of Skystar Cayman’s common stock (the “Skystar Cayman Stockholders”), on the other hand. (This transaction is referred to hereinafter as the “Share Exchange Transaction”) Under the Exchange Agreement, on the Closing Date, we issued shares of our Series B preferred stock (the “CGPN Shares”) to the Skystar Cayman Stockholders in exchange for 100% of the common stock of Skystar. The CGPN Shares issued were convertible, in the aggregate, into a number of shares of our common stock that would equal 89.5% of the outstanding shares of our common stock, if the shares were to be converted on the Closing Date. In addition, on the Closing Date, Skystar Cayman was to pay us an amount equal to $120,000, which was used to pay our liabilities.

The closing of the Share Exchange Transaction (the “Closing”) occurred on November 7, 2005 (the “Closing Date”). From and after the Closing Date, our primary operations consist of the operations of Skystar Cayman. The Share Exchange Transaction was accounted for as a reverse merger (recapitalization) with Skystar Cayman deemed to be the accounting acquirer, and us as the legal acquirer. Accordingly, the historical financial information presented in future financial statements will be that of Skystar Cayman as adjusted to give effect to any difference in the par value of ours and Skystar Cayman’s stock with an offset to capital in excess of par value. The basis of the assets, liabilities and retained earnings of Skystar Cayman, the accounting acquirer, have been carried over in the recapitalization. Upon the closing of the Exchange Transaction, we became a Chinese bio-pharmaceutical company that develops, manufactures and markets a wide range of veterinary healthcare and medical care products.

Skystar Cayman was incorporated under the laws of the Cayman Islands on January 24, 2005. Mr. Weibing Lu and Mr. Wei Wen are the Directors of Skystar Cayman. Since incorporation, Skystar Cayman has not conducted any substantive operations of its own and conducts its primary business operations through its variable interest entity (“VIE”), Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”). Xian Tianxing holds the licenses and approvals necessary to operate veterinary healthcare and medical care products business in China. We have contractual arrangements with Xian Tianxing and its stockholders pursuant to which we provide technology consulting and other general business operation services to Xian Tianxing. Through these contractual arrangements, we also have the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval. As a result of these contractual arrangements, which enable us to control Xian Tianxing, we are considered the primary beneficiary of Xian Tianxing. Accordingly, we consolidate Xian Tianxing’s results, assets and liabilities in our financial statements. For a description of these contractual arrangements, see “Contractual Arrangements with Xian Tianxing and its Stockholders.”

Xian Tianxing was incorporated on July 3, 1997 in China as a limited liability company without shares, but restructured as a joint stock company limited by shares on December 31, 2003. Mr. Weibing Lu, who is our Chief Executive Officer, is Chief Executive Officer and Chairman of Xian Tianxing. Mr. Wei Wen, Mr. Xinya Zhang and Ms. Erna Gao, who are members of our board of directors, are Vice-General Manager and Director, Vice-General Manager, and Chief Financial Officer of Xian Tianxing, respectively. The other management member of Xian Tianxing is Mr. Lun Shen, the Chief Engineer. As of the date of this prospectus, Mr. Lu, owns approximately 41%, and Mr. Wen owns approximately 5%, of the issued and outstanding stock of Xian Tianxing. Ms. Zhang, Ms. Gao and Mr. Shen do not have any ownership interests in Xian Tianxing.

The paid-in capital of Xian Tianxing was funded by individuals who were majority stockholders of Skystar Cayman immediately prior to the closing of the Share Exchange Transaction. Chinese law currently has limits on foreign ownership of certain companies. To comply with these foreign ownership restrictions, on October 28, 2005, Skystar Cayman entered into certain exclusive agreements with Xian Tianxing and its stockholders. Xian Tianxing holds the licenses and approvals necessary to operate the veterinary healthcare and medical care products business in China. Pursuant to these agreements, Skystar Cayman provides exclusive technology consulting and other general business operation services to Xian Tianxing in return for a consulting services fee which is equal to Xian Tianxing’s revenue. In addition, Xian Tianxing’s stockholders have pledged their equity interests in Xian Tianxing to Skystar Cayman, irrevocably granted Skystar Cayman an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Xian Tianxing and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Skystar Cayman. Through these contractual arrangements, Skystar Cayman has the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval.

As a result of these contractual arrangements, which obligates our subsidiary (Skystar Cayman) to absorb a majority of the risk of loss from Xian Tianxing’s activities and enable Skystar Cayman to receive a majority of its expected residual returns, we believe Xian Tianxing is a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, because the equity investors in Xian Tianxing do not have the characteristics of a controlling financial interest and we should be considered the primary beneficiary of Xian Tianxing. Accordingly, although neither we nor our subsidiary own any equity interests in Xian Tianxing, we consolidate Xian Tianxing’s results, assets and liabilities in the accompanying financial statements.

On December 19, 2005, the Board and the majority holders of our capital stock jointly approved amendments to our Articles of Incorporation by written consent, including: (1) a change of our corporate name (“Name Change”) to our current name, “Skystar Bio-Pharmaceutical Company,” (2) a 397-for-1 reverse stock split (the “Reverse Split”); and a (3) decrease in the authorized common stock of the Company from 500,000,000 to 50,000,000 shares (the “Authorized Share Amendment”). The Certificate of Amendment and Certificate of Change to our Articles of Incorporation to effect the Name Change, Reverse Split and the Authorized Share Amendment was filed with Nevada’s Secretary of State on February 15, 2006.

On August 21, 2007, Xian Tianxing invested $66,700 (RMB 500,000) to establish Shanghai Siqiang Biotechnological Company Limited (“Shanghai Siqiang”). Shanghai Siqiang was established in Putuo District, Shanghai, with a registered capital of $66,700 (RMB 500,000) and Xian Tianxing is the 100% shareholder. Shanghai Siqiang serves as a research and development center for Xian Tianxing to engage in research, development, production and sales of feed additives and veterinary disease diagnosis equipments. The management of Shanghai Siqiang includes: Mr. Wei Wen as General Manager, Ms. Lingmei Jin as Vice-General Manager, Mr. Fuhui Shi as the Manager of the Biological Products Department, and Mr. Chenggui Qian as the Manager of the Micro-organisms Department.

On October 16, 2007, our board of directors approved the acquisition of all of the issued and outstanding shares of Fortunate Time International Limited (“Fortunate Time”), a Hong Kong company owned 100% by Mr. R. Scott Cramer, a member of our board of directors.  On July 10, 2007, Fortunate Time established Sida Biotechnology (Xian) Co., Ltd. (“Sida”) in the High Technology District in Xi’an as its wholly owned China subsidiary with $5,000,000 in registered capital. Fortunate Time has invested $2,000,000 of the registered capital, and has until July 9, 2009 to invest the remaining $3,000,000, pursuant to the approval notice issued by the Xi’an High Technology District. As the wholly owned subsidiary of a non-Chinese company (Fortunate Time), Sida is deemed a wholly foreign owned enterprise (“WFOE”). Other than its holding of Sida, Fortunate Time does not conduct any business, and its management consists solely of Mr. Wei Wen as Director. As described below under “Recent Developments with Respect to the Contractual Arrangements with Xian Tianxing and its Shareholders”, Sida’s principal business is to carry out the terms of the contractual arrangements with Xian Tianxing and its shareholders. Sida’s management includes: Mr. Wei Wen, Mr. Xinya Zhang and Ms. Erna Gao, who are all members of our board of directors, as General Manger, Vice-General Manager and Director, and Director, respectively, and Mr. Lun Shen as Director.

CONTRACTUAL ARRANGEMENTS WITH XIAN TIANXING AND ITS STOCKHOLDERS

Our relationships with Xian Tianxing and its stockholders are governed by a series of contractual arrangements, as we (including our direct and indirect subsidiaries) do not own any equity interests in Xian Tianxing. Under Chinese laws, each of Skystar Cayman and Xian Tianxing is an independent legal entity and neither of them is exposed to liabilities incurred by the other party. Other than pursuant to the contractual arrangements between Skystar Cayman and Xian Tianxing, Xian Tianxing does not transfer any other funds generated from its operations to Skystar Cayman. Skystar Cayman entered into these contractual arrangements with Xian Tianxing in October 2005. In January 2008, Skystar Cayman assigned its rights under these contractual arrangements to our indirect wholly-owned subsidiary, Sida.

On October 28, 2005, we entered into the following contractual arrangements:

Consulting Services Agreement. Pursuant to the exclusive consulting services agreement between Skystar Cayman and Xian Tianxing, Skystar Cayman has the exclusive right to provide to Xian Tianxing general services related to veterinary healthcare and medical care products business operations as well as consulting services related to the technological research, development, design and manufacturing of veterinary healthcare and medical care products (the “Services”). Skystar Cayman also sends employees to Xian Tianxing for whom Xian Tianxing bears the costs and expenses. Under this agreement, Skystar Cayman owns the intellectual property rights developed or discovered through research and development providing the Services for Xian Tianxing. Xian Tianxing pays a quarterly consulting service fees in Renminbi (“RMB”) to Skystar Cayman that is equal to all of Xian Tianxing’s revenue for such quarter. The consulting services agreement is in effect unless and until terminated by written notice of either party in the event that: (a) the other party causes a material breach of this agreement, provided that if the breach does not relate to a financial obligation of the breaching party, that party may attempt to remedy the breach within 14 days following the receipt of the written notice; (b) the other party becomes bankrupt, insolvent, is the subject of proceedings or arrangements for liquidation or dissolution, ceases to carry on business, or becomes unable to pay its debts as they become due; (c) Skystar Cayman terminates its operations; (d) Xian Tianxing’s business license or any other license or approval for its business operations is terminated, cancelled or revoked; or (e) circumstances arise which would materially and adversely affect the performance or the objectives of the consulting services agreement. Additionally, Skystar Cayman may terminate the consulting services agreement without cause.

Operating Agreement. Pursuant to the operating agreement among Skystar Cayman, Xian Tianxing and the stockholders of Xian Tianxing who collectively hold the majority of the outstanding shares of Xian Tianxing (collectively “Xian’s Majority Stockholders”), Skystar Cayman provides guidance and instructions on Xian Tianxing’s daily operations, financial management and employment issues. The stockholders of Xian Tianxing must designate the candidates recommended by Skystar Cayman as their representatives on Xian Tianxing’s board of directors. Skystar Cayman has the right to appoint senior executives of Xian Tianxing. In addition, Skystar Cayman agrees to guarantee Xian Tianxing’s performance under any agreements or arrangements relating to Xian Tianxing’s business arrangements with any third party. Xian Tianxing, in return, agrees to pledge its accounts receivable and all of its assets to Skystar Cayman. Moreover, Xian Tianxing agrees that without the prior consent of Skystar Cayman, Xian Tianxing will not engage in any transactions that could materially affect the assets, liabilities, rights or operations of Xian Tianxing, including, without limitation, incurrence or assumption of any indebtedness, sale or purchase of any assets or rights, incurrence of any encumbrance on any of its assets or intellectual property rights in favor of a third party or transfer of any agreements relating to its business operation to any third party. The term of this agreement is ten (10) years from October 28, 2005 and may be extended only upon Skystar Cayman’s written confirmation prior to the expiration of the this agreement, with the extended term to be mutually agreed upon by the parties.

Equity Pledge Agreement. Under the equity pledge agreement between the stockholders of Xian Tianxing and Skystar Cayman, the stockholders of Xian Tianxing pledged all of their equity interests in Xian Tianxing to Skystar Cayman to guarantee Xian Tianxing’s performance of its obligations under the technology consulting agreement. If Xian Tianxing or Xian’s Majority Stockholders breaches its respective contractual obligations, Skystar Cayman, as pledgee, will be entitled to certain rights, including but not limited to the right to sell the pledged equity interests, the right to vote and control the pledged assets. The Xian Majority Stockholders also agreed that upon occurrence of any event of default, Skystar Cayman shall be granted an exclusive, irrevocable power of attorney to take actions in the place and stead of the Xian Stockholders to carry out the security provisions of the equity pledge agreement and take any action and execute any instrument that Skystar Cayman may deem necessary or advisable to accomplish the purposes of the equity pledge agreement. The stockholders of Xian Tianxing agreed not to dispose of the pledged equity interests or take any actions that would prejudice Skystar Cayman’s interest. The equity pledge agreement will expire two (2) years after Xian Tianxing obligations under the exclusive consulting services agreement have been fulfilled.

Option Agreement.    Under the option agreement between the stockholders of Xian Tianxing and Skystar Cayman, the stockholders of Xian Tianxing irrevocably granted Skystar Cayman or its designated person an exclusive option to purchase, to the extent permitted under Chinese law, all or part of the equity interests in Xian Tianxing for the cost of the initial contributions to the registered capital or the minimum amount of consideration permitted by applicable Chinese law. Skystar Cayman or its designated person has sole discretion to decide when to exercise the option, whether in part or in full. The term of this agreement is ten (10) years from October 28, 2005 and may be extended prior to its expiration by written agreement of the parties.

Proxy Agreement. Pursuant to the proxy agreement among Skystar Cayman, Xian’s Majority Stockholders, and Xian Tianxing, Xian’s Majority Stockholders agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Skystar Cayman. The parties entered into a proxy agreement where Xian’s Majority Stockholders have agreed to irrevocably grant a person to be designated by Skystar Cayman with the right to exercise Xian’s Majority Stockholders’ voting rights and their other rights including the attendance at and the voting of Xian’s Majority Stockholders’ shares at the stockholder’s meetings (or by written consent in lieu of meetings) in accordance with applicable laws and its Article of Association, including but not limited to the rights to sell or transfer all or any of his equity interests of the Company, and appoint and vote for the directors and Chairman as the authorized representative of the stockholders of Company. The term of this Proxy Agreement is ten (10) years from October 28, 2005 and may be extended prior to its expiration by written agreement of the parties.

While the consulting services agreement remains in effect unless terminated by Skystar Cayman with or without cause (or by Xian Tianxing for cause), the operating agreement, the option agreement and the proxy agreement all terminate on October 28, 2015 unless extended by written agreement of the parties. Under their terms, we (through our direct and indirect wholly owned subsidiaries) hold the power to renew the operating agreement, the option agreement and the proxy agreement, rather than Xian Tianxing. Thus, these agreements will renew so long as we wish to maintain our relationship with Xian Tianxing under the consulting services agreement, and Xian Tianxing has no power to reject the renewal. Accordingly, the different termination terms of the consulting services agreement as compared to the operating agreement, option agreement and proxy agreement has no impact on us and our business operations.

Recent Developments with Respect to the Contractual Arrangements with Xian Tianxing and its Shareholders

On March 10, 2008, we were made a party to a series of agreements (collectively the “Transfer Agreements”) transferring the contractual arrangements governing the relationship among Skystar Cayman, Xian Tianxing and the majority shareholders of Xian Tianxing. Pursuant to the Transfer Agreements, from and after March 10, 2008, all of the rights and obligations of Skystar Cayman under the contractual arrangements were transferred to Sida. We were made a party to the Transfer Agreements for the sole purpose of acknowledging the Transfer Agreements. In effect, Skystar Cayman assigned the contractual rights it had with Xian Tianxing to an indirectly wholly-owned subsidiary, Sida.

Under our corporate structure with the contractual arrangements, the ability to transfer funds to and from Xian Tianxing expeditiously through a foreign currency bank account is necessary for our business operations. Under current applicable Chinese law, only a company that is classified as either a wholly foreign owned enterprise (WFOE) or a Sino-foreign joint venture may maintain a foreign currency bank account. Because Sida is wholly owned by Fortunate Time, a Hong Kong company, Sida is deemed a WFOE and may therefore maintain a foreign currency account. The Transfer Agreements amend the contractual arrangements so that funds are required to be transferred to and from Xian Tianxing through Sida’s foreign currency account and, through Sida, allow the Company to continue to control Xian Tianxing and its business operations.

The Transfer Agreements have transferred all of the rights and obligations of Skystar Cayman under the contractual arrangements to Sida. Thus, pursuant to the Amendment to Consulting Services Agreement, Sida now provides exclusive technology and general business consulting services to Xian Tianxing in exchange of a consulting fee equivalent to all of Xian Tianxing’s revenue; pursuant to the Amendment to Equity Pledge Agreement, Xian Tianxing’s majority shareholders now pledge their equity interests in Xian Tianxing to Sida; pursuant to the Agreement to Transfer of Operating Agreement, Sida now provides guidance and instructions on Xian Tianxing’s daily operations, financial management and employment issues; pursuant to the Designation Agreement, Xian Tianxing’s majority shareholders have entrusted all the rights to exercise their voting power to appointee(s) of Sida; and pursuant to the Agreement to Transfer of Option Agreement, Xian Tianxing’s majority shareholders have irrevocably granted Sida an exclusive option to purchase, to the extent permitted under Chinese law, all or part of their equity interests in Xian Tianxing.

The Transfer Agreements and the transfer of the rights and obligations of Skystar Cayman under the contractual arrangements to Sida comply with applicable Chinese law and do not in any way affect our business operations. Additionally, we believe that Xian Tianxing’s status as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”, is unaffected by the Transfer Agreements. Under the contractual arrangements, we viewed Xian Tianxing as a VIE of Skystar Cayman because the contractual arrangements obligated Skystar Cayman to absorb a majority of the risk of loss from Xian Tianxing’s activities and enabled Skystar Cayman to receive a majority of its expected residual returns. The Transfer Agreements merely substitute Skystar Cayman with Sida, an indirect wholly owned subsidiary of Skystar Cayman, such that the equity investors of Xian Tianxing continue to not have the characteristics of a controlling financial interest (just as under the contractual arrangements) and we continue to be the primary beneficiary of Xian Tianxing. Accordingly, we continue to consolidate Xian Tianxing’s results, assets and liabilities in the financial statements accompanying this Annual Report.

XIAN TIANXING BIO-PHARMACEUTICAL CO., LTD.

As discussed above, our operations are conducted through Xian Tianxing Bio-Pharmaceutical Co., Ltd. (formerly Xian Tianxing Science and Technology Development Co., Ltd.), a joint stock company incorporated in Xi'an, China in July 1997. After nine (9) years of development, Xian Tianxing has become a high-tech enterprise with registered capital of RMB 42,000,000 ($5,758,200), and is engaged in research, development, production, marketing and sales of veterinary healthcare and medical care products. Xian Tianxing has four production lines, including a vaccine line, a veterinary drug line, a fodder and feed additive line, and a micro-organism line.

INDUSTRY AND MARKET OVERVIEW

Management believes there is significant demand for veterinary medicines and vaccines in China. Statistics from the Chinese Ministry of Agriculture show that China vaccinated six billion poultry and 850 million livestock in the first half of 2006. According to the Chinese Ministry of Agriculture, the addressable market in China in 2004 for veterinary, livestock and poultry vaccines was over 70 billion doses; however the market supply was only 32 billion doses.

We also believe that there is a substantial market for micro-organisms which are fed to animals and result in healthier livestock and reduced feed requirements for our customers. According to the Chinese Ministry of Agriculture, the addressable market in China in 2004 for such micro-organisms was 3 million tons, while the supply output was only 200,000 tons.

PRINCIPAL PRODUCTS OR SERVICES AND THEIR MARKETS

Currently, we have four product lines:

1.	Our vaccine line currently includes 2 products;

2.	Our veterinary medicine line for poultry and livestock currently includes 113 products;

3.	Our fodder and feed additives line currently includes 5 products; and

4.	Our microorganism products line currently includes 17 products.

Among our prominent products is a vaccine that is designed to prevent the onset of avian coccidiosis disease, a parasitic and highly contagious gastrointestinal disease affecting chicken and other poultry. Avian coccidiosis is a common parasitic disease and is the number one cause of death among chickens and poultry. The U.S. Department of Agriculture estimates that avian coccidiosis costs the worldwide poultry industry $3 billion in treatment expenses, bird losses and unmarketable birds due to low bird weight. Our DLV chicken vaccine has won a number of accreditation and awards from the Chinese central authorities. The vaccine is licensed as a “National Second Level New Veterinary Drug” which entitles our product to Chinese regulatory protection and gives us five years of exclusive production rights. It is safe, effective and easy to administer, and has proved to save costs by 60% as compared to using chemical medicines such as sulfaquinoxaline sodium and salinomycin sodium. Additionally, with our ongoing research projects, management expects that we will continue to introduce new products to the market. With ongoing research and development, management expects that we will continue to introduce new products to the market.

DISTRIBUTION METHODS OF THE PRODUCTS OR SERVICES AND OUR CUSTOMERS

We have a distribution network covering 29 provinces in China. Currently, we have approximately 600 distribution agents throughout China. We intend to establish more representative offices and engage additional distribution agents in order to strengthen its distribution network.

We recognize the importance of branding as well as packaging. All of our products bear a uniform brand but we also brand and package our products with specialized designs to differentiate the different categories of our products.

We conduct promotional marketing activities to publicize and enhance our image as well as to reinforce the recognition of our brand name, including:

1.	publishing advertisements and articles in national as well as specialized and provincial newspapers, magazines, and in other media, including the Internet;

2.	participating in national meetings, seminars, symposiums, exhibitions for veterinary healthcare and medical care products and other related industries;

3.	organizing cooperative promotional activities with distributors; and

4.	sending direct mail to major farms.

As of June 30, 2008, we have over 800 customers in 29 provinces in China, including 600 distributors and 200 direct customers.

COMPETITION

We have three major competitors in China: Jielin Bio-Tech Production Co., Ltd., Qilu Animal Health Production Co., Ltd., and Zhongmu Industrial Joint Stock Co., Ltd. These companies have more assets, resources and a larger market share. We believe we are able to compete with these competitors because of our location in Northwest China, our unique products and our lower prices. Other than these three competitors, most of our other competitors produce only one or two products. We on the other hand, have four product lines, including complete series of feed additives and veterinary medicine products designed to treat the animal from the time of birth to the time the animal is ready for the market.

SOURCES AND AVAILABILITY OF RAW MATERIALS AND THE PRINCIPAL SUPPLIERS

Xi’an Yanghua Chemical Co., Ltd., Xi’an Nanchen Trading Co., Ltd. and Xi’an Fandike Chemical Technology Co., Ltd. collectively supplied over fifty-seven percent (57%) of the raw materials we used to manufacture our products. We design, create prototypes and manufacture our products at our manufacturing facilities located at Xi’an city, Shaanxi Province, China. Our principal raw materials include various chemical compounds including dexamethasone sodium phosphate (a glucocorticoid with anti-inflammatory property), stachyose (a tetrasaccharide found naturally in many vegetables) and thiamphenicol (an antibiotic). We also use Chinese herbs such as Huoxiang, Huanglian, and Zhang Red Flowers as raw materials, which are supplied to us by Shanghai Yino Technology Development Co., Ltd., Wan Shou Bei Lu Zhong Kui Cao Yao Xing, Shaanxi Jin Wei Gong Mao Co., Ltd, Hebei Wei Yuan Dong Wu Yao Co., Ltd and Shaanxi Yongfeng Su Ye Ke Ji Co., Ltd. None of our current products requires any raw materials that are scarce, and our raw materials generally are readily available from a wide range of sources. Accordingly, we do not have any continuing or long term supply agreements with any of these suppliers, and purchase our raw materials from them on a per purchase order basis. The prices for these raw materials are nevertheless subject to market forces largely beyond our control, including energy costs, organic chemical feedstock, market demand, and freight costs. The prices for these raw materials have varied significantly in the past and may vary significantly in the future.

As a result of our research and development efforts in 2007 in cooperation with research institutes including Shaanxi Microbial Research Institute, Jiangsu Microbial Research Institute, China Northwestern University and China Northwest A&F University, we now also internally produce microbial strains, which are key components of our micro-organism products. Our ability to produce microbial strains has translated into a significant cost reduction for these raw materials.

PATENTS, TRADEMARKS, LICENSES, FRANCHISES, CONCESSIONS, ROYALTY AGREEMENTS OR LABOR CONTRACTS

We rely on a combination of trademark, copyright and trade secret protection laws in China and other jurisdictions, as well as confidentiality procedures and contractual provisions to protect our intellectual property and our brand. In November 2000, the Chinese Ministry of Agriculture issued Xian Tianxing a non-renewable license for our DLV chicken vaccine as a “National Second Level New Veterinary Drug,” which entitled this product to Chinese regulatory protection and gave us five years of exclusive production rights. Although our license is non-renewable and has expired since November 2005, we have and will continue to enjoy exclusivity until such time that the vaccine is formally listed on the Chinese Pharmacopoeia by the Chinese Pharmacopoeia Commission. Only after the vaccine is listed can other companies begin to apply for approval by the Chinese Ministry of Agriculture to manufacture and distribute the vaccine. Thus, until the listing occurs, we remain the only company in China legally permitted to produce and sell the vaccine. We do not know, however, if and when the listing will occur.

We intend to seek other licenses or apply for patents as necessary in order to protect our rights, and we also enter into confidentiality, non-compete and invention assignment agreements with our employees and consultants and nondisclosure agreements with third parties. “Jiateng Jun” and “Star Pigeon” are our registered trademarks in China.

Additionally, Xian Tianxing is approved by the Chinese Ministry of Agriculture for the manufacture and distribution of 83 types of veterinary drugs. Such approvals certify Xian Tianxing’s products as conforming to government-mandated standards. The approvals are issued for a period of 5 years and may be renewed 6 months prior to their expiration date. The 83 veterinary drugs and their approval numbers are listed below:

Veterinary Drug Products	Approval Number
Metamizole Sodium Injection	Veterinary Drug (2007) 270261152
Antondine Injection	Veterinary Drug (2007) 270261160
Dexamethasone Sodium Phosphate Injection	Veterinary Drug (2007) 270262530
Enrofloxacin Injection	Veterinary Drug (2007) 270262518
Compoumd Vitamin B Injection	Veterinary Drug (2007) 270264572
Sulfamonomethoxine Sodium Injection	Veterinary Drug (2007) 270261616
Sulfadiazine Sodium Injection	Veterinary Drug (2007)270261634
Kanamycin Sulfate Injection	Veterinary Drug (2007) 270261211
Gentamycin Sulfate Injection	Veterinary Drug (2007) 270261507
Gentamycin Micronomicin Sulfate Injection (10 ml:100,000 parts)	Veterinary Drug (2007) 270262751
Gentamycin Micronomicin Sulfate Injection (10ml: 200,000 parts)	Veterinary Drug (2007) 270262752
Mequindox Injection (10ml:0.5g)	Veterinary Drug (2007) 270261174
Mequindox Injection (10ml:0.2g)	Veterinary Drug (2007) 270264644
Vitamin C Injection	Veterinary Drug (2007) 270262795
Vitamin B1 Injection	Veterinary Drug (2007) 270261389
Lincomycin Hydrochloride Injection (10ml:0.3g)	Veterinary Drug (2007) 270262614
Lincomycin Hydrochloride Injection (10ml:1.5g)	Veterinary Drug (2007) 270262616
Danofloxacin Mesylate Powder	Veterinary Drug (2008) 270262036
Ofloxacin Injection	Veterinary Drug (2007) 270262126
Norfloxacin Nicotinate Injection	Veterinary Drug (2007) 270262593
Ciprofloxacin Hydrochloride Injection	Veterinary Drug (2007) 270262160
Pefloxacin Mesylate Granules	Veterinary Drug (2007) 270262042
Praziquantel Tablets	Veterinary Drug (2007) 270261174
Compound Sulfamethoxazole Tablets	Veterinary Drug (2007) 270261612
Ofloxacin Tablets	Veterinary Drug (2007) 270262123
Amoxicillin Soluble Powder	Veterinary Drug (2007) 270261199
Avermectin Powder	Veterinary Drug (2007) 270262066
Diclazuril Premix (0.2%)	Veterinary Drug (2007) 270261140
Diclazuril Premix (5%)	Veterinary Drug (2007) 270262528
Florfenicol Powder	Veterinary Drug (2007) 270262110
Compound Amoxicillin Powder	Veterinary Drug (2007) 270262092
Thiamphenicol Powder	Veterinary Drug (2007) 270262722
Erythromycin Thiocyanate Soluble Powder	Veterinary Drug (2007) 270261492
Apramycin Sulfate Soluble Powder	Veterinary Drug (2007) 270262745
Neomycin Sulfate Soluble Powder	Veterinary Drug (2007) 270262755
Colistin Sulfate Soluble Powder	Veterinary Drug (2007)270262758
Salinomycin Sodium Premix	Veterinary Drug (2007) 270261379
Ciprofloxacin Hydrochloride Soluble Powder	Veterinary Drug (2007) 270262159

Spectinomycin Hydrochloride and Lincomycin Hydrochloride Soluble Powder	Veterinary Drug (2007) 270265035
Ofloxacin Soluble Powder	Veterinary Drug (2007) 270262124
Baitouweng San	Veterinary Drug (2007) 270265053
Baotai Wuyou San	Veterinary Drug (2007) 270265111
Chulijing	Veterinary Drug (2007) 270265192
Danjibao	Veterinary Drug (2007) 270265171
Feizhucai	Veterinary Drug (2007) 270265100
Fuzheng Jiedu San	Veterinary Drug (2007) 270265076
Gongying San	Veterinary Drug (2007) 270265028
Houyanjing San	Veterinary Drug (2007) 270265179
Huanglian Jiedu San	Veterinary Drug (2007) 270265178
Jianji San	Veterinary Drug (2007) 270265133
Jianwei San	Veterinary Drug (2007) 270265134
Jingfang Baidu San	Veterinary Drug (2007) 270265127
Mubin Xiaohuang San	Veterinary Drug (2007) 270265035
Qingfei Zhike San	Veterinary Drug (2007) 270265157
Qingshu San	Veterinary Drug (2007) 270265162
Qingwen Baidu San	Veterinary Drug (2007) 270265165
Quchong San	Veterinary Drug (2007) 270265089
Tongru San	Veterinary Drug (2007) 270265156
Xiaoji San	Veterinary Drug (2007) 270265146
Yimu Shenghua San	Veterinary Drug (2007) 270265148
Yujin San	Veterinary Drug (2007) 270265102
Zhili San	Veterinary Drug (2007) 270265037
Compound Sulfamethoxydiazine Sodium Injection	Veterinary Drug (2007) 270261608
Lomefloxacin Hydrochloride Soluble Powder	Veterinary Drug (2008) 270262166
Danofloxacin Mesylate Injection	Veterinary Drug (2008) 270262033
Sulfathiazole Sodium Injection	Veterinary Drug (2008) 270261645
Buzhong Yiqi San	Veterinary Drug (2008) 270265082
Fangji San	Veterinary Drug (2008) 270265072
Shenling Baishu San	Veterinary Drug (2008) 270265093
Qibu San	Veterinary Drug (2008) 270265220
Sulfaquinoxaline Sodium Soluble Powder (10%)	Veterinary Drug (2008) 270261624
Sulfaquinoxaline Sodium Soluble Powder (5%)	Veterinary Drug (2008) 270262580
Fenbendazole Powder	Veterinary Drug (2008) 270261189
Sulfachloropyrazin Sodium Soluble Powder	Veterinary Drug (2008) 270262703
Huoxiang Zhengqi San	Veterinary Drug (2008) 270265200
Cuiqing San	Veterinary Drug (2008) 270265188
Longdan Xiegan San	Veterinary Drug (2008) 270265057
Maxing Shigan San	Veterinary Drug (2008) 270265174
Qumai San	Veterinary Drug (2008) 270265067
Shengru San	Veterinary Drug (2008) 270265051
Xiaoshi Pingwei San	Veterinary Drug (2008) 270265145
Xiaochaihu San	Veterinary Drug (2008) 270265018
Yinqiao San	Veterinary Drug (2008) 270265172

Bio-pharmaceutical companies are at times involved in litigation based on allegations of infringement or other violations of intellectual property rights. Furthermore, the application of laws governing intellectual property rights in China and abroad is uncertain and evolving and could involve substantial risks to us.

GOVERNMENT APPROVAL AND REGULATION OF OUR PRINCIPAL PRODUCTS OR SERVICES

Government approval is required for the production of veterinary healthcare and medical care products. The Chinese Ministry of Agriculture has granted the Company three government permits to produce the following products: Forage Additive Products, Additive and Mixed Forage Products and Veterinary Medicine Products. For the production of the veterinary medicine, there is a national standard known as the GMP standard. A company must establish its facility according to GMP standards, including both the facility and the production process. After establishing such facility, the Company files an application to operate the facility with the Ministry of Agriculture of China government, which then sends a team of specialists to conduct an on-site inspection of the facility. A company cannot start production at the facility until it receives approval from the Ministry of Agriculture to begin operations. The Company currently has obtained the requisite approval and licenses from the Ministry of Agriculture in order to operate our production facilities.

RESEARCH AND DEVELOPMENT

We place great emphasis on product research and development, and are currently working closely with two research institutes in the veterinary science field. With Shanghai Poultry Verminosis Institution, which is a part of the Chinese Academy of Agricultural Sciences, we have jointly established the Skystar Research and Development Center in Shanghai. We have also established a research and development center, located on our premises in Huxian, with Shaanxi Microbial Institute, the only microbial research institute in northwest China.

In July 2005, we entered into a cooperation agreement with Shaanxi Microbial Institute pursuant to which we established our Huxian research and development center to facilitate opportunities for us to develop commercially viable products based on the Institute’s research conducted at our research center. Under the cooperation agreement, we provide for the running and operation of the research center, including research equipment and materials. In exchange, we have exclusive rights to any technology derived from any research project that we solely fund. The cooperation agreement also provides for our mutual staffing of research personnel at, and joint-appointment of the director for, the research center. The Institute, however, is not obligated to us with respect to a specific amount of time or a specific project under the cooperation agreement. Currently, we are undertaking the following projects at this research center:

1.
Development of protein technology and enzyme mechanism. Introducing the technology in polypeptides, we are working to develop new products to cure piglet diarrhea. The products are expected to stimulate the release of growth hormones in piglets, improve their ability to produce antibody and excrete stomach acidity, enhance the activity of albumen enzyme and adjust the activity of T.B. cells, thereby improving their all-around disease-resistance ability. We expect these new products will greatly reduce the use of traditional chemical drugs and lead to more environmentally-friendly livestock raising. These products are now in the interim stage of development. We are also developing complex enzyme preparations as new feed additives and aim to use anti-inflammatory enzyme, polyase, and cellulose to form the best combination to effectively dissolve and cause the additive to be absorbed in the feed. Our goal is to drastically improve the absorption rate of the feed, thereby reducing the ratio of usage of feed versus meat, while concurrently reducing the incidence of disease in livestock and poultry. We are looking to outsource certain aspects of these research projects to Shaanxi Jiuzhou Biotechnology Co., Ltd., a member of Shaanxi Jiuzhou Biomedicine Park, although we have not entered into any definitive agreement.

2.
Development of non-pathogenic micro-organisms. We are also developing, in cooperation with the Institute, non-pathogenic micro-organisms and, based upon current products of microbe preparations, lactobacillus, bacillus, bifid bacterium baceroid, and combined with the most appropriate oligosaccharide preparations to produce living bacterium which will be applied to cure gastrointestinal tract diseases resulting from the maladjustment of flora. If successful, micro-organism preparations can be effective cure and prevention for livestock disease, and can greatly reduce the use of antibiotic and other drugs.

At the Skystar Research and Development Center in Shanghai, we have an arrangement with Shanghai Poultry Verminosis Institution that is similar to our agreement with Shaanxi Microbial Institute, although we have not entered into any written agreement with the Institution. Currently, we are undertaking the following projects at this research center:

1.
Development of new products for animal immunization by employing new technologies in micro-organism and bacterium. We expect to be placing greater resources into our research and development with the Institution of toxoid, multivalent inactivated vaccines and attenuated live vaccine, which we believe will gradually replace traditional chemical drugs and which will greatly impact the animal vaccination industry.

2.
Development of veterinary medicines for pets. We believe that the pet markets have been fast growing alongside the growing economy in China. We believe that this niche is being overlooked by local manufacturers. To attempt to take advantage of this opportunity, we have over 20 products of veterinary medicines for pets that are in the course of development.

In July 2005, we entered into a cooperation agreement with Shaanxi Microbial Institute pursuant to which we established our onsite research and development center to facilitate opportunities for us to develop commercially viable products based on the Institute’s research conducted at our research center. Under the cooperation agreement, we provide for the running and operation of the research center, including research equipment and materials. In exchange, we have exclusive rights to any technology derived from any research project that we solely fund. The cooperation agreement also provides for our mutual staffing of research personnel at, and joint-appointment of the director for, the research center. The Institute, however, is not obligated to us with respect to a specific amount of time or a specific project under the cooperation agreement. We have a similar arrangement with Shanghai Poultry Verminosis Institution at our Shanghai research and development center, although we have not entered into any written agreement with the Institution.

We have also worked with Northwest A&F University in Shaanxi Province and Jiangsu Institute of Microbiology in the past, and we continue to look for opportunities to collaborate with these and other research institutes in the future.

In 2006, we spent approximately $131,000, or approximately 1.34%, of our 2006 revenue on research and development of products. In 2007, we spent approximately $268,000, or approximately 1.78%, of our revenue on research and development of products.

COSTS AND EFFECTS OF COMPLIANCE WITH ENVIRONMENTAL LAWS

In compliance with Chinese environmental regulations, we spent approximately $167,000 in 2005, and $0 in 2006, and $14,000 in 2007, mainly for the wastewater treatment in connection with our production facilities.

EMPLOYEES

As of June 30, 2008, we have approximately 235 employees, of which 203 are full time employees. In 2006, we had 180 employees, of which 175 worked as full time employees. None of these employees are represented by any collective bargaining agreements. We have not experienced a work stoppage. Management believes that our relations with our employees are good.

LEGAL PROCEEDINGS

The following discussion discusses all known or anticipated material legal proceedings commenced by or against us. Occasionally we may be named as a party in claims and legal proceedings arising out of the normal course of our business. These claims and legal proceedings may relate to contractual rights and obligations, employment matters, or to other matters relating to our business and operations.

Other than the matter discussed below, we are not aware of any material pending legal proceedings involving us.

Gregory Evans v. The Cyber Group Network Corp, et al. (District Court, Clark County, State of Nevada, Case No. A513378). We learned that Gregory Evans filed suit against us, (under our former name, The Cyber Group Network Corp), R. Scott Cramer, Steve Lowe and David Wassung in State of Nevada District Court in Clark County, Nevada, alleging causes of action for “Refusing to Call Vote of Stockholders” and “Conversion” on or about November 18, 2005. On December 1, 2007, the lawsuit was dismissed. Prior to the dismissal, the Company was never served with a summons or complaint in the matter.

Andrew Chien v. Skystar Bio-Pharmaceutical Company, et. al. (US District Court, District of Connecticut, Case No. 3:2007cv00781). The Company has learned that Andrew Chien filed suit against the Company, R. Scott Cramer, Steve Lowe, David Wassung and Weibing Lu in United States District Court for the District of Connecticut, alleging causes of action for violation of Sections 10(b) and 20(a) of the Exchange Act. In or around November 2007, the defendants filed motions to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction.  Mr. Chien agreed to voluntarily amend the complaint after the motions were filed, and an amended complaint was subsequently filed on or around January 4, 2008.  The amended complaint dropped Weibing Lu (who is a resident of China and had never been served) as a defendant.  The remaining defendants contend that the amended complaint has failed to correct the deficiencies of the original complaint, and have filed a renewed motion to dismiss for failure to state a claim, also preserving their challenge to personal jurisdiction.  The defendants deny all claims and have moved the Court to dismiss the amended complaint in its entirety in their motion to dismiss, which is still pending. The motion to dismiss also requests that the Court award sanctions against Mr. Chien under the Private Securities Litigation Reform Act and other authority in the event the defendants' motion to dismiss the amended complaint is granted.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion and analysis of our results of operations and financial condition for the three months ended March 31, 2008 and 2007, and for the fiscal years ended December 31, 2007 and 2006, should be read in conjunction with Selected Consolidated Financial Data and our financial statements and the notes to those financial statements that are included elsewhere in this prospectus. Our discussion includes forward-looking statements based upon current expectations that involve risks and uncertainties, such as our plans, objectives, expectations and intentions. Actual results and the timing of events could differ materially from those anticipated in these forward-looking statements as a result of a number of factors, including those set forth under the “Risk Factors”, “Cautionary Notice Regarding Forward-Looking Statements” and “Description of Business” sections and elsewhere in this prospectus. We use words such as “anticipate,” “estimate,” “plan,” “project,” “continuing,” “ongoing,” “expect,” “believe,” “intend,” “may,” “will,” “should,” “could,” “predict,” and similar expressions to identify forward-looking statements.  Although we believe the expectations expressed in these forward-looking statements are based on reasonable assumptions within the bound of our knowledge of our business, our actual results could differ materially from those discussed in these statements. Factors that could contribute to such differences include, but are not limited to, those discussed in the “Risk Factors” section of this Registration Statement. We undertake no obligation to update publicly any forward-looking statements for any reason even if new information becomes available or other events occur in the future.

Our financial statements are prepared in US$ and in accordance with accounting principles generally accepted in the United States. See “Exchange Rates” below for information concerning the exchanges rates at which Renminbi (“RMB”) were translated into US$ at various pertinent dates and for pertinent periods.

Overview

Skystar Bio-Pharmaceutical, formerly known as The Cyber Group Network Corporation (“Cyber”), was incorporated in Nevada under the name “Hollywood Entertainment Network, Inc.” on September 24, 1998. On May 23, 2000, we changed our name to “The Cyber Group Network Corporation”. On February 15, 2006, we further changed our name to “Skystar Bio-Pharmaceutical Company” to reflect its current business operations.

On November 7, 2005, we acquired Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Ltd (“Skystar Cayman”) and, as a result, Skystar Cayman’s variable interest entity (“VIE”) Xian Tianxing Bio-Pharmaceutical Co., Limited (“Xian Tianxing”) by way of the exchange of 48,000,000 shares of our Series B preferred stock for 100% of the issued and outstanding common stock of Skystar Cayman. We accounted for this share exchange transaction as a reverse acquisition and recapitalization and, as a result, our consolidated financial statements are in substance those of Skystar Cayman, with the assets and liabilities, and revenues and expenses, of Cyber being included effective from the date of the stock exchange transaction. Please see Note 1 to our consolidated financial statements included in this prospectus for further details of this stock exchange transaction.

Having no substantive operation of our own, we, through Xian Tianxing, engages in research, development, production, marketing and sales of veterinary healthcare and medical care products in China. Please see “Contractual Arrangements with Xian Tianxing and its Stockholders” above and Note 1 to our consolidated financial statements for three months ended March 31, 2008, and for fiscal year 2007 included in this prospectus for the contractual arrangements between Skystar Cayman and Xian Tianxing and their subsequent assignment from Skystar Cayman to our indirect wholly owned subsidiary, Sida Biotechnology (Xian) Co., Ltd., in January 2008, and their impact on our consolidated financial statements.

Critical Accounting Policies

In preparing the consolidated financial statements in accordance with accounting principles generally accepted in the United States, we make estimates and assumptions about the effect of matters that are inherently uncertain and may change in subsequent periods. The resulting accounting estimates will, by definition, may vary from the related actual results. We consider the following to be the most critical accounting policies:

•
Revenue recognition: Our revenues are primarily sales of veterinary healthcare and medical care products in China. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectibility is reasonably assured. Sales are presented net of value added tax (VAT) and estimated returns of product from distributors and/or customers. We allow our distributors and/our customers to return product only if our product is later determined by us to be ineffective. Based on our historical experience over the past three years, product returns have been insignificant throughout all of our product lines: Micro-Organism, Veterinary Medications, Feed Additives and Vaccines. Therefore, we do not estimate deductions for sales returns. Sales returns are taken against revenue when products are returned from a distributor and/or customers. Sales are presented net of any discounts given to customers. We use this recognition policy for both distributors and end users.

	(a)	Credit sales: Revenue is recognized when the products have been delivered to the customers.
	(b)	Full payment before delivering: Revenue is recognized when the products have been delivered to customers.

•
Accounts receivable: We perform ongoing credit evaluations of our customers and adjust credit limits based upon payment history and the customers’ current credit worthiness, as determined by a review of their current credit information. We continuously monitor collections and payments from our customers and maintain a provision for estimated credit losses based upon historical experience and any specific customer collection issues that have been identified. While such credit losses have historically been within our expectations and the provisions established, we cannot guarantee that we will continue to experience the same credit loss rates that have been experienced in the past.

•
Convertible debentures and warrants: We have adopted APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, FAS 133, EITF-98-5, and EITF-00-27, for valuation and accounting treatment of our outstanding convertible debentures and warrants.

•
Liquidated damages: We have adopted FAS 5 and FSP EITF 00-19-2 in connection with the liquidated damages we accrued pursuant to the terms of our Registration Rights Agreement with certain investors dated February 27, 2007.

Recent Accounting Pronouncements

In February 2007, the FASB issued SFAS No. 159, “The Fair Value Option for Financial Assets and Financial Liabilities , Including an Amendment of FASB Statement No. 115,” under which entities will now be permitted to measure many financial instruments and certain other assets and liabilities at fair value on an instrument-by-instrument basis. This Statement is effective as of the beginning of an entity’s first fiscal year that begins after November 15, 2007. Early adoption is permitted as of the beginning of a fiscal year that begins on or before November 15, 2007, provided the entity also elects to apply the provisions of SFAS 157. The Company is currently assessing the impact, if any, the adoption of SFAS 159 will have on its financial statements.

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company is currently evaluating the effect of this pronouncement on financial statements.

In December 2007, the FASB issued SFAS 141(R),“Business Combinations”, which replaces SFAS 141. SFAS No. 141(R) establishes principles and requirements for how an acquirer recognizes and measures in its financial statements the identifiable assets acquired, the liabilities assumed, any non-controlling interest in the acquiree and the goodwill acquired. The Statement also establishes disclosure requirements which will enable users to evaluate the nature and financial effects of the business combination. SFAS 141(R) is effective for fiscal years beginning after December 15, 2008. The adoption of SFAS 141(R) will have an impact on accounting for business combinations once adopted, but the effect is dependent upon acquisitions at that time.

In December 2007, the FASB issued SFAS No. 160,“Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In March 2008, the FASB issued SFAS No. 161, “Disclosures about Derivative Instruments and Hedging Activities - an amendment of FASB Statement No. 133” (“SFAS 161”), which changes the disclosure requirements for derivative instruments and hedging activities. Entities are required to provide enhanced disclosures about (a) how and why an entity uses derivative instruments, (b) how derivative instruments and related hedged items are accounted for under Statement 133 and its related interpretations, and (c) how derivative instruments and related hedged items affect an entity’s financial position, financial performance and cash flows. SFAS 161 is effective for financial statements issued for fiscal years and interim periods beginning after November 15, 2008. The Company has not determined the effect of the application of SFAS 161 on its consolidated financial statements.

In May 2008, the FASB issued SFAS No. 162, “The Hierarchy of Generally Accepted Accounting Principles.” This Statement identifies the sources of accounting principles and the framework for selecting the principles to be used in the preparation of financial statements of nongovernmental entities that are presented in conformity with generally accepted accounting principles (GAAP) in the United States (the GAAP hierarchy). This Statement will not have and impact on the Company’s financial statements.

In May 2008, the FASB issued SFAS No. 163, “Accounting for Financial Guarantee Insurance Contracts, an interpretation of FASB Statement No. 60.” The scope of this Statement is limited to financial guarantee insurance (and reinsurance) contracts, as described in this Statement, issued by enterprises included within the scope of Statement 60. Accordingly, this Statement does not apply to financial guarantee contracts issued by enterprises excluded from the scope of Statement 60 or to some insurance contracts that seem similar to financial guarantee insurance contracts issued by insurance enterprises (such as mortgage guaranty insurance or credit insurance on trade receivables). This Statement also does not apply to financial guarantee insurance contracts that are derivative instruments included within the scope of FASB Statement No. 133, “Accounting for Derivative Instruments and Hedging Activities.” This Statement will not have and impact on the Company’s financial statements.

Results of Operations - Period ended March 31, 2008 as compared to Period ended March 31, 2007

The following table summarizes our results of operations as of March 31, 2008 and 2007. The table and the discussion below should be read in conjunction with the unaudited financial statements and the notes thereto appearing elsewhere in this report.

	Three Months Ended March 31,
	2008		2007
	(in U.S. Dollars, except for percentages)
Sales	$2,686,354	100.00%	$1,367,810	100.00%
Gross Profit	$1,388,935	51.70%	$670,775	49.04%
Operating Expense	$490,878	18.27%	$818,533	59.84%
Income (Loss) From Operations	$898,057	33.43%	$(147,758)	(10.80)%
Other Expenses	$128,499	4.78%	$156,336	11.43%
Income tax expenses	$153,207	5.70%	$66,624	4.87%
Net Income	$616,351	22.94%	$(370,718)	(27.10)%

Revenues All of our revenue is derived from the sale of veterinary healthcare and medical care products in the PRC. During the three months ended March 31, 2008, we had revenues of $2,686,354 as compared to revenues of $1,367,810 during the three months ended March 31, 2007, an increase of approximately 96.40%.

Revenues- Veterinary Medications. Revenues from sales of our veterinary medications product line increased from $373,000 during the three months ended March 31, 2007 to $1,669,754 during the three months ended March 31, 2008 or an increase of $1,296,754 or approximately 347%. This increase represented approximately 98% of the increase between the three months ended March 31, 2007 and 2008 for overall revenue. The increase in veterinary medications sales was primarily attributable to: an additional 47 items being available for sale within our veterinary medication line, our enhanced marketing efforts and our customers’ use of the products for the treatment of livestock and poultry diseases that occurred during the three months ended March 31, 2008.

Revenues- Micro-Organism. Revenues from sales of our micro-organism product line increased slightly from $719,273 during the three months ended March 31, 2007 to $789,655 during the three months ended March 31, 2008 or an increase of $70,382. The slight increase of $70,382 was a result of a slight increase in demand for our micro-organisms product lines which treat parasitic diseases that affect chickens.

Revenues- Feed Additives. Revenues from sales of our feed additives product line decreased from $170,896 during the three months ended March 31, 2007 to $93,554 during the three months ended March 31, 2008 or a decrease of $77,342. The decrease of $77,342 was a result of a smaller demand for our feed additives product line that maintains the health of animals while increasing the yield of the animal to the farmer.

Revenues- Vaccines. Revenues from sales of our vaccines product line increased from $104,641 during the three months ended March 31, 2007 to $133,391 during the three months ended March 31, 2008 or an increase of $28,750. This increase was a result of increased awareness among our customer base of our vaccine products through our marketing efforts.

Cost of Sales

The following table sets forth the components of our cost of sales in absolute amount and as a percentage of total net sales for the periods indicated.

	Three Months Ended March 31,
	2008		2007
	(in U.S. dollars, except for percentages)
Total Net Sales	$2,686,354	100.00%	$1,367,810	100.00%
Raw materials	$1,163,090	43.30%	$610,487	44.64%
Labor	$44,318	1.65%	$61,450	4.49%
Manufacturing Overhead	$90,011	3.35%	$25,098	1.83%
Total Cost of Goods Sold	$1,297,419	48.30%	$697,035	50.96%

Gross Profit	$1,388,935	51.70%	$670,775	49.04%

Cost of Sales. Cost of Sales, which consists of raw materials, direct labor, and manufacturing overhead, was $1,297,419 for the three months ended March 31, 2008 as compared to $697,035 for the three months ended March 31, 2007. Our cost of sales consists of four product lines: veterinary medications, micro-organism, feed additives, and vaccines.

Cost of Sales- Veterinary Medications. Cost of sales of our veterinary medications product line increased from $246,778 during the three months ended March 31, 2007 to $999,484 during the three months ended March 31, 2008 for an increase of $752,706 or approximately 305%. This increase was a result of a 347% sales increase of veterinary medications.

Cost of Sales- Micro-Organism. Cost of sales of our micro-organism product line decreased from $325,141 during the three months ended March 31, 2007 to $235,827 during the three months ended March 31, 2008 for a decrease of $89,314 or approximately 27%. The decrease was mainly attributable to cost savings achieved by improved manufacturing techniques for our micro-organism product line.

Cost of Sales- Feed Additives. Cost of sales of our feed additives product line decreased from $113,575 during the three months ended March 31, 2007 to $46,714 during the three months ended March 31, 2008 for a decrease of $66,861. The decrease was mainly attributable fewer feed additive sales.

Cost of Sales- Vaccines. Cost of sales of our vaccines product line increased from $11,541 during the three months ended March 31, 2007 to $15,394 during the three months ended March 31, 2008 for an increase of $3,853. The increase was a result of increased sales of our vaccines product line.

Selling, General and Administrative Expenses

	For the Three Months Ended March 31,
	2008		2007
		$% of Total Net Sales		$% of Total Net Sales
	(in U.S. Dollars, except for percentages)
Gross Profit	$1,388,935	51.70%	$670,775	49.04%
Operating Expenses:
Selling Expenses	189,844	7.07%	109,428	8.00%
General and Administrative Expenses	253,735	9.94%	677,450	49.52%
Research and Development Costs	47,299	1.76%	31,655	2.31%
Income (Loss) from Operations	898,057	33.43%	(147,758)	(10.80)%

Selling Expenses. Selling expenses, which consist of commissions, advertising and promotion expenses, freight charges, and salaries totaled $189,844 for the three months ended March 31, 2008 as compared to $109,428 for the three months ended March 31, 2007, an increase of approximately 73.49%. This increase is primarily attributable to our expanding sales team and activities. We believe that our selling expenses will continue to increase as our sales continue to grow.

General and Administrative Expenses. General and administrative expenses totaled $253,735 for the three months ended March 31, 2008, as compared to $677,450 for the three months ended March 31, 2007, a decrease of approximately 62.54%. General and administrative expenses are primarily legal accounting and other professional fees that we incurred as a U.S. public company. Such professional expenses were considerably higher for the first quarter of 2007 as a result of our private financing transaction that closed during that period. However, we anticipate that our general and administrative expenses will increase due to the increasing costs of being a U.S. public company.

Research and Development Costs. Research and development costs, which consist of salaries, professional fees, and technical support fees, totaled $47,299 for the three months ended March 31, 2008, as compared to $31,655 for the three months ended March 31, 2007, an increase of approximately 49.42%. This increase is primarily attributable to increased research activities with certain outside experts and institutions with whom we cooperate on research and development of both existing and new products. We anticipate that our research and development costs will continue to increase as we will continue improve existing products and develop new products.

Net Income. We had net income of $616,351 for the three months ended March 31, 2008 as compared to net loss of $370,718 for the three months ended March 31, 2007, an increase of approximately 266.26%. The increase in net income is largely attributable to an increased gross profit as a result of increased sales coupled with a favorable increase in the foreign currency translation adjustment.

Results of Operations - Year ended December 31, 2007 as compared to year ended December 31, 2006

The following table summarizes our results of operations for the two most recent fiscal years. The table and the discussion below should be read in conjunction with the audited financial statements and the notes thereto appearing elsewhere in this report.

	For the Twelve Months Ended December 31,
	2007		2006
	(in U.S. Dollars, except for percentages)
Sales	$15,056,828	100.00%	$9,796,324	100.00%
Gross Profit	$8,344,463	55.42%	$4,375,672	44.67%
Operating Expense	$3,446,737	22.89%	$2,690,333	27.46%
Income From Operations	$4,897,726	32.53%	$1,685,339	17.20%
Other Expenses	$5,827,530	38.70%	$15,246	0.16%
Income tax expenses	$1,027,172	6.82%	$494,951	5.05%
Net Income (Loss)	$(1,956,976)	(13.00)%	$1,175,142	12.00%

Revenues. All of our revenue is derived from the sales of veterinary healthcare and medical care products in China. During the year ended December 31, 2007, we had revenues of $15,056,828 as compared to revenues of $9,796,324 during the year ended December 31, 2006, an increase of $5,260,504 or approximately 54%. Our revenue consists of four product lines: veterinary medications, micro-organism, feed additives, and vaccines.

Revenues- Veterinary Medications. Revenues from sales of our veterinary medications product line increased from $3,825,079 during the year ended December 31, 2006 to $9,003,400 during the year ended December 31, 2007 or an increase of $5,178,321 or approximately 135%. This increase represented approximately 98% of the increase between the years ended December 31, 2006 and 2007 for overall revenue. The increase in veterinary medications sales was primarily attributable to: an additional 51 items being available for sale within our veterinary medication line, our enhanced marketing efforts and our clients’ use of the products for the treatment of livestock and poultry diseases that occurred during the year ended 2007.

Revenues- Micro-Organism. Revenues from sales of our micro-organism product line decreased slightly from $4,337,562 during the year ended December 31, 2006 to $4,271,139 during the year ended December 31, 2007 or a decrease of $66,423. The slight decrease of $66,423 was a result of a slight drop in demand for our micro-organisms product lines which treat parasitic diseases that affect chickens.

Revenues- Feed Additives. Revenues from sales of our feed additives product line increased slightly from $927,424 during the year ended December 31, 2006 to $971,019 during the year ended December 31, 2007 or an increase of $43,595. The slight increase of $43,595 was a result of more items being sold within our feed additives product line that maintains the health of animals while increasing the yield of the animal to the farmer.

Revenues- Vaccines. Revenues from sales of our vaccines product line increased from $706,259 during the year ended December 31, 2006 to
$811,270 during the year ended December 31, 2007 or an increase of $105,011. This increase was a result of increased awareness among our customer base of our vaccine product through our marketing efforts.

Cost of Sales

The following table sets forth the components of our cost of sales in absolute amount and as a percentage of total net sales for the periods indicated.

	For the Twelve Months Ended December 31,
	2007		2006
	(in U.S. dollars, except for percentages)
Total Net Sales	$15,056,828	100.00%	$9,796,324	100.00%
Raw materials	$6,153,671	40.87%	$5,127,499	52.34%
Labor	$251,676	1.67%	$228,278	2.33%
Manufacturing Overhead	$307,018	2.04%	$64,875	0.66%
Total Cost of Sales	$6,712,365	44.58%	$5,420,652	55.33%

Gross Profit	$8,344,463	55.42%	$4,375,672	44.67%

Cost of Sales. Cost of sales, which consist of raw materials, direct labor and manufacturing overhead, were $6,712,365 for the year ended December 31, 2007 as compared to $5,420,652 for the year ended December 31, 2006. Our cost of sales consists of four product lines: veterinary medications, micro-organism, feed additives, and vaccines.

Cost of Sales- Veterinary Medications. Cost of sales of our veterinary medications product line increased from $2,546,627 during the year ended December 31, 2006 to $4,654,347 during the year ended December 31, 2007 for an increase of $2,107,720 or approximately 83%. This increase was a result of a 135% sales increase of veterinary medications.

Cost of Sales- Micro-Organism. Cost of sales of our micro-organism product line decreased from $2,161,898 during the year ended December 31, 2006 to $1,416,550 during the year ended December 31, 2007 for a decrease of $745,345 or approximately 34%. Of our thirteen micro organism products sold, three products had a collective cost decrease of approximately $690,000 as a result of decreased raw material costs.

Cost of Sales- Feed Additives. Cost of sales of our feed additives product line decreased from $629,075 during the year ended December 31, 2006 to $549,714 during the year ended December 31, 2007 for a decrease of $79,361. The decrease was mainly attributable to cost savings achieved by improved manufacturing techniques for our feed additives product line.

Cost of Sales- Vaccines. Cost of sales of our vaccines product line increased from $83,052 during the year ended December 31, 2006 to $91,754 during the year ended December 31, 2007 for an increase of $8,702. The increase was a result of increased sales of our vaccines product line.

Selling, General and Administrative Expenses

	For the Twelve Months Ended December 31,
	2007		2006
		$% of Total Net Sales		$% of Total Net Sales
	(in U.S. Dollars, except for percentages)
Gross Profit	$8,344,463	55.42%	$4,375,672	44.67%
Operating Expenses:
Selling Expenses	739,422	4.91%	475,504	4.85%
General and Administrative Expenses	2,438,995	16.20%	2,083,458	21.27%
Research and Development Costs	268,320	1.78%	131,371	1.34%
Income from Operations	4,897,726	32.53%	1,685,339	17.20%

Selling Expenses. Selling expenses, which consist of commission, advertising and promotion expenses, freight charges and salaries totaled $739,422 for the year ended December 31, 2007 as compared to $475,504 for the year ended December 31, 2006, an increase of approximately 56%. This increase is primarily attributable to our expanding sales team and increased sales and marketing activities. We believe that our selling expenses will continue to increase as our sales continue to grow.

General and Administrative Expenses. General and administrative expenses totaled $2,438,995 for the year ended December 31, 2007 as compared to $2,083,458 for the year ended December 31, 2006, an increase of approximately 17.06%. This increase is primarily attributable to legal and accounting fees incurred as a U.S. public company and other consulting fees relating to financing activities. We anticipate that our general and administrative expenses will increase due to the costs of being a U.S. public company.

Research and Development Costs. Research and development costs, which consist of salaries, professional and technical support fees, totaled $268,320 for the year ended December 31, 2007 as compared to $131,371 for the year ended December 31, 2006, an increase of approximately 104%. This increase is primarily attributable to additional research and development activities with third party experts and institutions. We anticipate that our research and development costs will increase as we continue to improve and develop new products.

Net Income. Skystar had a net loss of $1,956,976 for the year ended December 31, 2007 as compared to $1,175,142 net income for the year ended December 31, 2006.  The decrease in our net income is largely attributable to one time non-cash charges, including: (a) the amortization of discount on debentures or interest expense of $4,595,455 and (b) inducement costs of for debentures converted and warrants converted totaling $913,997. Since the majority of the convertible debentures have been converted and warrants exercised, we will not have any more non-cash charges for inducement cost relating to those convertible debentures already converted. Further, our management expects our net income to increase as we continue to introduce new products and increase sales.

Liquidity

Period Ended March 31, 2008

For the three months ended March 31, 2008, cash used in operating activities was $1,035,518 as compared to $259,268 cash used in operating activities for the three months ended March 31, 2007. The decrease in cash generated from operating activities is primarily attributable to (a) bulk purchases of certain raw materials for anticipated production of both existing and new products in the second and third quarter of fiscal 2008, and (b) increased prepayments to certain suppliers to ensure low purchase price of certain raw materials.

We generated $473,967 from investing activities for the three months ended March 31, 2008, as compared to expending $249,261 in investing activities for the three months ended March 31, 2007. The increase in investing activities for the three months ended March 31, 2008 was a result of the collection of a loan of $521,796 that was offset by an equipment expenditure of $47,829.

From financing activities, we generated $160,533 for the three months ended March 31, 2008 as compared to $3,773,825 generated from the three months ended March 31, 2007. The decrease in cash generated from financing activities is mainly attributable to the proceeds from a third party loan further discussed in detail in Note 10 of the accompanying footnotes to the consolidated financial statements.

As of March 31, 2008, we had cash of $389,300. Our total current assets were $8,110,386, and our total current liabilities were $2,074,290, which resulted in a net working capital of $6,036,096. Management believes that we have the ability to meet cash requirements for our operations in order to continue as a going concern, including sufficient cash flows to meet our obligations on a timely basis in the foreseeable future, provided that we can continue to maintain profitable operations and our net working capital remains liquid.

Year Ended December 31, 2007

For the year ended December 31, 2007, we generated cash from operating activities of $943,145, as compared to $1,600,554 for the year ended December 31, 2006. The decrease is primarily attributable to purchase of inventories. We used $3,145,584 in investing activities for 2007 as compared to $1,833,706 for 2006. The expenditure in investing activities for 2007 consisted of, among others, payment of $402,470 for the purchase of equipment as the construction of one of our new facilities at our Huxian plant was completed at the end of second quarter of 2007. We also extended loans in the aggregate amount of $912,901 to unrelated third parties to secure good business relationships, purchase of intangible assets of $658,350 and advances on purchasing of long term assets of $1,171,863. We provided by $2,752,253 from financing activities for 2007, as compared to $385,272 provided by in financing activities for 2006, which, among others, mainly consisted of the issuance of convertible debentures and warrants from our February 2007 financing discussed in further detail in Note 11 of the accompanying footnotes to our consolidated financial statements.

As of December 31, 2007, we had cash of $771,492. Our total current assets were $6,323,937 and our total current liabilities were $1,422,919, which resulted in a net working capital of $4,901,018. On February 27, 2007, we entered into a Securities Purchase Agreement dated February 26, 2007, with several institutional and accredited investors pursuant to which we sold to these investors $4.075 million in aggregate principal amount of 8% convertible debentures due February 28, 2009, and warrants to purchase 815,000 (post anticipated 5-for-1 reverse stock split) shares of our common stock, in a private placement pursuant to Regulation D under the Securities Act of 1993. We believe that we have sufficient cash flow to meet our obligations on a timely basis in the foreseeable future.

We had capital expenditure commitments outstanding as of December 31, 2007 in the amount of $822,000 in relation to construction at our Huxian plant and $548,000 in relation to the purchase of machinery. Once all its facilities are completed, the Huxian plant is expected to enable us to consolidate our existing operations and to expand the production capacity for our veterinary healthcare and medical care products business.

Capital Resources

During the three months ended March 31, 2008, the Company received loan receivable approximately of $521,000, of which approximately $48,000 were used to purchase plant and equipment. If we were to acquire another business or further expand our operations, we will require additional capital.

On March 9, 2007, we received gross proceeds in the amount of $4.075 million from our closing of a Securities Purchase Agreement dated February 27, 2007 with certain investors. Of the capital raised, approximately $400,000 have been applied toward the construction of our new plant, approximately $270,000 have been spent on research and development of new products, approximately $680,000 have been applied toward the acquisition of proprietary technology, and the remaining balance used to expand our sales network and as a reserve for our working capital needs.

One of our manufacturing plants obtained a Good Manufacturing Practice (“GMP”) certificate and was fully operational at the end of second quarter of 2007. During 2007, we obtained product serial permit numbers for 60 products, which resulted in higher sales revenue and profit margins for us in the third quarter of 2007.

Plan of Operations

Over the next 12 months, we plan to continue to market and sell our current products and to develop new products.

In 2003, we received approval from the State Council of China to expand our production facilities and construct a new GMP standard plant. We have invested RMB 82,000,000 ($10,501,000) into this project, which is our Huxian plant, including approximately $9,700,000 for the facilities and $800,000 for working capital. The construction work commenced in late 2004, and we completed the veterinary medicine facility and the quality control, research and development and administration building during 2007, both of which are fully operational. The remaining facilities of the Huxian plant are expected to be completed by the end of 2008. We anticipate that the new factory will generate sufficient cash flows; thus, management has concluded that there is no impairment loss on the construction in progress.

Product Research and Development

We believe that Xian Tianxing will be developing several new products including animal immunization products, non-pathogenic micro-organisms for the cure and prevention of livestock disease, complex enzyme preparations as animal feed additives, and several new veterinary medicine products within the next 12 months.

Contractual Obligations and Off-Balance Sheet Arrangements

Contractual Obligations

	Payments due by Period
Contractual Obligations	Total	Less than 1 year	1-3 years	3-5 years	More than 5 years
Long-Term Debt Obligations	$482,923	$414,990	$67,933	$—	$—
Operating Lease Obligations	183,635	34,789	71,346	48,967	28,533
Total	$666,558	$449,779	$139,279	$48,967	$28,533

Off-Balance Sheet Arrangements

As of the date of this registration statement, we do not have any outstanding financial guarantees or commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as stockholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or research and development services with us.

Exchange Rates

Xian Tianxing maintains its books and records in Renminbi (“RMB”), the lawful currency of China. In general, for consolidation purposes, we translate Xian Tianxing’s assets and liabilities into US$ using the applicable exchange rates prevailing at the balance sheet date, and the statement of income is translated at average exchange rates during the reporting period. Adjustments resulting from the translation of Xian Tianxing’s financial statements are recorded as accumulated other comprehensive income.

Until July 21, 2005, RMB had been pegged to US$ at the rate of RMB8.30: US$1.00. On July 21, 2005, the Chinese government reformed the exchange rate system into a managed floating exchange rate system based on market supply and demand with reference to a basket of currencies. In addition, the exchange rate of RMB to US$ was adjusted to RMB8.11: US$1.00 as of July 21, 2005. The People’s Bank of China announces the closing price of a foreign currency such as US$ traded against RMB in the inter-bank foreign exchange market after the closing of the market on each working day, which will become the unified exchange rate for the trading against RMB on the following working day. The daily trading price of US$ against RMB in the inter-bank foreign exchange market is allowed to float within a band of ± 0.3% around the unified exchange rate published by the People’s Bank of China. This quotation of exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rates quoted by the People’s Bank of China. Approval of foreign currency payments by the Bank of China or other institutions required submitting a payment application form together with invoices, shipping documents and signed contracts.

The exchange rates used to translate amounts in RMB into US$ for the purposes of preparing the consolidated financial statements or otherwise stated in this MD&A were as follows:

	March 31, 2008	December 31, 2007	March 31, 2007	December 31, 2006

Assets and liabilities	USD0.14280: RMB1	US$0.1371: RMB1	USD0.12950: RMB1	US$0.12820: RMB1

Statements of operations and cash flows for the period/year ended	USD0.13977: RMB1	US$0.13167: RMB1	USD0.12901: RMB1	US$0.12557: RMB1

No representation is made that RMB amounts have been, or would be, converted into US$ at the above rates.

Inflation

We believe that inflation has not had a material effect on our operations to date.

Related Party Transactions

For a description of our related party transactions see the section of this prospectus entitled “Certain Relationships and Related Transactions.”

DESCRIPTION OF PROPERTY

The Company’s administrative headquarters is currently located in approximately 3,700 square feet of office space at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, China. This property belongs to Mr. Weibing Lu, director and chief executive officer of the Company. This property was provided free for the use of the Company’s administrative division in 2006 and 2005. In January 2007, we entered into a 5-year lease agreement with Mr. Lu for the premises on term of RMB 165,600 (approximately $21,800) per year.

Shanghai Siqiang, wholly owned subsidiary of Xian Tianxing, leases its office and facility space in Shanghai from Mr. Lu pursuant to a 10-year lease agreement entered into in August 2007 on terms of RMB 144,000 (approximately $18,960) per year.

Production Facilities

Currently, the Xian Tianxing has two manufacturing sites that are located in Xi’an city, Shaanxi Province, China. One is located in the town of at Sanqiao and the other in the town of Huxian.

The Sanqiao Plant

Xian Tianxing entered into a tenancy agreement for the lease of factory premises underlying its Sanqiao plant for a period of ten years from October 1, 2004 to September 30, 2014. The annual rent for the factory premises is $10,361 and is also subject to a 10% increase every four subsequent years. The Company’s production facilities are currently described as follows:

1.
Micro-organism plant. This production plant is run in cooperation with experts from Japan Kato Microbiology Institute, Microbiology Institute of Shaanxi Province and Northwest Agro-Forestry Sci-tech University. This facility was expanded in 2007 from approximately 16,100 square feet to approximately 21, 500 square feet in accordance with Chinese national Good Manufacturing Practice (“GMP”) standards, and has been submitted to the Chinese Ministry of Agriculture’s Veterinary Drugs GMP Inspection Committee for inspection and approval.

2.	Feed additive plant . This production facility occupies an area of approximately 10,700 square feet.

The Huxian Plant

In 2003, Xian Tianxing received approval from the State Council of China to expand its production facilities and construct a new GMP standard plant. In connection with the approval, Xian Tianxing acquired a long-term land use right for the land now underlying its Huxian plant. The Company's total investment in this project thus far is estimated at RMB 82,000,000 ($10,501,000). Because Xian Tianxing has been accredited as a high-tech enterprise, its Huxian plant has the full support of both the Shaanxi provincial government and the Xi’an municipal government.

Construction of the Huxian plant commenced in late 2004 and parts of the plant has been fully operational since the end of the second quarter of 2007. Remaining construction work is expected to be completed by the end of 2008. When fully completed, the Huxian plant will occupy approximately 7.7 acres and have a total area of approximately 151,700 square feet. The table below lists the primary facilities at the plant and their status as of April 3, 2008:

Description	Approximate Size	Status
GMP standard veterinary medicine facility	45,200 square feet	Completed

Quality control, research and development, and administration building	36,600 square feet	Completed

GMP standard bio-pharmaceutical facility with three production lines for active bacteria, inactivated vaccines, and coccidiosis vaccines	48,400 square feet	Completion expected in the second half of 2008

Animal laboratory complying with Animal Bio-safety Level 2 (ABSL-2) requirements	10,700 square feet	Completion expected in the second half of 2008

We believe that the general physical condition of the plants and production facilities of the company can completely satisfy our current production orders of the company in terms of quantity and production quality.

We believe that these facilities after construction is completed will be able to meet our operational needs for three to five years.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Related Party Receivables and Payables

Set forth below are the related party transactions between Xian Tianxing’s stockholders, officers and/or directors, and Xian Tianxing as of the date set forth on the table, with whom Skystar has contractual arrangements which give Skystar the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring stockholder approval.

	March 31, 2008 (unaudited)	December 31, 2007	December 31, 2006
Amounts due from shareholder:
Mr. Weibing Lu (1)	$23,726	$59,462	$-

Amount due to shareholders:
Ms. Aixia Wang (1)	1,428	$1,371
Mr. Scott Cramer (1)	30,245	30,245	-
Total	$31,673	$31,616	$-

Amount due to related companies:
TianXing Digital Co., Ltd. (2)	-	$17,137	$16,025
Shanxi Xingji Electronics Co. Ltd. (2)	7,113	32,817	-
Total	$7,113	$49,954	16,025

(1)
The related individuals, Mr. Weibing Lu, Ms. Aixia Wang, and Mr. R. Scott Cramer are all shareholders of the Company. Mr. Lu and Mr. Cramer are also our directors, and Mr. Lu is additionally our chief executive officer. The amounts due from Mr. Lu are expense advances for Mr. Lu’s business-related travels on behalf of the Company. The amounts due to shareholders were cash advances to facilitate Company operations or expenses paid by these individuals on behalf of the Company. These balances are non-interest bearing, unsecured, due on demand, and the ultimate manner of settlement is in cash or in exchange for office premises rental.

(2)
Shanxi Xingji Electronics Co., Ltd. is owned by the wife of Mr. Lu, and Tianxing Digital Co., Ltd. is owned by Mr. Lu. The amounts due to Shanxi Xingji Electronics Co., Ltd. and Tianxing Digital Co., Ltd. are short term cash transfers for business operations, non-interest bearing, unsecured, and payable upon demand. The ultimate manner of settlement is in cash.

Our Officers and Directors’ Relationship with Skystar, Our Subsidiaries and VIE

Mr. Weibing Lu, our Chairman and Chief Executive Officer and Mr. Xinya Zhang, one of our directors, are both Directors of Upform Group Limited, a British Virgin Islands company which owns approximately 25.19% of Skystar’s issued and outstanding common stock. Mr. Wei Wen, who is one of our directors, is Director of Clever Mind International Limited, a British Virgin Islands company which owns approximately 1.11% of Skystar’s issued and outstanding common stock. Mr. R. Scott Cramer, who is also one of our directors, owns and/or controls approximately 4.20% of Skystar’s issued and outstanding common stock.

Mr. Lu and Mr. Wen are both Directors of Skystar Cayman, our wholly owned subsidiary.

Mr. Wen is Director of Fortunate Time, wholly owned subsidiary of Skystar Cayman.

The management of Sida, the wholly owned subsidiary of Fortunate Time, includes Mr. Wen as General Manager, Mr. Zhang as Vice-General Manager and Director, and Ms. Erna Gao as Director and Supervisor.

The management of Xian Tianxing, which we control through contractual arrangements between Sida and Xian Tianxing, includes Mr. Lu as Chairman and Chief Executive Officer, Mr. Wen as Vice-General Manager and Director, Mr. Zhang as Vice-General Manager, and Ms. Gao as Chief Financial Officer. As of the date of this prospectus, Mr. Lu also owns approximately 41%, and Mr. Wen approximately 5%, of the issued and outstanding stock of Xian Tianxing.

Mr. Wen is the General Manager of Shanghai Siqiang, wholly owned subsidiary of Xian Tianxing.

Other Related Party Transactions

On January 1, 2007, we entered into a 5-year lease agreement with Mr. Weibing Lu, our chief executive officer, to lease the premises at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, China, which belongs to Mr. Lu and which has been serving as our headquarters. The annual rent under the lease agreement is RMB 165,600 (approximately $21,800). Mr. Lu previously provided the premises rent-free, in 2005 and 2006, for the use of our administrative division.

On June 17, 2007, Shanghai Siqiang, wholly owned subsidiary of Xian Tianxing, entered into a 10-year lease agreement with Mr. Lu to lease the premises at 1715 Zhongchu Road, Building F, Unit 1001, Shanghai, China, which belongs to Mr. Lu. The annual rent under the lease agreement is RMB 144,000 (approximately $18,960).

Conflicts of interests between the duties of our officers and directors who are also management members of Xian Tianxing to our company and Xian Tianxing may arise. As our directors and/or executive officer (in the case of  Mr. Lu), they have a duty of loyalty and care to us under U.S. and Cayman Islands law when there are any potential conflicts of interests between our company and Xian Tianxing. We cannot assure you, however, that when conflicts of interest arise, these individuals will act completely in our interests or that conflicts of interests will be resolved in our favor. In addition, they could violate their legal duties by diverting business opportunities from us to others. If we cannot resolve any conflicts of interest between us and them, we would have to rely on legal proceedings, which could result in the disruption of our business.

Other than the above transactions or otherwise set forth in any reports we filed with the SEC, neither we nor our subsidiaries have entered into any material transactions with any director, executive officer, and nominee for director, beneficial owner of five percent or more of its common stock, or family members of such persons. We are not a subsidiary of any company.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

Our common stock, par value $0.001 per share, is traded on the OTC Bulletin Board under the symbol “SKBI.OB”. There was no active trading market for the common stock before May 22, 2000. The following table sets forth, for the periods indicated, the reported high and low closing bid quotations for our common stock as reported on the OTC Bulletin Board, giving effect to the 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part of. The bid prices reflect inter-dealer quotations, do not include retail markups, markdowns or commissions and do not necessarily reflect actual transactions.`

Common Stock

Quarter Ended	High Bid	Low Bid

June 30, 2008	$5.75	$5.05
March 31, 2008	$7.00	$4.90

December 31, 2007	$9.25	$5.25
September 30, 2007	$9.25	$5.25
June 30, 2007	$8.45	$5.20
March 31, 2007	$9.20	$6.50

December 31, 2006	$13.00	$6.00
September 30, 2006	$10.55	$9.00
June 30, 2006	$13.50	$5.50
March 31, 2006	$27.90	$8.00

Holders

As of July 14, 2008, there were approximately 426 stockholders of record of our common stock and there was one stockholder of record of our preferred stock.

DIVIDEND POLICY

While there are no restrictions that limit our ability to pay dividends, we have not paid, and do not currently intend to pay cash dividends on our common stock in the foreseeable future. Our policy is to retain all earnings, if any, to provide funds for operation and expansion of our business. The declaration of dividends, if any, will be subject to the discretion of our Board of Directors, which may consider such factors as our results of operations, financial condition, capital needs and acquisition strategy, among others.

DESCRIPTION OF SECURITIES

Skystar is presently authorized under its Articles of Incorporation, as amended, to issue 200,000,000 shares of common stock, $0.001 par value per share, and 50,000,000 shares of preferred stock, $0.001 par value per share, consisting of (1) 2,000,000 Series “A” shares, all of which are issued and outstanding on the date hereof and (2) 48,000,000 Series “B” shares, none of which are currently issued or outstanding on the date hereof. At July 14, 2008, Skystar had 3,727,821 shares of common stock issued and outstanding, giving effect to the anticipated 5-for-1 reverse stock split.

On February 15, 2006, we effected a 397-for-1 reverse stock split of the outstanding shares of our common stock. As a result, the total number of outstanding shares of Skystar’s common stock was reduced from 500,000,000 to 1,260,651 issued and outstanding. Concurrently we affected a decrease in the number of shares of authorized common stock which reduced the total number of authorized common shares from 500,000,000 to 50,000,000. All disclosures regarding common stock and preferred stock in this registration statement have assumed these reverse stock splits unless otherwise stated.

The following is a description of Skystar’s capital stock, including their material terms and provisions and as such terms and provisions are applied to our Articles of Incorporation, as amended, By-laws, and the applicable corporate laws of the State of Nevada.

UNITS

Each unit consists of one share of our common stock and one Class C warrant to purchase ¼ share of common stock. The units can trade immediately on the American Stock Exchange (“AMEX”) following the effectiveness of the registration statement of which this prospectus is a part. Once the securities comprising the units begin separate trading, the common stock and Class C warrants will be traded on the AMEX. We are applying to have the units, common stock and Class C warrants listed on the AMEX, which we expect to occur immediately prior to the date of this prospectus.

The shares of common stock and Class C warrants will trade only as a part of a unit for 6 months following the closing of this offering unless separate trading is authorized earlier by the representative of the underwriters. Prior to the separation of the units, we will issue a press release announcing the date of the separate trading of the shares and warrants.

COMMON STOCK

The holders of Skystar’s common stock are entitled to one vote for each share held of record on all matters submitted to a vote of the stockholders, except that upon giving the legally required notice, stockholders may cumulate their shares in the election of directors. We may pay dividends at such time and to the extent declared by the Board of Directors in accordance with Nevada corporate law. We have no common stock has no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares. All outstanding shares of common stock are fully paid and non-assessable. To the extent that additional shares of common stock may be issued in the future, the relative interests of the then existing stockholders may be diluted.

On May 23, 2008, we filed a preliminary proxy statement on Schedule PRE14A with the SEC to seek stockholder approval at a special meeting of our stockholders for an amendment of our articles of incorporation to increases the number of authorized shares of our common stock from 50,000,000 shares to 200,000,000 shares (the “Amendment”). On June 13, 2008, we filed the definitive proxy statement on Schedule DEF14A with the SEC, and commenced mailing of the same to our stockholders of record. The special meeting of our stockholders to decide the matter will be held at 10:00 a.m. (Beijing time) on Monday, June 30, 2008, at the Company’s offices at Rm. 10601, Jiezuo Plaza, No.4, Fenghui Road South, Gaoxin District, Xi’an, Shaanxi Province, China. At the meeting, a majority of the stockholders present in person or by proxy constituting a quorum approved the Amendment. Accordingly, on July 11, 2008, we filed a Certificate of Amendment to our Articles of Incorporation with the Secretary of State of the State of Nevada, thereby effecting the Amendment and increasing the number of authorized shares of our common stock from 50,000,000 to 200,000,000.

Immediately prior to the effectiveness of the registration statement which this prospectus is a part of, we will effect a 5-for-1 reverse stock split. We will also reduce the number of authorized shares of common stock from 200,000,000 to 40,000,000. Under Section 78.2055 of the Nevada Revised Statues (“NRS”), to decrease the numbers of issued and outstanding shares of a class of services of a corporatoin's capital stock requires the approval of stockholders holding a majority of the voting power of the affected class or series, or such greater proportion as may be provided in the articles of incorporation, regardless of limitations or restrictions on the voting power of the affected class or series. However, under NRS Section 78.207, a corporation may change the number of shares of a class of its authorized stock by increasing or decreasing the number of authorized shares of the class and correspondingly increasing or decreasing the number of issued and outstanding shares of the same class held by each stockholder of record by a resolution adopted by the board of directors without obtaining the approval of the stockholders. Accordingly, we intend to effect the 5-for-1 reverse stock split without the approval of our stockholders by concurrently effecting a corresponding reduction in the number of shares of our authorized common stock pursuant to NRS Section 78.207.

PREFERRED STOCK

We are currently authorized to issue 50,000,000 shares of preferred stock. As of July 14, 2008, 2,000,000 shares of Series “A” preferred stock are issued and outstanding, and 48,000,000 shares of Series “B” preferred stock are authorized but none of which are issued or outstanding. The Board of Directors is authorized, subject to any limitation prescribed by the laws of the State of Nevada, but without further action by our stockholders, to provide for the issuance of preferred stock in one or more series, to establish from time to time the number of shares of each such series and any qualifications, limitations or restrictions thereof, and to increase or decrease the number of shares of any such series without any further vote or action by stockholders. The Board of Directors may authorize and issue preferred stock with voting or conversion rights that could adversely affect the voting power or other rights of the holders of common stock. In addition, the issuance of preferred stock may have the effect of delaying, deferring or preventing a change in control of our Company. The terms of the preferred stock are not defined in our Articles of Incorporation.

Series “A” Preferred Stock

The series “A” preferred stock does not have any terms. In 2001, 2,000,000 series “A” shares were issued to GMI Investment Corp., a corporation wholly owned by our then chief executive officer, Gregory Evans, for services rendered. Under NRS Section 78.195, “the voting powers, designations, preferences, limitations, restrictions, relative rights and distinguishing designations of each class or series of stock must be described in the articles of incorporation or the resolution of the board of directors before the issuance of shares of that class or series.” The board resolution authorizing the issuance of the 2,000,000 series “A” preferred shares simply states that “the preferred stock carries a super voting power of five” without any additional terms. Under NRS Section 78.1955, however, when the terms of a class or series of stock are established by board resolution (such as the series “A” preferred stock), then a certificate of designation setting forth the terms of that class or series of stock must be filed with the Secretary of State of the State of Nevada prior to issuance. Because no certificate of designation was filed prior to the issuance of the 2,000,000 series “A” preferred shares, none of these issued shares has any recognized terms under Nevada law. As such, the 2,000,000 issued series “A” preferred shares do not vote, despite the language in the board resolution described earlier, and these shares are not treated as common stock since they do not have any terms for conversion. At this time, we do not have any plans to file a certificate of designation for the series “A” preferred stock.

Series “B” Preferred Stock

Under its certificate of designation, the series “B” preferred stock had the following rights prior to the conversion described below: (1) each series “B” preferred share shall have the number of votes equal to the number of shares of common stock into which the series B preferred share; (2) the holders of series “B” preferred shares shall be entitled to vote with the holders of common stock as a single class on any matter which holders of common stock have the right to vote, except that for as long as any series “B” preferred share remains outstanding, the vote or written consent of the holders of at least a majority in interest of the outstanding Series “B” preferred shares voting as a separate class shall be necessary to amend, alter or repeal any provision of the Company’s articles of incorporation or any other corporate action that requires shareholder vote or consent, including but not limited to corporate action that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the series “B” preferred shares so as to affect them adversely; and (3) for so long as any series “B” preferred share remains outstanding, the authorized number of the Company’s board of directors shall consist of 6 members, and the holders of series “B” preferred shares, voting together as a separate class, shall be entitled to elect 4 members, and the holders of common stock voting together as a separate class shall be entitled to elect 2 members.

Additionally, per the conversion rights set forth in its certificate of designation, all of the series “B” preferred shares would automatically convert into 89.5% of the total issued and outstanding shares of the Company’s common stock upon the effective date of the filing of an amendment to the Company’s articles of incorporation that would create sufficient authorized shares of common stock to permit full conversion of all 48,000,000 series “B” preferred shares. The amendment to the Company’s articles of incorporation was filed with the Nevada Secretary of State on February 13, 2006, and concurrently, the 48,000,000 series “B” preferred shares were converted into 10,745,548 shares of the Company’s common stock.

CONVERTIBLE DEBENTURES

On February 28, 2007, we sold to certain investors $4.075 million in aggregate principal amount of 8% convertible debentures due February 28, 2009, in a private placement pursuant to Regulation D under the Securities Act.

The convertible debentures bear interest at 8% per year and are convertible into shares of our common stock at an original conversion price of $5.00 per share. This conversion price has since been reduced to $4.25 per share and $4.00 per share as described below. The conversion price may also be adjusted for customary adjustment events such as any stock dividend, stock split, reverse stock split or other similar transaction.

Starting with the third month after the closing, we began paying on a monthly basis, 4.77% of the principal of the convertible debenture, and all accrued interest. At our option, we may pay either in cash or, subject to the conditions noted below, shares of our common stock. If we pay in cash, we must also pay a 15% premium to the monthly principal repayment amount during the first 12 months of the convertible debenture, and a 25% premium thereafter.

We may elect to pay the monthly principal repayment amount with common stock, if certain equity conditions are met, which include, among other things, the effectiveness of a registration statement covering the resale of the shares issuable upon conversion of the convertible debentures. If we choose to pay interest and principal with common stock, it will be based on the lower of (i) a 30% discount to the volume weighted average price for the immediately preceding five consecutive trading days and (ii) the fixed conversion price in effect on such principal payment date.

In addition, provided certain conditions are met, we may prepay all or any part of the amounts outstanding on the convertible debentures by giving advance notice of between 20 and 40 trading days and paying an amount equal to a specified percentage of the sum of (x) the principal being prepaid plus (y) the accrued interest thereon. That percentage is 150% through February 28, 2008 and 120% thereafter. The conditions to our giving this notice and making such payment are: (i) the registration statement covering the shares issuable on conversion of the convertible debentures is effective, (ii) we are not in default (without regard to the giving of notice or the expiration of any grace periods) of any of our obligations to the holders of the convertible debentures, and (iii) the shares issuable on conversion of the convertible debentures are eligible for trading on certain specified markets. The holders of the convertible debentures will continue to have the right to convert their convertible debentures prior to the actual prepayment.

We may require the conversion of the convertible debentures provided that (a) certain equity conditions are met, which include, among other things, the effectiveness of the registration statement and (b) for the 20 consecutive trading days prior to such election the daily closing sale price exceeds $13.75 (as appropriately adjusted for any stock dividend, stock split, reverse stock split or other similar transaction) and the daily trading volume equals or exceeds 45,000 shares of common stock. This right is available only if, on the date on which we give notice of mandatory conversion and on each trading day thereafter through and including the date of mandatory conversion specified in the original notice from us, (x) the registration statement is effective, (y) there is no event of default under the convertible debentures or other event which, without regard to any grace or cure periods, could be declared to be an event of default under the convertible debentures, and (z) the shares issuable on conversion of the convertible debentures are eligible for trading on certain specified markets.

The holders of the convertible debentures have the right at any time to convert all or any part of the outstanding principal amount of the convertible debentures and any accrued and unpaid interest into our common stock at the then effective conversion price. The minimum principal amount of each such voluntary conversion shall be $25,000 or, if the outstanding principal amount of a convertible debenture is less than $25,000, the outstanding principal balance of such convertible debenture. However, absent certain exceptions as set forth in the convertible debentures, no common stock may be issued to any holder under any provision of the class A convertible debentures which would result in the holder being the beneficial owner of more than 4.99% of our issued and outstanding common stock after giving effect to such issuance of common stock, on the applicable conversion date, with beneficial ownership being determined by reference to Rule 13d-3 under the Exchange Act. This provision is absent in the class B convertible debentures.

The holders of the convertible debentures may require us to redeem any or all of the outstanding convertible debentures upon the occurrence of any one or more of the following events of default: (i) our failure to pay principal and interest when due (subject to a 5 trading day grace period), (ii) the material breach of any of the representations or warranties made in the agreement pursuant to which the convertible debentures were sold, (iii) our failure to have stock certificates delivered within a specified time period after delivery of a conversion notice if such failure continues for ten trading days after notice thereof, (iv) our failure to observe any undertaking contained in the convertible debentures or the other transaction documents in a material respect if such failure continues for 30 calendar days after notice, (v) our insolvency or liquidation or a bankruptcy event, (vi) the entry of a money judgment or similar process in excess of $750,000 if such judgment remains unvacated for 60 days, or (vii) the suspension of our common stock from trading on the OTC Bulletin Board if such suspension continues for fifteen consecutive trading days. The redemption amount is equal to (i) (x) the principal and accrued interest of the convertible debenture being redeemed, divided by (y) the applicable conversion price, multiplied by (ii) the highest closing sale price of our common stock from the date of the redemption notice through the payment date.

On June 1, 2007, we filed with the SEC a registration statement on Form SB-2 registering the resale of the common stock into which the convertible Debentures are convertible and certain other shares of our common stock, which was declared effective by the SEC on September 25, 2007. Our failure to meet certain registration filing deadlines, however, resulted in our incurring liquidated damages of 2% of the aggregate purchase price of the convertible debentures and warrants per month, prorated for partial periods. We calculated the accrual amount on the liquidated damages to be $81,500 per 30-day period.

On or about December 6, 2007, we entered into an Amendment, Exchange and Waiver Agreement, dated as of November 9, 2007, with certain of the investors of the February 2007 financing, which we refer to as the “Amendment Agreement.” These investors who participated in the Amendment Agreement are hereinafter referred to collectively as “Participating Purchasers”.

The Amendment Agreement was entered into by and between the Company and the Participating Purchasers as a result of an offer that we made to all of the investors. The Amendment Agreement amends the terms of the convertible debentures held by the Participating Purchasers by: (a) changing the conversion price of their convertible debentures from $5.00 per share to $4.25 per share; (b) deleting certain conditions for mandatory conversion of their convertible debentures; (c) granting us the right to force mandatory conversion at any time, and (d) allowing us to designate the date for the mandatory conversion.

Additionally, the Amendment Agreement is deemed to be: (a) our notice to require conversion of the entire outstanding principal of the convertible debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice to us to exercise all of their unexercised warrants on a cashless basis. The date of the conversion and the exercise is November 9, 2007, the effective date of the Amendment Agreement. Thus, pursuant to our conversion notice and giving effect to a 5-for-1 reverse stock split, we issued 615,224 shares of our common stock to the Participating Purchasers. These shares were issued to the Participating Purchasers in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in Section 4(2) of the Securities Act. Additionally, 231,389 of these shares had already been registered for resale pursuant to our registration statement on Form SB-2 that was declared effective by the SEC on September 25, 2007. Pursuant to the Participating Purchasers’ exercise notice, we issued an aggregate of 191,637 shares of our common stock to the Participating Purchasers, in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act. None of these shares have been registered.

Lastly, the Amendment Agreement amends the Registration Rights Agreement by waiving all outstanding Registration Damages due to all of the investors. In accordance with the terms of the Registration Rights Agreement, because the outstanding principal amounts of the convertible debentures held by the Participating Purchasers, as of the effective date of the Amendment Agreement, constitute more than seventy-five percent (75%) of the aggregate outstanding principal amounts of the outstanding convertible debentures held by all of the investors on that date, this amendment to the Registration Rights Agreement binds all of the investors, including those who are not parties to the Amendment Agreement.

On or about March 31, 2008, we entered into an Amendment and Waiver Agreement (the “March 2008 Amendment Agreement”) with two institutional and accredited investors who acquired two of our convertible debentures in a private transaction from their original holders. The March 2008 Amendment Agreement amends the terms of the convertible debentures held by the Participating Purchasers by: (a) changing the conversion price of their convertible debentures from $5.00 per share to $4.00 per share; (b) deleting certain conditions for mandatory conversion of their convertible debentures; (c) granting us the right to force mandatory conversion at any time, and (d) allowing us to designate the date for the mandatory conversion. Additionally, the March 2008 Amendment Agreement is deemed to be: (a) the Company’s notice (the “Conversion Notice”) to require conversion of the entire outstanding principal of these two convertible debentures and all accrued but unpaid interest thereto. Lastly, the Agreement is deemed a waiver of any claim for default under the terms of the Securities Purchase Agreement, the Debentures and a certain Registration Rights Agreement entered into in connection with the Securities Purchase Agreement.

The transaction contemplated by the Agreement closed on April 21, 2008, upon the issuance of shares of our restricted common stock to these investors pursuant to the terms of the March 2008 Amendment Agreement. Accordingly, giving effect of a 5-for-1 reverse stock split, we issued an aggregate of 245,501 shares of our common stock to these investors in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

As of the date of this prospectus, all of the convertible debentures have been converted into shares of our common stock.

WARRANTS

Class A and B Warrants

We issued to the convertible debenture investors our Class A and B warrants to purchase shares of our common stock. The warrants entitled each investor to purchase a number of shares of common stock equal to 100% of the number of shares of common stock that would be issuable upon conversion of the convertible debenture purchased by such investor in the transaction. The warrants have an initial exercise price of $1.20 per share and are exercisable through the last day of the calendar month in which the third anniversary of the effective date of the resale registration statement occurs. We also issued to the placement agent and its designees warrants to purchase an aggregate of 114,100 shares of common stock, giving effect of a 5-for-1 reverse stock split, with an exercise price of $5.00 per share and have an expiration date of February 28, 2012.

The warrant strike price may be adjusted downward if we issue more shares of common stock or securities convertible into common stock for capital raising activities at less than the exercise price; the exercise price is to be adjusted to the consideration received or receivable by us for each share of common stock issued or issuable. The exercise price is also subject to adjustment for other customary adjustment events such as any stock dividend, stock split, reverse stock split or other similar transaction.

The warrant holders are also entitled to exercise their warrants on a cashless basis at certain times. The cashless exercise provision will also automatically apply if, on the expiration date of the warrants, the average closing bid price for the three immediately preceding trading days is above the exercise price. If the holder elects the cashless exercise option or if the automatic provision applies, the holder will receive a lesser number of shares and we will not receive any cash proceeds from that exercise. The lesser number of shares which the holder will receive is determined by a formula that takes into account the average closing bid price of our common stock on the three trading days immediately before the warrant exercise. That average closing price is multiplied by the full number of shares for which the warrant is then being exercised. That result is reduced by the total exercise price the holder would have paid for those shares if it had not elected a cashless exercise. The number of shares actually issued under the cashless exercise option is equal to the balance amount divided by the average closing bid price referred to above.

The two classes of warrants are substantially similar, except that for class A warrants, no stock may be issued to any holder under any provision of class A warrants which would result in the holder being the beneficial owner of more than 4.99% of our issued and outstanding common stock, absent certain exceptions as set forth in the warrants. This provision is absent in class B warrants.

The Amendment Agreement described in the section on convertible debentures above amends the terms of the warrants held by the Participating Purchasers by: (a) changing the exercise price from $6.00 per share to $4.75 per share; and (b) granting to the Participating Purchasers the right to exercise their warrants on a cashless basis.

Class C Warrants

We are issuing to the investors in the primary offering our Class C warrants to purchase shares of our common stock as part of the units being offered in the primary offering. Each warrant entitles its holder to purchase one-quarter (¼) of fully paid and non-assessable share of common stock at the price of $1.95 per ¼ share, provided that four warrants are exercised to purchase one full share of common stock, and at the time of exercise, a registration statement is effective with respect to the common stock underlying the warrants. The warrants do not entitle their holders to any of the rights of a stockholder of Skystar.

The warrants are exercisable immediately after separation from the units, which separation will occur 6 months from the date of this prospectus unless sooner authorized by the representative of the underwriters for the primary offering. The warrants are exercisable in even numbers, for whole shares of common stock only, and no fraction of a share will be issued upon any exercise of a warrant. If the holder of a warrant would be entitled to receive a fraction of a share upon any exercise of a warrant, we will, upon such exercise, round up or down to the nearest whole number the number of shares to be issued to such holder.

The warrants expire on the fifth anniversary of the effective date of the registration statement of which this prospectus forms a part, unless they are sooner redeemed by us. We have the right to redeem the warrants, in whole but not in part, at any time prior to their exercise, with a notice of redemption in writing to the record holders of the warrants, giving 30 days' notice of such redemption at any time after the warrants become exercisable if the last sale price for a share of our common stock has been at least $_____ per share on each of 20 consecutive trading days within any 30 trading day period ending on the third business day prior to the 30-day notice of such redemption is given. The redemption price of the warrants is to be $0.01 per warrant. Any warrant either not exercised or tendered back to us by the end of the date specified in the notice of redemption shall be canceled on our books and have no further value except for the $0.01 redemption price.

Purchase Option

We have agreed to sell to Jesup & Lamont Securities Corporation, the representative of the underwriters, for $100, an option to purchase up to a total of 230,770 units at ___ per unit (120% of the price of the units sold in the offering). The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $____ (120% of the exercise price of the warrants included in the units sold in this offering) and are not redeemable. For a more complete description of the purchase option, including the registration rights afforded to the holders of such option, see the section appearing elsewhere in this prospectus entitled "Underwriting—Purchase Option”.

UNDERWRITING AND
PLAN OF DISTRIBUTION

Subject to the terms and conditions of an underwriting agreement, dated ______, 2008, we have agreed to sell to each of the underwriters named below, and each of the underwriters, for which Jesup & Lamont   is acting as representative, have severally, and not jointly, agreed to purchase on a firm commitment basis the number of shares offered in this offering set forth opposite their respective names below, at the public offering price, less the underwriting discount set forth on the cover page of this prospectus.

Name	Number of Units
Jesup & Lamont Securities Corporation
Global Hunter Securities, LLC

Total

Nature of Underwriting Commitment

The underwriting agreement provides that the underwriters are committed to purchase on a several but not joint basis all shares offered in this offering, other than those covered by the over-allotment option described below, if the underwriters purchase any of these securities. The underwriting agreement provides that the obligations of the underwriters to purchase the shares offered hereby are conditional and may be terminated at their discretion based on their assessment of the state of the financial markets. The obligations of the underwriters may also be terminated upon the occurrence of other events specified in the underwriting agreement. Furthermore, pursuant to the underwriting agreement, the underwriters’ obligations are subject to the authorization and the validity of the unit shares being accepted for listing on AMEX and to various other customary conditions, representations and warranties contained in the underwriting agreement, such as receipt by the underwriters of officers’ certificates and legal opinions of our counsel.

Pricing of Securities

The underwriters have advised us that they propose to offer the shares directly to the public at the public offering price set forth on the cover page of this prospectus, and to certain dealers that are members of the Financial Industry Regulatory Authority (FINRA), at such price less a concession not in excess of $______ per share. The underwriters may allow, and the selected dealers may reallow, a concession not in excess of $______ per share to certain brokers and dealers. After this offering, the offering price and concessions and discounts to brokers and dealers and other selling terms may from time to time be changed by the underwriters. These prices should not be considered an indication of the actual value of our shares and are subject to change as a result of market conditions and other factors. No variation in those terms will change the amount of proceeds to be received by us as set forth on the cover page of this prospectus.

Our common stock is quoted on the OTC Bulletin Board under the symbol “SKBI.OB”. On July __, 2008, the last reported sales price of our common stock was $____, giving effect to the 5-for-1 reverse stock split to be effected immediately prior to the effectiveness of the registration statement of which this prospectus is a part. The public offering price for the shares was determined by negotiation between us and the underwriters. The principal factors considered in determining the public offering price of the shares included:

•	the information in this prospectus and otherwise available to the underwriters;

•	the history and the prospects for the industry in which we will compete;

•	the valuation of our company based on, among other factors, the offering prices of our recent private offerings;

•	our current financial condition and the prospects for our future cash flows and earnings;

•	the general condition of the economy and the securities markets at the time of this offering;

•	the recent market prices of, and the demand for, publicly-traded securities of generally comparable companies; and

•	the public demand for our securities in this offering.

We cannot be sure that the public offering price will correspond to the price at which our shares will trade in the public market following this offering or that an active trading market for our shares will develop and continue after this offering.

Commissions and Discounts

The following table summarizes the compensation to be paid to the underwriters by us and the proceeds, before expenses, payable to us, assuming a $_______ offering price. The information assumes either no exercise or full exercise by the underwriters of the over-allotment option.

Total
	Per Shares	Without Over- Allotment	With Over- Allotment
Public offering price	$	$	$

Underwriting discount (1)	$	$	$

Non-accountable expense allowance (2)	$	$	$

Proceeds, before expenses, to us (3)	$	$	$

(1)	Underwriting discount is $______ per shares.
(2)	The non-accountable expense allowance of 2% is not payable with respect to the shares sold upon exercise of the underwriters’ over-allotment option.
(3)	We estimate that the total expenses of this offering, excluding the underwriters’ discount and the non-accountable expense allowance, will be approximately $______.

Over-allotment Option

We have granted the underwriters an option, exercisable for 45 days after the date of this prospectus, to purchase up to 15% of the units sold in the offering (346,154 additional units) solely to cover over-allotments, if any, at the same price as the initial shares of shares offered. If the underwriters fully exercise the over-allotment option, the total public offering price, underwriting discounts and proceeds (before expenses) to us will be $______, $______, and $______, respectively.

Lock-ups

All of our (a) our officers, directors and 5% stockholders have agreed that, for a period of 12, from the effective date of the registration statement of which this prospectus forms a part, they will not sell, contract to sell, grant any option for the sale or otherwise dispose of any of our equity securities, or any securities convertible into or exercisable or exchangeable for our equity securities, without the consent of the representative except for exercise or conversion of currently outstanding warrants, options and convertible debentures, as applicable; and exercise of options under an acceptable stock incentive plan. In addition, those investors in our February 2007 financing transaction that are not 5% stockholders have agreed to be subject to a similar lock-up for a period of 6 months. The representative may consent to an early release from the lock-up periods if, in its opinion, the market for the common stock would not be adversely impacted by sales and in cases of a financial emergency of an officer, director or other stockholder. We are unaware of any officer, director or current shareholder who intends to ask for consent to dispose of any of our equity securities during the relevant lock-up periods.

Unit Purchase Option

We have agreed to sell to Jesup & Lamont Securities Corporation, for $100, an option to purchase up to a total of 230,770 units. The units issuable upon exercise of this option are identical to those offered by this prospectus except that the warrants included in the option have an exercise price of $____ per share (120% of the exercise price of the warrants included in the units sold in the offering). This option is exercisable at $____ per unit (120% of the price of the units sold in the offering), commencing on the later of the consummation of a business combination and one year from the effective date of the registration statement and expiring four years from the effective date of the registration statement. The option and the 230,770 units, the 230,770 shares of common stock and the 230,770 warrants underlying such units, and the 57,693 shares of common stock underlying such warrants, have been deemed compensation by the FINRA and are therefore subject to a 180-day lock-up pursuant to Rule 2710(g)(1) of the FINRA. Jesup & Lamont Securities Corporation (or permitted assignees under the Rule) will not sell, transfer, assign, pledge, or hypothecate this option or the securities underlying this option, nor will it engage in any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of this option or the underlying securities for a period of 180 days from the date of this prospectus. Additionally, the option may not be sold transferred, assigned, pledged or hypothecated for a one-year period (including the foregoing 180 day period) following the effective date of the registration statement except to any underwriter and selected dealer participating in the offering and their bona fide officers or partners. Although the purchase option and its underlying securities have been registered on the registration statement of which this prospectus forms a part, the option grants holders demand and "piggy back" registration rights for periods of five and seven years, respectively, from the date of this prospectus. These rights apply to all of the securities directly and indirectly issuable upon exercise of the option. We will bear all fees and expenses attendant to registering the securities issuable on exercise of the option, other than underwriting commissions incurred and payable by the holders. The exercise price and number of units issuable upon exercise of the option may be adjusted in certain circumstances including in the event of a stock dividend, extraordinary cash dividend or our recapitalization, reorganization, merger or consolidation. However, the option exercise price or underlying units will not be adjusted for issuances of common stock at a price below the option exercise price.

Notwithstanding the foregoing, if (a) during the last 17 days of the lock-up period we release earnings results or material news or a material event relating to us occurs, or (b) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period following the last day of the lock-up period, the above restrictions shall continue to apply until the expiration of the 18-day period beginning on the date of the release of the earnings results or the occurrence of the material news or material event.

Other Terms

The underwriting agreement also provides that for a period of no less than one year after the date of this prospectus, we will permit 2 designees of Jesup & Lamont Securities Corporation to act as observers to meetings of our board of directors. Such observers shall attend meetings of the board and receive all notices and other correspondence and communications sent by us to our board. In addition, such observers shall be entitled to receive reimbursement for all costs incurred in attending such meetings including, food, lodging and transportation.

In connection with this offering, the underwriters or certain of the securities dealers may distribute prospectuses electronically. No forms of prospectus other than printed prospectuses and electronically distributed prospectuses that are printable in Adobe PDF format will be used in connection with this offering.

The underwriters have informed us that they do not expect to confirm sales of shares offered by this prospectus to accounts over which they exercise discretionary authority without obtaining the specific approval of the account holder.
The initial public offering price of the units offered by this prospectus and the exercise price of the public warrants have been determined by negotiation between us and the lead underwriter. Among the factors considered in determining the initial public offering price of the units and the exercise price of the warrants were:

•	our history and our prospects;
•	the price of our common stock;
•	the industry in which we operate;
•	the status and development prospects for our products;
•	our past and present operating results;
•	the previous experience of our executive officers; and
•	the general condition of the securities markets at the time of this offering.

Stabilization

Until the distribution of the shares of common stock offered by this prospectus is completed, rules of the SEC may limit the ability of the underwriters to bid for and to purchase our shares of common stock. As an exception to these rules, the underwriters may engage in transactions effected in accordance with Regulation M under the Securities Exchange Act of 1934 that are intended to stabilize, maintain or otherwise affect the price of our common stock. The underwriters may engage in over-allotment sales, syndicate covering transactions, stabilizing transactions and penalty bids in accordance with Regulation M.

•	Stabilizing transactions permit bids or purchases for the purpose of pegging, fixing or maintaining the price of the common stock, so long as stabilizing bids do not exceed a specified maximum.

•
Over-allotment involves sales by the underwriters of shares of common stock in excess of the number of shares of common stock the underwriters are obligated to purchase, which creates a short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares of common stock over-allotted by the underwriters is not greater than the number of shares of common stock that they may purchase in the over-allotment option. In a naked short position, the number of shares of common stock involved is greater than the number of shares in the over-allotment option. The underwriters may close out any covered short position by either exercising their over-allotment option or purchasing shares of our common stock in the open market.

•
Covering transactions involve the purchase of securities in the open market after the distribution has been completed in order to cover short positions. In determining the source of securities to close out the short position, the underwriters will consider, among other things, the price of securities available for purchase in the open market as compared to the price at which they may purchase securities through the over-allotment option. If the underwriters sell more shares of common stock than could be covered by the over-allotment option, creating a naked short position, the position can only be closed out by buying securities in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the securities in the open market after pricing that could adversely affect investors who purchase in this offering.

•
Penalty bids permit the underwriters to reclaim a selling concession from a selected dealer when the shares of common stock originally sold by the selected dealer are purchased in a stabilizing or syndicate covering transaction.

These stabilizing transactions, covering transactions and penalty bids may have the effect of raising or maintaining the market price of our common stock or preventing or retarding a decline in the market price of our common stock. As a result, the price of our common stock may be higher than the price that might otherwise exist in the open market.

Neither we nor the underwriters make any representation or prediction as to the effect that the transactions described above may have on the prices of our common stock. These transactions may occur on the American Stock Exchange or on any other trading market. If any of these transactions are commenced, they may be discontinued without notice at any time.

Foreign Regulatory Restrictions on Purchase of the Common Stock

We have not taken any action to permit a public offering of the shares outside the United States or to permit the possession or distribution of this prospectus outside the United States. Persons outside the United States who come into possession of this prospectus must inform themselves about and observe any restrictions relating to this offering of common stock and the distribution of the prospectus outside the United States. In addition to the public offering of the shares in the United States, the underwriters may, subject to the applicable foreign laws, also offer the shares to certain institutions or accredited persons in the following countries:

Italy. This offering of the shares has not been cleared by Consob, the Italian Stock Exchange’s regulatory agency of public companies, pursuant to Italian securities legislation and, accordingly, no shares of common stock may be offered, sold or delivered, nor may copies of this prospectus or of any other document relating to the shares of common stock be distributed in Italy, except (1) to professional investors ( operatori qualificati ); or (2) in circumstances which are exempted from the rules on solicitation of investments pursuant to Decree No. 58 and Article 33, first paragraph, of Consob Regulation No. 11971 of May 14, 1999, as amended. Any offer, sale or delivery of the shares of common stock or distribution of copies of this prospectus or any other document relating to the shares of common stock in Italy under (1) or (2) above must be (i) made by an investment firm, bank or financial intermediary permitted to conduct such activities in Italy in accordance with the Decree No. 58 and Legislative Decree No. 385 of September 1, 1993, or the Banking Act; and (ii) in compliance with Article 129 of the Banking Act and the implementing guidelines of the Bank of Italy, as amended from time to time, pursuant to which the issue or the offer of securities in Italy may need to be preceded and followed by an appropriate notice to be filed with the Bank of Italy depending, inter alia , on the aggregate value of the securities issued or offered in Italy and their characteristics; and (iii) in compliance with any other applicable laws and regulations.

Germany. The offering of the shares is not a public offering in the Federal Republic of Germany. The shares may only be acquired in accordance with the provisions of the Securities Sales Prospectus Act (Wertpapier-Verkaudfspropsektgestz), as amended, and any other applicable German law. No application has been made under German law to publicly market the shares in or out of the Federal Republic of Germany. The shares are not registered or authorized for distribution under the Securities Sales Prospectus Act and accordingly may not be, and are not being, offered or advertised publicly or by public promotion. Therefore, this prospectus is strictly for private use and the offering is only being made to recipients to whom the document is personally addressed and does not constitute an offer or advertisement to the public. The shares will only be available to persons who, by profession, trade or business, buy or sell shares for their own or a third party’s account.

France. The shares offered by this prospectus may not be offered or sold, directly or indirectly, to the public in France. This prospectus has not been or will not be submitted to the clearance procedure of the Autorité des Marchés Financiers, or the AMF, and may not be released or distributed to the public in France. Investors in France may only purchase the shares offered by this prospectus for their own account and in accordance with articles L. 411-1, L. 441-2 and L. 412-1 of the Code Monétaire et Financier and decree no. 98-880 dated October 1, 1998, provided they are “qualified investors” within the meaning of said decree. Each French investor must represent in writing that it is a qualified investor within the meaning of the aforesaid decree. Any resale, directly or indirectly, to the public of the shares offered by this prospectus may be effected only in compliance with the above mentioned regulations.

“Les actions offertes par ce document d’information ne peuvent pas être, directement ou indirectement, offertes ou vendues au public en France. Ce document d’information n’a pas été ou ne sera pas soumis au visa de l’Autorité des Marchés Financiers et ne peut être diffusé ou distribué au public en France. Les investisseurs en France ne peuvent acheter les actions offertes par ce document d’information que pour leur compte propre et conformément aux articles L. 411-1, L. 441-2 et L. 412-1 du Code Monétaire et Financier et du décret no. 98-880 du 1 octobre 1998, sous réserve qu’ils soient des investisseurs qualifiés au sens du décret susvisé. Chaque investisseur doit déclarer par écrit qu’il est un investisseur qualifié au sens du décret susvisé. Toute revente, directe ou indirecte, des actions offertes par ce document d’information au public ne peut être effectuée que conformément à la réglementation susmentionnée.”

Switzerland. This prospectus may only be used by those persons to whom it has been directly handed out by the offeror or its designated distributors in connection with the offer described therein. The shares are only offered to those persons and/or entities directly solicited by the offeror or its designated distributors, and are not offered to the public in Switzerland. This prospectus constitutes neither a pubic offer in Switzerland nor an issue prospectus in accordance with the respective Swiss legislation, in particular but not limited to Article 652A Swiss Code Obligations. Accordingly, this prospectus may not be used in connection with any other offer, whether private or public and shall in particular not be distributed to the public in Switzerland.

United Kingdom. In the United Kingdom, the shares offered by this prospectus are directed to and will only be available for purchase to a person who is an exempt person as referred to at paragraph (c) below and who warrants, represents and agrees that: (a) it has not offered or sold, will not offer or sell, any shares offered by this prospectus to any person in the United Kingdom except in circumstances which do not constitute an offer to the public in the United Kingdom for the purposes of the section 85 of the Financial Services and Markets Act 2000 (as amended) (“FSMA”); and (b) it has complied and will comply with all applicable provisions of FSMA and the regulations made thereunder in respect of anything done by it in relation to the shares offered by this prospectus in, from or otherwise involving the United Kingdom; and (c) it is a person who falls within the exemptions to Section 21 of the FSMA as set out in The Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (“the Order”), being either an investment professional as described under Article 19 or any body corporate (which itself has or a group undertaking has a called up share capital or net assets of not less than £500,000 (if more than 20 members) or otherwise £5 million) or an unincorporated association or partnership (with net assets of not less than £5 million) or is a trustee of a high value trust or any person acting in the capacity of director, officer or employee of such entities as defined under Article 49(2)(a) to (d) of the Order, or a person to whom the invitation or inducement may otherwise lawfully be communicated or cause to be communicated. The investment activity to which this document relates will only be available to and engaged in only with exempt persons referred to above. Persons who are not investment professionals and do not have professional experience in matters relating to investments or are not an exempt person as described above, should not review nor rely or act upon this document and should return this document immediately. It should be noted that this document is not a prospectus in the United Kingdom as defined in the Prospectus Regulations 2005 and has not been approved by the Financial Services Authority or any competent authority in the United Kingdom.

Israel. The shares offered by this prospectus have not been approved or disapproved by the Israeli Securities Authority (ISA). The shares of common stock may not be offered or sold, directly or indirectly, to the public in Israel. The ISA has not issued permits, approvals or licenses in connection with the offering of the shares or publishing the prospectus; nor has it authenticated the details included herein, confirmed their reliability or completeness, or rendered an opinion as to the quality of the shares being offered. Any resale, directly or indirectly, to the public of the shares offered by this prospectus is subject to restrictions on transferability and must be effected only in compliance with the Israeli securities laws and regulations.

Sweden. Neither this prospectus nor the shares offered hereunder have been registered with or approved by the Swedish Financial Supervisory Authority under the Swedish Financial Instruments Trading Act (1991:980) (as amended), nor will such registration or approval be sought. Accordingly, this prospectus may not be made available nor may the shares offered hereunder be marketed or offered for sale in Sweden other than in circumstances which are deemed not to be an offer to the public in Sweden under the Financial Instruments Trading Act. This prospectus may not be distributed to the public in Sweden and a Swedish recipient of the prospectus may not in any way forward the prospectus to the public in Sweden.

Norway. This prospectus has not been produced in accordance with the prospectus requirements laid down in the Norwegian Securities Trading Act 1997, as amended. This prospectus has not been approved or disapproved by, or registered with, either the Oslo Stock Exchange or the Norwegian Registry of Business Enterprises. This prospectus may not, either directly or indirectly be distributed to Norwegian potential investors.

Denmark. This prospectus has not been prepared in the context of a public offering of securities in Denmark within the meaning of the Danish Securities Trading Act No. 171 of 17 March 2005, as amended from time to time, or any Executive Orders issued on the basis thereof and has not been and will not be filed with or approved by the Danish Financial Supervisory Authority or any other public authority in Denmark. The offering of shares of common stock will only be made to persons pursuant to one or more of the exemptions set out in Executive Order No. 306 of 28 April 2005 on Prospectuses for Securities Admitted for Listing or Trade on a Regulated Market and on the First Public Offer of Securities exceeding EUR 2,500,000 or Executive Order No. 307 of 28 April 2005 on Prospectuses for the First Public Offer of Certain Securities between EUR 100,000 and EUR 2,500,000, as applicable.

The Netherlands. Underwriters may not offer, distribute, sell, transfer or deliver any of our securities, directly or indirectly, in The Netherlands, as a part of their initial distribution or at any time thereafter, to any person other than our employees or employees of our subsidiaries, individuals who or legal entities which trade or invest in securities in the conduct of their profession or business within the meaning of article 2 of the Exemption Regulation issued under the Securities Transactions Supervision Act 1995 (Vrijstellingsregeling Wet toezich teffectenverkeer1995), which includes banks, brokers, pension funds, insurance companies, securities institutions, investment institutions, and other institutional investors, including, among others, treasuries of large enterprises who or which regularly trade or invest in securities in a professional capacity.

Indemnification

The underwriting agreement provides for indemnification between us and the underwriters against specified liabilities, including liabilities under the Securities Act, and for contribution by us and the underwriters to payments that may be required to be made with respect to those liabilities. We have been advised that, in the opinion of the SEC, indemnification for liabilities under the Securities Act is against public policy as expressed in the Securities Act, and is therefore, unenforceable.

LEGAL MATTERS

The validity of the units and the underlying shares of common stock and warrants sold by us under this prospectus will be passed upon for us by Richardson & Patel LLP in Los Angeles, California. Haynes and Boone, LLP, has acted as counsel for the underwriters.

EXPERTS

The financial statements as of and for the years ended December 31, 2007 and 2006 included in this prospectus have been audited by Moore Stephens Wurth Frazer and Torbet, LLP, independent certified public accountants to the extent and for the periods set forth in their report appearing elsewhere herein and are included in reliance upon such report given upon the authority of that firm as experts in auditing and accounting.

DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

Pursuant to Article 7 of our Articles of Incorporation and Nevada’s Revised Business Statutes, we adopted Bylaws with the following indemnification provisions for our directors and officers:

“Section 8.1. Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim of liability; including power to defend such person from all suits as provided for under the provisions of the Nevada Corporation Laws; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

Section 8.2. Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or the laws of the State of Nevada.

Section 8.4. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.”

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS
ON ACCOUNTING AND FINANCIAL DISCLOSURES

As reported in a Form 8-K Current Report filed with the Securities and Exchange Commission on January 19, 2006 and as amended in a Form 8-K/A filed on January 27, 2006, we changed our independent accountants from Weinberg & Company, P.A. to GC Alliance Limited, effective January 18, 2006. Thereafter, as reported in a Form 8-K Current Report filed with the Securities and Exchange Commission on February 27, 2006 and amended in a Form 8-K/A filed on March 3, 2006, we changed our independent accountants from GC Alliance Limited to Moore Stephens Wurth Frazer and Torbet LLP, effective February 21, 2006. Thereafter, as reported in a Form 8-K Current Report filed with the Securities and Exchange Commission on March 6, 2007 and amended in a Form 8-K/A filed on March 8, 2007, we changed our independent accountants from Moore Stephens Wurth Frazer and Torbet LLP to Schwartz Levitsky Feldman LLP, Chartered Accountants, effective March 6, 2007. Thereafter, as reported in a Form 8-K Current Report filed with the Securities and Exchange Commission on April 30, 2007, we changed our independent accountants from Schwartz Levitsky Feldman LLP, Chartered Accountants to Moore Stephens Wurth Frazer and Torbet LLP, effective April 26, 2007.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-1 under the Securities Act with respect to the units and underlying common stock and warrants being offered pursuant to this prospectus. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules filed as part of the registration statement. For further information with respect to us and our common stock, we refer you to the registration statement and the exhibits and schedules filed as a part of the registration statement. Statements contained in this prospectus concerning the contents of any contract or any other document are not necessarily complete. If a contract or document has been filed as an exhibit to the registration statement, we refer you to the copy of the contract or document that has been filed. Each statement in this prospectus relating to a contract or document filed as an exhibit is qualified in all respects by the filed exhibit. The reports and other information we file with the SEC can be read and copied at the SEC’s Public Reference Room at 450 Fifth Street, N.W., Washington D.C. 20549. Copies of these materials can be obtained at prescribed rates from the Public Reference Section of the SEC at the principal offices of the SEC, 450 Fifth Street, N.W., Washington D.C. 20549. You may obtain information regarding the operation of the public reference room by calling 1(800) SEC-0330. The SEC also maintains a website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

FINANCIAL STATEMENTS

The consolidated financial statements as of March 31, 2008 and 2007 and as of December 31, 2006 and 2007 commence on the following page.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF MARCH 31, 2008 AND DECEMBER 31, 2007

	March 31, 2008	December 31, 2007
	(Unaudited)
ASSETS

CURRENT ASSETS:
Cash	$389,300	$771,492
Restricted cash	78,232	74,969
Accounts receivable, net of allowance for doubtful accounts of $ 119,639 and $119,639 as of March 31, 2008 and December 31, 2007, respectively.	1,745,986	1,356,094
Inventories	3,730,847	2,242,611
Deposits and prepaid expenses	1,635,584	806,657
Loans receivable	466,492	968,852
Other receivables	40,219	43,800
Other receivables-shareholder	23,726	59,462
Total current assets	8,110,386	6,323,937

PLANT AND EQUIPMENT, net	12,223,972	11,793,967

OTHER ASSETS:
Long term prepayment	1,270,920	1,220,190
Deferred financing costs	79,998	101,815
Intangible, net	1,015,735	1,011,236
Total other assets	2,366,653	2,333,241
Total assets	$22,701,011	$20,451,145

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Interest-bearing short-term loan from third party	$171,360	$-
Accounts payable	267,857	126,754
Accrued expenses	553,509	502,871
Deposits from customers	71,876	61,706
Taxes payable	890,588	568,797
Other payables	80,314	81,221
Amount due to related companies	7,113	49,954
Amount due to shareholders and directors	31,673	31,616
Total current liabilities	2,074,290	1,422,919

OTHER LIABILITIES:
Deferred government grant	1,071,000	1,028,250
Convertible debenture, net of $291,548 and $398,171 discount as of March 31, 2008 and December 31, 2007, respectively.	191,375	84,752
Total other liabilities	1,262,375	1,113,002
Total liabilities	3,336,665	2,535,921

CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 2,000,000 series" A" shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively; Nil series "B" shares issued and outstanding as of March 31, 2008 and December 31,2007, respectively.	2,000	2,000
Common stock, $0.001 par value, 50,000,000 shares authorized ; 17,111,200 shares issued and outstanding as of March 31, 2008 and December 31, 2007, respectively.	17,111	17,111
Paid-in-capital	14,741,278	14,741,278
Deferred compensation	-	(62,758)
Statutory reserves	1,742,403	1,652,720
Retained earnings	648,939	122,271
Accumulated other comprehensive income	2,212,615	1,442,602
Total shareholders' equity	19,364,346	17,915,224
Total liabilities and shareholders' equity	$22,701,011	$20,451,145

The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE THREE MONTHS ENDED MARCH 31, 2008 and 2007
(Unaudited)

	Three months ended
	March 31
	2008	2007

REVENUE	$2,686,354	$1,367,810
COST OF SALES	1,297,419	697,035

GROSS PROFIT	1,388,935	670,775

OPERATING EXPENSES
Research and development	47,299	31,655
Selling expenses	189,844	109,428
General and administrative expenses	253,735	677,450
Total operating expenses	490,878	818,533

INCOME (LOSS) FROM OPERATIONS	898,057	(147,758)

OTHER EXPENSE (INCOME)
Other expense	363	-
Interest income	(11,316)	(7,160)
Interest expense	139,452	163,496
Total other expense	128,499	156,336

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	769,558	(304,094)

PROVISION FOR INCOME TAXES	153,207	66,624

NET INCOME (LOSS)	616,351	(370,718)

OTHER COMPREHENSIVE INCOME :
Foreign currency translation adjustment	770,013	103,159

COMPREHENSIVE INCOME (LOSS)	$1,386,364	$(267,559)

EARNINGS PER SHARE
Basic	$0.04	$(0.03)
Diluted	$0.02	$(0.03)

WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	17,111,200	12,795,549
Diluted	17,971,246	12,795,549

The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

									Accumulated
	Preferred stock		Common stock				Retained earnings		other
					Paid-in	Deferred	Statutory		comprehensive
	Shares	Amount	Shares	Amount	capital	Compensation	reserves	Unrestricted	income	Totals
BALANCE, December 31, 2006	2,000,000	$2,000	12,795,549	$12,795	$6,246,325	$(705,877)	$779,624	$2,952,343	$460,020	$9,747,230
Shares issued for services										-
Beneficial conversion feature of debentures					2,130,575					2,130,575
Warrants issued to debenture holders					1,944,425					1,944,425
Warrants issued to placement agent					643,277					643,277
Amortization of deferred compensation						360,899				360,899
Foreign currency translation									103,159	103,159
Net loss								(370,718)		(370,718)
Appropriation to statutory reserve							36,521	(36,521)		-

BALANCE, March 31, 2007, (Unaudited)	2,000,000	$2,000	12,795,549	$12,795	$10,964,602	$(344,978)	$816,145	$2,545,104	$563,179	$14,558,847

Shares issued for services			78,750	79	115,684					115,763
Inducement cost for debentures converted					634,450					634,450
Inducement cost for warrants exercised					279,547					279,547
Debentures converted to common stock			3,278,720	3,279	2,747,953					2,751,232
Cashless exercise of warrants			958,181	958	(958)					-
Amortization of deferred compensation						282,220				282,220
Foreign currency translation									879,423	879,423
Net loss								(1,586,258)		(1,586,258)
Appropriation to statutory reserve							836,575	(836,575)		-

BALANCE, December 31, 2007	2,000,000	$2,000	17,111,200	$17,111	$14,741,278	$(62,758)	$1,652,720	$122,271	$1,442,602	$17,915,224

Amortization of deferred compensation						62,758				62,758
Foreign currency translation									770,013	770,013
Net income								616,351		616,351
Appropriation to statutory reserve							89,683	(89,683)		-

BALANCE, March 31, 2008, (Unaudited)	2,000,000	$2,000	17,111,200	$17,111	$14,741,278	$-	$1,742,403	$648,939	$2,212,615	$19,364,346

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE THREE MONTHS ENDED MARCH 31, 2008 AND 2007
(Unaudited)

	Three months ended
	March 31
	2008	2007
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$616,351	$(370,718)
Adjustments to reconcile net income (loss) to cash used in operating activities:
Depreciation	106,882	27,068
Amortization	36,747	6,451
Amortization of deferred financing costs	21,817	40,876
Amortization of discount on debentures	114,990	91,918
Amortization of deferred compensation	62,758	360,899
Change in operating assets and liabilities
Accounts receivable	(326,435)	(137,891)
Inventories	(1,365,399)	126,263
Deposits and prepaid expenses	(778,513)	(1,406)
Other receivables	14,617	(7,138)
Accounts payable	132,951	(6,419)
Accrued expenses	32,650	(265,482)
Deposits from customers	7,443	-
Taxes payables	291,816	(45,502)
Other payables	(4,193)	(78,187)
Net cash used in operating activities	(1,035,518)	(259,268)

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from loans receivable	521,796	-
Purchase of plant and equipment	(47,829)	(249,261)
Net cash provided by (used in) investing activities	473,967	(249,261)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(143)	(125)
Increase in amount due to shareholders	-	36,700
Advances from shareholders and directors	(357,829)	-
Proceeds from shareholders and directors	393,622	-
Repay amounts due to related companies	(42,841)	-
Proceeds from third party loan	167,724	-
Proceeds from convertible debentures, net of debenture expenses	-	3,737,250
Net cash provided by financing activities	160,533	3,773,825

EFFECT OF EXCHANGE RATE CHANGES ON CASH	18,826	33,136

(DECREASE) INCREASE IN CASH	(382,192)	3,298,432

CASH, beginning of period	771,492	192,016

CASH, end of period	$389,300	$3,490,448

SUPPLEMENTAL DISCLOSURE INFORMATION
Interest paid	$2,645	$819
Income taxes paid	$-	$140,548
Non-cash investing and financing transactions
Warrants issued for services	$-	$643,277

The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 1- DESCRIPTION OF BUSINESS AND ORGANIZATION

Skystar Bio-Pharmaceutical Company (“Skystar” or the “Company”), formerly known as The Cyber Group Network Corporation, was incorporated in Nevada. The Company has not carried on any substantive operations of its own, except for the entering of certain exclusive agreements with Xian Tianxing Bio-Pharmaceutical Co., Limited (“Xian Tianxing”), a joint stock company in the People’s Republic of China (“China” or “PRC”), through the Company’s wholly owned subsidiary, Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Limited (“Skystar Cayman”), a Cayman Islands company which the Company acquired on November 7, 2005. Skystar Cayman, through its variable interest entity (“VIE”), Xian Tianxing, engages in research, development, production, marketing and sales of veterinary healthcare and medical care products. All current operations of the Company are in China.

On August 21, 2007, Xian Tianxing invested $66,700 (RMB 500,000) to establish Shanghai Siqiang Biotechnological Company Limited (“Shanghai Siqiang”). Shanghai Siqiang was established in Putuo District, City of Shanghai, China with a registered capital of $66,700 (RMB 500,000) and Xian Tianxing is the 100% shareholder. Shanghai Siqiang was established to become a research and development center for Xian Tianxing and engages in research, development, production and sales of veterinary products, feed additives, and veterinary disease diagnosis equipments.

On October 16, 2007, the board of directors of the Company approved the acquisition of all of the issued and outstanding shares of Fortunate Time International Limited (“Fortunate Time”), a Hong Kong company owned 100% by the Company’s non-executive director Russell Scott Cramer, in the consideration of $129 (HKD1,000). Except for the $2,000,000 investment in Sida Biotechnology Co., Ltd. and payables to Skystar Cayman for the same amount, Fortunate Time did not have any assets or liabilities.

On March 10, 2008, the Company entered into a series of agreements (collectively the “Transfer Agreements”) transferring the contractual arrangements governing the relationship among Skystar Cayman, Xian Tianxing, and the majority shareholders of Xian Tianxing. Pursuant to the Transfer Agreements, from and after March 10, 2008, all of the rights and obligations of Skystar Cayman under the contractual arrangements were transferred to Sida. In effect, Skystar Cayman assigned the contractual rights it had with Xian Tianxing to an indirectly wholly-owned subsidiary, Sida.

As a result of these contractual arrangements, which obligates Sida to absorb a majority of the risk of loss from Xian Tianxing’s activities and enable Sida to receive a majority of its expected residual returns, Sida accounts for Xian Tianxing as a variable interest entity (“VIE”) under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. Accordingly, Sida consolidates Xian Tianxing’s results, assets and liabilities.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and its variable interest entities. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

In the opinion of management, the unaudited consolidated financial statements furnished herein include all adjustments, all of which are of a normal recurring nature, necessary for a fair statement of the results for the interim period presented. Operating results for the period ended March 31, 2008 are not necessarily indicative of the results that may be expected for the year ending December 31, 2008.

Consolidation of variable interest entity

In accordance with FASB Interpretation No. 46R, Consolidation of Variable Interest Entities ("FIN 46R"), variable interest entities (VIEs) are generally entities that lack sufficient equity to finance their activities without additional financial support from other parties or whose equity holders lack adequate decision making ability. All VIEs with which the Company is involved must be evaluated to determine the primary beneficiary of the risks and rewards of the VIE. The primary beneficiary is required to consolidate the VIE for financial reporting purposes.

The Company has concluded that Xian Tianxing is a VIE and that the Company’s wholly owned subsidiaries, Skystar Cayman (prior March 10, 2008) and Sida (March 10, 2008 and thereafter), absorb a majority of the risk of loss from Xian Tianxing’s activities and enable the Company to receive a majority of its expected residual returns, the Company accounts for Xian Tianxing as a variable interest entity (“VIE”).

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its allowance for doubtful accounts and useful lives of plant and equipment. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Fair values of financial instruments

On January 1, 2008, the Company adopted SFAS No. 157. SFAS No. 157, Fair Value Measurements, defines fair value, establishes a three-level valuation hierarchy for disclosures of fair value measurement and enhances disclosures requirements for fair value measures. The carrying amounts reported in the balance sheets for current receivables, payables and short term loans qualify as financial instruments and are a reasonable estimate of fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rate of interest. The three levels are defined as follow:

•	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.

•
Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.

•	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value.

The Company did not identify any assets and liabilities that are required to be presented on the balance sheet at fair value in accordance with SFAS No. 157.

The Company analyzes all financial instruments with features of both liabilities and equity under SFAS 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” SFAS No 133, “Accounting for Derivative Instruments and Hedging Activities” and EITF 00-19, “Accounting for Derivative Financial Instruments Indexed to, and Potentially Settled in, a Company’s Own Stock.” During 2007, the Company issued 8% convertible debentures in a face amount of $4.075 million which are due February 28, 2009. During 2007, face amount of $3,302,300 were converted into common stock. As fixed prices are set for the conversion prices of such convertible debentures and the attached warrants, the Company is in a position to be sure it had adequate authorized shares for the future conversion of convertible debentures and warrants. Therefore, the embedded derivatives and warrants were recorded as equity and are not required to be recorded at fair value and marked-to-market at each reporting period.

As of March 31, 2008, the outstanding principal of the convertible notes was $482,298 and the discount resulted from the beneficial conversion feature and the warrants was $291,548. Since there is no quoted or observable market price for the fair value of identical notes, the Company then used the level 3 inputs for its valuation methodology, and used the Black Scholes Model to calculate the fair market value of the beneficial conversion feature and the warrants. In addition, due to the notes are expiring in 2009 and the Company does not anticipate any nonperformance risk and expects the note holders to convert the notes to the Company’s common stock within 2008, the Company determined that the fair value of the notes approximated the carrying value.

Revenue recognition

Revenues of the Company include sales of veterinary healthcare and medical care products in China. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as product returns are insignificant based on historical experience.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

a.	Credit sales: Revenue is recognized when the products have been delivered to the customers.

b.	Full payment before delivering: Revenue is recognized when the products have been delivered to customers.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs which totaled $38,804 and $ 35,817 during the three months ended March 31, 2008 and 2007, respectively.

The Company’s revenue and cost of sales by product line was as follows during the three months ended March 31, 2008 and 2007:

	March 31, 2008	March 31, 2007
	(Unaudited)	(Unaudited)
Revenues
Micro-organism	$789,655	$719,273
Veterinary Medications	1,669,754	373,000
Feed Additives	93,554	170,896
Vaccines	133,391	104,641
Total Revenues	2,686,354	1,367,810

Cost of Sales
Micro-organism	235,827	325,141
Veterinary Medications	999,484	246,778
Feed Additives	46,714	113,575
Vaccines	15,394	11,541
Total Cost of Sales	1,297,419	697,035
Gross Profit	$1,388,935	$670,775

Cash

Cash includes cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Restricted cash

The Company had restricted cash of $78,232 and $74,969 as of March 31, 2008 and December 31, 2007, respectively. The restricted cash was received from the PRC government subsidies and set aside for the specific usages (see Note 11). The restricted funds are kept as bank deposits. Restricted cash is classified as current assets as of March 31, 2008 and December 31, 2007, based on the expected period when the funds will be put into their specific usages.

Accounts and other receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method. When facts subsequently become available to indicate that the allowance provided requires an adjustment, then the adjustment will be classified as a change in estimate.

Inventories

Inventories are stated at the lower of cost, as determined on moving weighted average basis, or market. Costs of inventories include purchases and related costs incurred in bringing the products to their present location and condition.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:

Estimated Useful Life
Buildings	20-40 years
Machinery and equipment	10 years
Computer, office equipment and furniture	5 years
Automobiles	5-10 years

Management assesses the carrying value of plant and equipment annually, or more often when factors indicating impairment are present, and reduces the carrying value of the fixed assets by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the net asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management believes that, as of March 31, 2008, there was no impairment of its plant and equipment.

Construction in progress

Construction in progress includes direct costs of construction of a factory building. Interest incurred during the period of construction, if material, is capitalized. Construction in progress is not depreciated until such time as the assets are completed and put into service.

Intangibles

Land use rights - Land use rights represent the costs paid to acquire a long-term interest to utilize the land underlying the Company’s facility. This type of arrangement is common for the use of land in the PRC. The land use rights are amortized on the straight-line method over the 50 year term of the land use rights.

Technological know-how - Purchased technological know-how includes secret formulas, manufacturing processes, technical and procedural manuals and is amortized using the straight-line method over the expected useful economic life of 5 years, which reflects the period over which those formulas, manufacturing processes, technical and procedural manuals are kept secret to the Company as agreed between the Company and the selling party.

Impairment of intangibles - The Company evaluates the carrying value of intangibles annually, or more often when factors indicating impairment are present, in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of intangible assets. SFAS No. 144 requires impairment losses to be recorded in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, the Company believes that, as of March 31, 2008, there were no significant impairments of its intangible assets.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from the changes in foreign currency exchange rates.

Research and development costs

Research and development costs are expensed to operations as incurred and include salaries, professional fees and technical support fees.

Income taxes

The Company records income tax pursuant to SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes. The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no affect on the Company’s financial statements. There are no deferred tax amounts at March 31, 2008 and December 31, 2007.

The Company’s operations are subject to income and transaction taxes in the United States and in the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

The Company does not anticipate any events which could cause change to these uncertainties.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when related items are credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Stock based compensation

The Company adopted Statement of Financial Accounting Standards No. 123R “Accounting for Stock-Based Compensation” (“SFAS 123R”), which defines a fair-value-based method of accounting for stock based employee compensation and transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Stock compensation for stock granted to non-employees has been determined in accordance with SFAS 123R and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services" ("EITF 96-18"), as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured. SFAS 123R allow the “simplified” method to determine the term when other information is not available. Because the Company does not have a history of employee stock options, the Company used the “simplified” method to estimates the life of the options.

Earnings per share

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the effect of the common share equivalents of the Company’s convertible preferred stock outstanding. The Company accounts for a stock dividend or split in accordance with SFAS No. 128, “Earnings Per Share”, which requires that a stock dividend or split be accounted for retrospectively if the stock dividend or split occurs during the period, or retroactively if the stock dividend or split occurs after the end of the period but before the release of the financial statements, by considering it outstanding for the entirety of each period presented.

Foreign currency translation

The Company uses the United States dollar (“U.S. dollars”) for financial reporting purposes. The Company’s subsidiary and VIEs maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, the Company translates the subsidiary’s and VIEs’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the subsidiary’s and VIEs’ financial statements are recorded as accumulated other comprehensive income.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. The rate of exchange quoted by the People’s Bank of China on March 31, 2008 and December 31, 2007 was US$1.00 to RMB7.00 and RMB7.29, respectively. . The weighted average translation rate of US$1.00 to RMB7.15 and RMB7.75 was applied to the income statement accounts in March 31, 2008 and 2007, respectively.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recently issued accounting pronouncements

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. The Company adopted SFAS No. 159 on January 1, 2008. The Company chose not to elect the option to measure the fair value of eligible financial assets and liabilities.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company adopted FSP EITF 07-3 and expensed the research and development as incurred.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations, was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

Note 3 -CONCENTRATIONS AND CREDIT RISK

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions or state owned banks within the PRC are not covered by insurance. As of March 31, 2008 and December 31, 2007, the Company had deposits in excess of federally insured limits (including restricted cash) of $456,105 and $844,773, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

For the period ended March 31, 2008 and year ended December 31, 2007, all of the Company’s sales arose in the PRC. In addition, all accounts receivable as at March 31, 2008 and December 31, 2007 also arose in the PRC.

No major customers accounted for more than 10% of the Company’s total revenues and total accounts receivable as of and for the three months ended March 31, 2008 and 2007, respectively.

The Company’s five largest vendors accounted for approximately 62.63% of the Company’s total purchases for the three months ended March 31, 2008, while the Company’s five largest vendors accounted for 47.78% of the Company’s total purchases for the three months ended March 31, 2007.

The Company’s six major products accounted for approximately 41.4% of the Company’s total revenues for the three months ended March 31, 2008, while the Company’s six major products accounted for 52.8% of the Company’s total revenues for the three months ended March 31, 2007.

Note 4 - RESTRICTED CASH

Restricted cash consists of the following:

	March 31, 2008	December 31, 2007
	(Unaudited)
Funds received from PRC government	$78,232	$74,969
(See Note 11)

Note 5 - INVENTORIES

Inventories consist of the following:

	March 31, 2008	December 31, 2007
	(Unaudited)
Raw material	$2,486,130	$1,761,145
Packing materials	197,525	110,020
Work in process	688	2,639
Finished goods	1,032,166	355,041
Low value consumables	14,338	13,766
Total	$3,730,847	$2,242,611

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 6 - LOANS RECEIVABLE

Loans receivable consists of the following:

	March 31, 2008	December 31, 2007
	(Unaudited)
Others, non-interest bearing, unsecured	$9,532	$9,152

Shanxi Suoang Biotechnological Company, due October 30, 2007, extended to March 31, 2008, annual interest at 7.0%, secured by unrelated company Shanxi New Resource Co.	-	27,420

Xi’an Tiantai Investment Company, due July 31, 2008 (or upon demand), minimum annual interest at 7.2%, unsecured	314,160	383,880

Xi’an SilverRiver Automatic Equipment Company, due on March 23, 2008 and extended to April 2008, annual interest rate 8.4%, unsecured, balance was repaid in April 2008	142,800	411,300

Shanxi Hongye Housing Company, due on demand, non-interest bearing.	-	137,100
Total loan receivable	$466,492	$968,852

Note 7 - PLANT AND EQUIPMENT

Plant and equipment consists of the following:

	March 31, 2008	December 31, 2007
	(Unaudited)
Building and improvements	$3,741,879	$3,592,519
Plant and machinery	2,945,569	2,827,591
Office equipment	178,658	167,617
Vehicles	315,261	295,995
Construction in progress	5,798,613	5,531,236
Total	12,979,980	12,414,958
Less: accumulated depreciation	(756,008)	(620,991)
Plant and equipment , net	$12,223,972	$11,793,967

Construction in progress is the construction of a production base which will meet the Good Manufacturing Practices Standard (“GMP Standard”). No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Construction on the plant for GMP standard veterinary bio-pharmaceutical facility and animal laboratory commenced in May 2005 and is expected to be completed at the end of 2008.

Depreciation expense was $106,882 and $27,068 for the periods ended March 31, 2008 and March 31, 2007, respectively. Depreciation expense was $281,894 and $84,365 for the year ended December 31, 2007 and 2006, respectively.

Note 8 - LONG TERM PREPAYMENT

Long term prepayment consists of the following as of March 31, 2008 and December 31,2007:

	March 31, 2008 (Unaudited)	December 31, 2007
Equipment deposit	$428,400	$411,300
Construction deposit	285,600	274,200
Refundable deposit for the potential acquisition of a veterinary company	556,920	534,690
Total	$1,270,920	$1,220,190

Note 9 - INTANGIBLES

Intangibles consist of the following:

	March 31, 2008	December 31, 2007
	(Unaudited)
Land use rights	$368,781	$354,061
Technological know-how	856,800	822,600
Total	1,225,581	1,176,661
Less: accumulated amortization	(209,846)	(165,425)
Intangible assets, net	$1,015,735	$1,011,236

The amortization expense for intangibles was $36,747 and $6,451 for the periods ended March 31, 2008 and March 31, 2007, respectively. The amortization expense for intangibles was $33,135 and $35,405 for the year ended December 31, 2007 and 2006, respectively. During 2007, the Company, for $694,500, purchased exclusive rights from November 1, 2007 through October 31, 2012 to a strain of micro-bio organism which the Company has begun to use in its veterinary medicines in 2008.

Note 10 - INTEREST-BEARING SHORT-TERM LOAN

The short-term loan of $171,360 and $0 as of March 31, 2008 and December 31, 2007, respectively, was for a term of one year from December 30, 2007 to December 30, 2008, is secured by a guarantee given by a third party, and bears annual interest at 7.47% .

Interest expense for the periods ended March 31, 2008 and March 31, 2007 amounted to $2,645 and $819, respectively.

Note 11 - DEFERRED GOVERNMENT GRANT

The amounts represent subsidies for GMP projects granted by the PRC government. A subsidy in the amount of $641,000 was approved by the PRC government to be granted to the Company for the purpose of constructing a new factory which operations will meet the GMP Standard. In 2003, $516,500 was received by the Company and the remaining $124,500 was received in the first quarter of 2006. According to the PRC’s government regulations for these types of grants, the funds being granted may be treated as capital contributed by the company appointed by the PRC government (“contributing company”) or as a loan from such company, which the Company will be required to repay. However, no agreement has been reached with the contributing company regarding the final treatment of this subsidy.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Also in 2003, another subsidy of $256,400 was received for financing the Company’s research and development activities. In 2006, the Company applied and utilized $186,644 in paying for the construction of the new plant facility. In 2005, another subsidy of $64,100 was received for the Company’s research and development activities. This amount was put into use during the period. As of March 31, 2008, the Company has not reached a final agreement with the PRC government regarding the treatment of these two subsidies as either a loan or capital contribution, and the Company does not expect that the final agreement will be completed within the year of 2008; therefore, these amounts are carried as liabilities in the accompanying financial statements.

Note 12 - CAPITAL TRANSACTIONS

On July 10, 2007, the Company issued 40,000 shares of common stock as salary to a non-executive director. On the same date, the Company issued 38,750 shares of common stock to an independent consultant. The fair market value of the Company's common stock as of July 10, 2007 was $1.47 per share and expense of $115,763 related to these two stock issuances was charged to general and administrative expense.

In the fourth quarter of 2007, the Company’s convertible note holders converted the debentures into 3,278,720 shares of common stock as more fully described in Note 12.

In the fourth quarter of 2007, the Company’s warrant holder exercised 3,100,000 warrants into 958,181 shares of common stock, in a cashless exercise.

Note 13 - CONVERTIBLE DEBENTURES

On February 27, 2007, the Company entered into a Securities Purchase Agreement (the “Agreement”), with several institutional and accredited investors (the “Purchasers”) pursuant to which the Company sold to the Purchasers $4.075 million 8% convertible debentures due February 28, 2009 (the “Debentures”), and warrants to purchase 4,075,000 shares of the common stock of the Company (the “Warrants”), (collectively referred to as the “Transaction”). The initial conversion price of the debentures is $1.00 per share. The initial exercise price of the warrants is $1.20 per share with a life of three years. The conversion price and warrant exercise price are subject to downward adjustments should the Company issue more shares of common stock or securities convertible into common stock for capital raising activities for less than the conversion price or exercise price. Additional interest of 15% begins in June 2007 and continues through February 2008 after which the additional interest increases to 25% through the maturity date of the note.

The transaction closed on February 27, 2007. Gross proceeds from the sale to the Company were $4.075 million, of which $285,250 was paid to Pacific Ridge Capital who served as placement agent for the transaction and $52,500 was paid to consultants for the Purchaser in connection with the transaction. The Company also issued to the placement agent of the Transaction a warrant to purchase an aggregate of 570,500 shares of common stock with an exercise price of $1.00 per share with a life of five years. The value of the warrants issued to the placement agent was calculated as $643,277 using the Binomial Model. The total amount of the cash payments and the fair value of the warrants amounted to $981,027, which was recorded as deferred debenture expenses. These costs will be amortized to interest expense over the two year life of the Debentures. For the three months ended March 31, 2008 and 2007, $21,817 and $40,876 was amortized to interest expense, respectively.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

The Company determined the value of the warrants using a Binomial Model with a volatility of approximately 75%, which is calculated by using the historical closing prices of the Company’s common stock. According to APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, EITF-98-5, and EITF-00-27, the Company allocated the proceeds using relative fair value method and determined that the Debentures were issued with a beneficial conversion feature. As a result, on February 27, 2007, the allocated value of the Warrants amounted to $1,944,425 and the beneficial conversion feature amounted to $2,130,575. The allocated value of the Warrants and beneficial conversion feature totaling $4,075,000, was recorded as discount (or reduction in the carrying amount) of the Debentures and additional paid-in capital and will be amortized over the two year life of the Debentures using the effective interest method. For three months ended March 31, 2008 and 2007, $114,990 and $91,918 was amortized as interest expense respectively.

On or about December 6, 2007, the Company entered into an Amendment, Exchange and Waiver Agreement (the “Amended Agreement”), dated as of November 9, 2007, with certain of the purchasers (the “Participating Purchasers”). Below are highlights of the Amended Agreement:

•
The Amended Agreement amends the terms of the Debentures held by the Participating Purchasers by: (a) changing the conversion price from $1.00 per share to $0.85 per share; (b) deleting the trading conditions for mandatory conversion; (c) granting the Company the right to mandatory conversion at any time, and (d) allowing the Company to designate the date for the mandatory conversion.

•
The Amended Agreement amends the terms of the Warrants held by the Participating Purchasers by: (a) changing the exercise price from $1.20 per share to $0.95 per share; and (b) granting to the Participating Purchasers the right to exercise their Warrants on a cashless basis

•
The Amended Agreement is deemed to be: (a) the Company’s notice (the “Conversion Notice”) to require conversion of the entire outstanding principal of the Debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice (the “Exercise Notice”) to the Company to exercise all of their unexercised Warrants on a cashless basis

•
The Amended Agreement amends the Registration Rights Agreement by waiving all outstanding registration damages due to the Purchasers in their entirety. Because the outstanding principal amounts of the Debentures held by the Participating Purchasers, as of the effective date of the Agreement, total more than seventy-five percent (75%) of the aggregate outstanding principal amounts of the outstanding Debentures held by all the Purchasers on that date, the amendment to the Registration Rights Agreement binds all of the Purchasers.

The Company has evaluated the cost of the amended terms of the Warrants and the Debentures. As the amendment has reduced the exercise price of the Warrants and the conversion price of the Debentures held by the Participating Purchasers, the difference between the value of the Warrants and the conversion option at the old prices and their value at the modified prices are costs for the Company and are charged to income.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

The inducement cost for the Debentures converted is $634,450 for the fiscal year ended December 31, 2007. The inducement cost for the Debentures converted was based on the market value of the additional 461,418 shares obtained by the participating purchases at $1.375 per shares on November 9, 2007. The inducement cost for the Warrants exercised is $279,547 for the fiscal year ended December 31, 2007. The inducement cost for the Warrants exercised is calculated using the Binomial Model by determining the difference between the original exercise price of $1.20 shares and the reduced exercise price of $0.95.

3,076,120 shares of common stock were issued upon conversion of the Debentures with a carrying value of $2,548,632 at a reduced conversion price of $0.85. Another 202,600 shares of common stock were issued upon conversion of the Debentures with a carry value of $202,600 at the original conversion price of $1.00.

In accordance with paragraph 21 of EITF 00-27, all unamortized discount at the time of the conversion must be recognized as interest expense. The unamortized discount of the above converted Debentures is $2,403,480, which has been recorded as interest expenses in the accompanying consolidated statements of operations. The unamortized deferred financing costs of $540,167 at conversion of the Debentures into common stock was also been recorded as interest expenses in the accompanying consolidated statements of operations for the year ended December 31, 2007.

As of March 31, 2008, the carrying value of the remaining unconverted Debentures was $191,375, net of unamortized discount of $291,548. The following is the repayment schedule of the principal of the remaining debt as of March 31, 2008:

Principal repayment Amount
Nine months ending December 31, 2008	$414,990
Year ending December 31, 2009	67,933
Thereafter	-
$482,923

In connection to the issuance of the Debentures, the Company entered into a Registration Rights Agreement, in which a registration statement registering the resale of the common stock into which the Debentures are convertible and for which the Warrants are exercisable, as well as certain other shares of the Company's common stock is required to be filed with the Securities and Exchange Commission not later than April 13, 2007 and be declared effective by the SEC not later than May 28, 2007 if there is no SEC review of the registration statement, and June 27, 2007 if there is an SEC review. Failure to meet these deadlines will result in liquidated damages of 2% of the aggregate purchase price of the Debentures and Warrants per month, pro rated for partial periods. The Company filed the registration statement on June 1, 2007, however the registration statement did not become effective until September 25, 2007. Because the Amended Agreement waived all outstanding registration damages, the Company reversed the previously accrued liquidated damages totaling $345,017 at December 31, 2007.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Following is a summary of the status of warrants outstanding at March 31, 2008:

Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number
$1.20	975,000	1.92 years	$1.20	975,000
$1.00	570,500	3.92 years	$1.00	570,500
Total	1,545,500			1,545,500

Following is a summary of the Warrant activity:

Outstanding as of December 31, 2006	-
Granted	4,645,500
Forfeited	-
Exercised	3,100,000
Outstanding as of December 31, 2007	1,545,500
Forfeited	-
Exercised	-
Outstanding as of March 31, 2008	1,545,500

On or about March 31, 2008, the Company entered into an Amendment and Waiver Agreement (the “Amendment”) with two institutional and accredited investors who acquired two of the Debentures in a private transaction from the original holders of these Debentures. The Amendment amends certain terms and conditions of Debentures. The transaction contemplated by the Amendment closed on April 21, 2008, upon the issuance of shares of the Company’s restricted common stock to these two investors pursuant to the terms of the Amendment. The Amendment is similar to the above Amendment Agreement with significant differences summarized below:

•	The Amendment amends the terms of the Debentures held by these two investors by changing the conversion price from $1.00 per share to $0.80 per share

•
The Amendment is deemed to be: (a) the Company’s notice (the “Conversion Notice”) to require conversion of the entire outstanding principal of the Debentures held by these two investors and all accrued but unpaid interest thereto.

•
Pursuant to the Conversion Notice, the Company issued an aggregate of 1,227,503 shares of our common stock (the “Shares”) to these two investors in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in Section 4(2) of the Securities Act.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

Note 14 - STATUTORY RESERVES

Statutory reserves represent restricted retained earnings. Based on the legal formation of the entities, all PRC entities are required to set aside 10% of its net income as reported in its statutory accounts on an annual basis to the Statutory Surplus Reserve Fund. Once the total Statutory Surplus Reserve reaches 50% of the registered capital of the respective subsidiaries, further appropriations are discretionary. The Statutory Surplus Reserve can be used to increase the registered capital and eliminate future losses of the respective companies under PRC GAAP. The Company’s Statutory Surplus Reserve is not distributable to shareholders except in the event of liquidation.

The Reserve Fund can be used to increase the registered capital upon approval by relevant government authorities and eliminate future losses of the respective companies upon a resolution by the board of directors.

Appropriations to the above statutory reserves are accounted for as a transfer from unrestricted earnings to statutory reserves. During the period ended March 31, 2008 and 2007, the Company made total appropriations to these statutory reserves of $89,683, and $36,521, respectively.

There are no legal requirements in the PRC to fund these statutory reserves by transfer of cash to any restricted accounts, and the Company does not do so. These reserves are not distributable as cash dividends.

Note 15 - TAXES

The Company is registered in the State of Nevada whereas its subsidiary, Skystar is a tax exempt company incorporated in the Cayman Islands and conducts all of its business through its subsidiary, Sida, and its PRC VIEs, Xian Tianxing and Shanghai Siqiang

Sida, Xian Tianxing, and Shanghai Siqiang are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes is generally imposed at a statutory rate of 25%. The Company has been approved as a new technology enterprise and under PRC Income Tax Laws, it is entitled to a preferential tax rate of 15%.

For the three month period ended March 31, 2008 and 2007, the provision for taxes on earnings consisted of:

	2008	2007
	(Unaudited)	(Unaudited)
Current PRC income tax expense
Enterprise income tax	$153,207	$66,624

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

The following table reconciles the U.S. statutory rates to the Company's effective tax rate as of March 31:

	2008	2007
U.S. Statutory rates	34.0%	34.0%

Foreign income not recognized in USA	(34.0)	(34.0)

China income taxes	25.0	33.0

China income tax exemption	(10.0)	(18.0)

Total provision for income taxes	15.0%	15.0%

The estimated tax savings due to the reduced tax rate for the periods ended March 31, 2008 and 2007 amounted to $105,004 and $77,730, respectively. The net effect on earnings per share if the income tax had been applied would decrease basic earnings per share for the period ended March 31, 2008 and 2007 to $0.03 and $(0.04), respectively, and would decrease diluted earnings per share to $0.02 and $(0.04), respectively.

Skystar Bio-Pharmaceutical Company was incorporated in the United States and has incurred net operating loss for income tax purpose for 2007. The net operating loss carry forwards for United States income tax purposes amounted to $6,638,420 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2006 and continue through 2027. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at March 31, 2008. The valuation allowance at March 31, 2008 was $2,813,144. Management will review this valuation allowance periodically and will make adjustments as warranted.

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company is registered in the State of Nevada whereas its subsidiary, Skystar is a tax exempt company incorporated in the Cayman Islands and conducts all of its business through its subsidiary, Sida, and its PRC VIEs, Xian Tianxing and Shanghai Siqiang.

The Company’s accounting policy is to accrue interest and penalties, if and when required, as a component of income tax expenses or benefits in the income statement.

Note 16 - EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. The weighted average number of common shares outstanding was adjusted to account for the effects of the share exchange transaction as a reverse acquisition as fully described in Note 1.

The following demonstrates the calculation for earnings per share for the three months ended March 31:

	2008	2007
	(Unaudited)	(Unaudited)
Net income for basic earnings per share	$616,351	$(370,718)
Add: Interest expense for convertible note	136,807
Minus: Discount on convertible debenture	(398,171)
Net income for diluted earnings per share	$354,987	$(370,718)

Weighted average shares used in basic computation	17,111,200	12,795,549
Diluted effect of convertible debentures (as if)	772,400
Diluted effect of warrants to placement agent	87,646
Weighted average shares used in diluted computation	17,971,246	12,795,549

Earnings per share
Basic	$0.04	$(0.03)
Diluted	$0.02	$(0.03)

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

At March 31, 2008 and 2007, the Company had outstanding warrants of 1,545,500. For the three months ended March 31, 2008, the average stock price was greater than the exercise prices of 570,500 warrants which resulted in additional weighted average common stock equivalents of 87,646; 975,000 outstanding warrants were excluded from the diluted earnings per share calculation as they are anti-dilutive. For the three months ended March 31, 2007, 1,545,500 outstanding warrants were excluded from the diluted earnings per share calculation as they are anti-dilutive. The 2 million Series A preferred shares are not included in the calculation because the shares have no conversion or dividend rights.

Note 17 - RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Related party receivables and payables

Amounts receivable from and payable to related parties are summarized as follows:

	March 31, 2008	December 31, 2007
	(Unaudited)
Amounts due from shareholder:
Mr. Weibing Lu (1)	$23,726	$59,462

Amount due to shareholder and director:
Ms. Aixia Wang (1)	$1,428	1,371
Mr. Scott Cramer(1)	30,245	30,245
Total	$31,673	$31,616

Amount due to related companies:
TianXing Digital - owned by a director (2)	$-	$17,137
Shanxi Xingji Electronics Co. - owned by a director's wife (2)	7,113	32,817
Total	$7,113	49,954

(1)
The related individuals, Weibing Lu, Aixia Wang, and Scott Cremer are all shareholders of the Company. Mr. Lu and Mr. Cramer are also the directors of the Company, with Mr. Lu additionally being the chief executive office. The amounts due from Mr. Lu were expense advances for Mr. Lu’s business travels. The amounts due to Ms. Wang and Ms. Cramer were cash advances to facilitate Company operations or expenses paid by these individuals on behalf of the Company. These balances are non-interest bearing, unsecured, due on demand, and the ultimate manner of settlement is in cash or in exchange for office premises rental.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

(2)
Shanxi Xinji Electronics Company is owned by the wife of Mr. Lu and Tianxing Digital Co. Ltd. is owned by Mr. Lu. The amount due to Shanxi Xinji Electronics Co. Ltd. and Tianxing Digital Co., Ltd are short term cash transfers for business operations, non-interest bearing, unsecured, and payable upon demand. The ultimate manner of settlement is in cash.

Note 18 - COMMITMENTS AND CONTINGENCIES

(a) Lease commitments

The Company recognizes lease expense on a straight line basis over the term of the lease in accordance to SFAS. 13, “Accounting for leases.” The Company has entered into a tenancy agreement for the lease of factory premises for a period of ten years from October 1, 2004 to December 31, 2014 with an annual rent of $12,020, which is subject to a 10% increase every four subsequent years.

The Company leased additional office space from the Company’s CEO, Weibing Lu, for a period of five years from January 1, 2007 to December 31, 2011 with an annual rent of approximately $21,800 (or RMB 165,600).

The Company entered into a tenancy agreement for the lease of Shanghai Siqiang office for a period of ten years from August 1, 2007 to August 1, 2017 with an annual rent of $20,563.

The Company’s commitments for minimum rental payments under this lease for the next five years and thereafter are as follows:

Nine months ending December 31, 2008	$42,676
Year ending December 31, 2009	57,720
Year ending December 31, 2010	57,720
Year ending December 31, 2011	57,720
Year ending December 31, 2012	34,410
Thereafter	120,253
$370,499

Rental expense for the three months ended March 31, 2008 and 2007 amounted to $7,869 and $2,480, respectively.

(b) Legal proceedings

In March 2006, Gregory Evans (“Plaintiff”) filed suit against the Company, R. Scott Cramer, Steve Lowe and David Wassung (“Defendants”) in State of Nevada District Court in Clark Country, Nevada, alleging causes of action for “Refusing to Call Vote of Shareholders” and “Conversion” on or about November 18, 2005. On December 1, 2007, the lawsuit was dismissed following an Order to Show Cause regarding Dismissal. Prior to the dismissal, the Company was never served with a summons or complaint in the matter.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
MARCH 31, 2008
(UNAUDITED)

On or around May 2007, Andrew Chien (“Chien” or "Plaintiff") filed suit against the Company, R. Scott Cramer, Steve Lowe, David Wassung and Weibing Lu (“Defendants”) in United States District Court for the District of Connecticut, alleging causes of action for violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.  In or around November 2007, the Defendants filed motions to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction.  The Plaintiff agreed to voluntarily amend the complaint after the motions were filed, and an amended complaint was subsequently filed on or around January 4, 2008.  The amended complaint dropped Weibing Lu (who is a resident of China and had never been served) as a defendant.  The remaining Defendants contend that the amended complaint has failed to correct the deficiencies of the original, and have filed a renewed motion to dismiss for failure to state a claim, also preserving their challenge to personal jurisdiction.  The Defendants deny all claims and have moved the Court to dismiss the complaint in its entirety in their motion to dismiss, which is still pending. The motion to dismiss also requests that the Court award sanctions against Chien under the Private Securities Litigation Reform Act and other authority in the event the Defendants' motion to dismiss the complaint is granted.

Other than the above described legal proceeding, the Company is not aware of any legal proceedings in which purchasers, any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of purchaser, or of any such director, officer, affiliate of the Company, or security holder, is a party adverse to Company or has a material interest adverse to the Company. No provision has been made in the consolidated financial statements for the above contingencies.

(c) Ownership of leasehold property

In 2005, one of the shareholders contributed a leasehold office building as additional capital of Xian Tianxing. However, the title of the leasehold property has not passed to the Company. Management believes, there should be no legal barriers for the shareholder to transfer the ownership to the Company.

However, in the event that the Company fails to obtain the ownership certificate for the leasehold building, there is the risk that the buildings will need to be vacated due to illegitimate ownership. Management believes that this possibility while present is very remote. As a result, no provision has been made in the financial statements for this potential occurrence.

Note 19- POTENTIAL STOCK SPLIT

Prior to the effectiveness of the Company’s S-1 registration statement that was initially filed on May 7, 2008, the Company plans a 5-for-1 reverse stock split and corresponding proportionate reduction of the number of shares of authorized common stock to be effected immediately prior to the effectiveness of the registration statement. As the number of authorized and outstanding shares will be equally impacted by this reverse stock split, except the basic and diluted EPS will be increased by five times higher than the current EPS number, the Company does not believe that there will be any other material impact to its financial statements.

Note 20 - SUBSEQUENT EVENTS

On April 21, 2008, the Company issued 90,000 shares of its restricted common stock to R. Scott Cramer, a member of the Company’s board of directors. These restricted common shares were issued to Mr. Cramer pursuant to a unanimous written consent of the board of directors (excluding Mr. Cramer) for services unrelated to Mr. Cramer’s duties as a director.

Additionally, on April 21, 2008, the Company issued 210,400 shares of its restricted common stock to its legal counsel. These restricted common shares were issued to the legal counsel pursuant to a unanimous written consent of the board of directors of the Company as partial payment for services rendered.

On May 5, 2008, Ms. Erna Gao resigned as the Chief Financial Officer of the Company. On the same date, the Company entered into a Loanout Agreement with Worldwide Officers, Inc., a California corporation, pursuant to which the Company has retained the services of Bennet P. Tchaikovsky to serve as Skystar’s Chief Financial Officer for a term of one year. Under the terms of the Loanout Agreement, Mr. Tchaikovsky will perform his duties from the United States and on a part-time basis (90 hours per month), and the Company agreed to pay an annual fee of $75,000 for Mr. Tchaikovsky’s services. Additionally, Mr. Tchaikovsky will have the right to receive 52,173 shares of our restricted common stock, to vest in four equal installments of 17,391 shares each every 3 calendar months, with the first installment to vest on August 5, 2008.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders of
Skystar Bio-Pharmaceutical Company and Subsidiaries

We have audited the accompanying consolidated balance sheets of Skystar Bio-Pharmaceutical Company and Subsidiaries as of December 31, 2007 and 2006, and the related consolidated statements of operations and other comprehensive income (loss), shareholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2007. Skystar Bio-Pharmaceutical Company’s management is responsible for these consolidated financial statements. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Skystar Bio-Pharmaceutical Company and Subsidiaries as of December 31, 2007 and 2006, and the results of its operations and its cash flows for each of the years in the two-year period ended December 31, 2007, in conformity with accounting principles generally accepted in the United States of America.

/s/ Moore Stephens Wurth Frazer and Torbet, LLP

Walnut, California
March 31, 2008

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS
AS OF DECEMBER 31, 2007 AND 2006

	2007	2006
ASSETS

CURRENT ASSETS:
Cash	$771,492	$192,016
Restricted cash	74,969	69,610
Accounts receivable, net of allowance for doubtful accounts of $199,639 and $14,426 as of December 31, 2007 and 2006, respectively.	1,356,094	131,599
Inventories	2,242,611	528,566
Deposits and prepaid expenses	806,657	29,944
Loans receivable	968,852	8,558
Other receivables	43,800	38,881
Other receivables-shareholder	59,462	-
Total current assets	6,323,937	999,174

PLANT AND EQUIPMENT, net	11,793,967	10,910,948

OTHER ASSETS:
Long term prepayment	1,220,190	-
Deferred financing costs	101,815	-
Intangible, net	1,011,236	336,852
Total other assets	2,333,241	336,852
Total assets	$20,451,145	$12,246,974

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Interest-bearing short-term loan	$-	$38,460
Non-interest bearing loan from third party	-	62,818
Accounts payable	126,754	71,223
Accrued expenses	502,871	523,892
Deposits from customers	61,706	-
Taxes payable	568,797	218,231
Other payables	81,221	607,595
Amount due to related companies	49,954	16,025
Amount due to shareholders and directors	31,616	-
Total current liabilities	1,422,919	1,538,244

OTHER LIABILITIES:
Deferred government grant	1,028,250	961,500
Convertible debenture, net of $398,171 discount	84,752	-
Total other liabilities	1,113,002	961,500
Total liabilities	2,535,921	2,499,744

CONTINGENT LIABILITIES	-	-

SHAREHOLDERS' EQUITY:
Preferred stock, $0.001 par value, 50,000,000 shares authorized, 2,000,000 series "A" shares issued and outstanding as of December 31, 2007 and 2006, respectively; Nil series "B" shares issued and outstanding as of December 31, 2007 and 2006, respectively.	2,000	2,000
Common stock, $0.001 par value, 50,000,000 shares authorized as of December 31, 2007 and 2006, respectively; 17,111,200 and 12,795,549 shares issued and outstanding as of December 31, 2007 and 2006, respectively.	17,111	12,795
Paid-in-capital	14,741,278	6,246,325
Deferred compensation	(62,758)	(705,877)
Statutory reserves	1,652,720	779,624
Retained earnings	122,271	2,952,343
Accumulated other comprehensive income	1,442,602	460,020
Total shareholders' equity	17,915,224	9,747,230
Total liabilities and shareholders' equity	$20,451,145	$12,246,974

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS AND OTHER COMPREHENSIVE INCOME (LOSS)
FOR THE YEARS ENDED DECEMBER 31, 2007 and 2006

	2007	2006
REVENUE	$15,056,828	$9,796,324
COST OF SALES	6,712,365	5,420,652

GROSS PROFIT	8,344,463	4,375,672

OPERATING EXPENSES
Research and development	268,320	131,371
Selling expenses	739,422	475,504
General and administrative expenses	2,438,995	2,083,458

Total operating expenses	3,446,737	2,690,333

INCOME FROM OPERATIONS	4,897,726	1,685,339

OTHER EXPENSE (INCOME)
Other expense	3,651	3,478
Interest income	(14,611)	-
Interest expense	4,924,493	11,768
Inducement cost for debentures converted	634,450	-
Inducement cost for warrants exercised	279,547	-
Total other expense	5,827,530	15,246

INCOME (LOSS) BEFORE PROVISION FOR INCOME TAXES	(929,804)	1,670,093

PROVISION FOR INCOME TAXES	1,027,172	494,951

NET INCOME (LOSS)	(1,956,976)	1,175,142

OTHER COMPREHENSIVE INCOME :
Foreign currency translation adjustment	982,582	298,675
COMPREHENSIVE INCOME (LOSS)	$(974,394)	$1,473,817

EARNINGS PER SHARE
Basic	$(0.15)	$0.11
Diluted	$(0.16)	$0.09
WEIGHTED AVERAGE NUMBER OF COMMON SHARES
Basic	13,453,543	11,144,153
Diluted	14,105,322	12,498,386

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

							Retained earnings		Accumulated other
	Preferred stock		Common stock		Paid-in	Deferred	Statutory		comprehensive
	Shares	Amount	Shares	Amount	capital	Compensation	reserves	Unrestricted	income	Totals
BALANCE, December 31, 2005	50,000,000	$50,000	1,260,651	$1,261	$4,301,747	$-	$364,460	$2,192,365	$161,345	$7,071,178
Shares conversion	(48,000,000)	(48,000)	10,745,548	10,745	37,255					-
Shares issued for services			789,350	789	1,907,323	(1,908,112)				-
Amortization of deferred compensation						1,202,235				1,202,235
Foreign currency translation									298,675	298,675
Net income								1,175,142		1,175,142
Appropriation to statutory reserve							415,164	(415,164)		-

BALANCE, December 31, 2006	2,000,000	$2,000	12,795,549	$12,795	$6,246,325	$(705,877)	$779,624	$2,952,343	$460,020	$9,747,230
Shares issued for services			78,750	79	115,684					115,763
Beneficial conversion feature of debentures					2,130,575					2,130,575
Warrants issued to debenture holders					1,944,425					1,944,425
Warrants issued to placement agent					643,277					643,277
Inducement cost for debentures converted					634,450					634,450
Inducement cost for warrants exercised					279,547					279,547
Debentures converted to common stock			3,278,720	3,279	2,747,953					2,751,232
Cashless exercise of warrants			958,181	958	(958)					-
Amortization of deferred compensation						643,119				643,119
Foreign currency translation									982,582	982,582
Net income								(1,956,976)		(1,956,976)
Appropriation to statutory reserve							873,096	(873,096)		-

BALANCE, December 31, 2007	2,000,000	$2,000	17,111,200	$17,111	$14,741,278	$(62,758)	$1,652,720	$122,271	$1,442,602	$17,915,224

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2007 AND 2006

	2007	2006
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$(1,956,976)	$1,175,142
Adjustments to reconcile net income (loss) to cash
provided by operating activities:
Depreciation	281,894	84,365
Amortization	33,135	35,405
Amortization of deferred financing costs	879,212	-
Amortization of discount on debentures	3,716,243	-
Amortization of deferred compensation	643,119	1,202,235
Inducement cost for debentures converted	634,450	-
Inducement cost for warrants exercised	279,547	-
Issuance of common stock for service	115,763	-
Bad debt expense	238,094	(57,187)
Change in operating assets and liabilities
Accounts receivable	(1,405,316)	178,774
Inventories	(1,610,916)	(339,811)
Deposits and prepaid expenses	(743,955)	(13,958)
Other receivables	(10,921)	(9,721)
Accounts payable	48,582	59,947
Accrued expenses	(34,166)	376,131
Deposits from customers	59,262	-
Taxes payables	322,131	(1,620,586)
Other payables	(546,037)	529,818
Net cash provided by operating activities	943,145	1,600,554

CASH FLOWS FROM INVESTING ACTIVITIES:
Loan to third parties	(912,901)	-
Proceeds from loans receivable	-	264,953
Long term prepayment	(1,171,863)	-
Purchase of intangible assets	(658,350)	-
Purchase of plant and equipment	(402,470)	(2,098,659)
Net cash used in investing activities	(3,145,584)	(1,833,706)

CASH FLOWS FROM FINANCING ACTIVITIES:
Increase in restricted cash	(505)	(5,397)
Advances from shareholders and directors	1,170,944	124,523
Repay amounts due to shareholders and directors	(1,198,791)	(79,674)
Proceeds from related companies	27,633	594,448
Repay amounts due to related companies	-	(9,292)
Payments on non-interest bearing loans from third parties	(64,518)	(364,906)
Principal payments on short-term loan, interest bearing	(39,501)	-
Proceeds from government subsidies	-	125,570
Proceeds from convertible debentures, net of debenture expenses	3,737,250	-
Payments on convertible debenture	(880,259)	-
Net cash provided by financing activities	2,752,253	385,272

EFFECT OF EXCHANGE RATE CHANGES ON CASH	29,662	1,398

INCREASE IN CASH	579,476	153,518

CASH, beginning of year	192,016	38,498

CASH, end of year	$771,492	$192,016

SUPPLEMENTAL DISCLOSURE INFORMATION
Interest paid	$2,817	$4,121
Income taxes paid	$864,392	$853,656
Non-cash investing and financing transactions
Stocks issued for services	$115,763	$1,908,112
Warrants issued for services	$643,277	$-
Inducement cost for debentures converted	$634,450	$-
Inducement cost for warrants exercised	$279,547	$-
Debentures converted to common stock	$2,751,232	$-

See report of independent registered public accounting firm.
The accompanying notes are an integral part of this statement.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007
Note 1- DESCRIPTION OF BUSINESS AND ORGANIZATION

Skystar Bio-Pharmaceutical Company (“Skystar” or the “Company”), formerly known as The Cyber Group Network Corporation (“Cyber”), was incorporated in Nevada.

On November 7, 2005, the Company completed a stock exchange transaction with the stockholders of Skystar Bio-Pharmaceutical (Cayman) Holdings Co., Limited (“Skystar Cayman”), whereby 48,000,000 shares of Series B preferred stock was issued to the stockholders of Skystar Cayman in exchange for 100% of the common stock of Skystar Cayman. On February 15, 2006, the Company changed its name to “Skystar Bio-Pharmaceutical Company” to reflect its current business operations.

Skystar Cayman was incorporated under the laws of the Cayman Islands on January 24, 2005. It has not carried on any substantive operations of its own, except for the entering into certain exclusive agreements with Xian Tianxing Bio-Pharmaceutical Co., Limited (“Xian Tianxing”). Skystar Cayman through its variable interest entity (“VIE”), Xian Tianxing Bio-Pharmaceutical Co., Limited engages in research, development, production, marketing and sales of veterinary healthcare and medical care products. All current operations of the Company are in the People’s Republic of China (“China” or the “PRC”).

Xian Tianxing was incorporated on July 3, 1997 in the PRC as a limited liability company without shares. On December 31, 2003, Xian Tianxing was restructured from a limited liability company without shares to a joint stock limited company. According to the PRC law, a “limited liability company” is a company whose shareholders shall assume liability towards the company to the extent of their respective capital contributions, whereas a joint stock limited company is a company having its total capital divided into equal shares and whose shareholders shall assume liability to the extent of their respective shareholdings.

The paid-in capital of Xian Tianxing was funded by the majority shareholders of Skystar Cayman. PRC law currently has limits on foreign ownership of companies. To comply with these foreign ownership restrictions, on October 28, 2005, Skystar Cayman entered into certain exclusive agreements with Xian Tianxing and its shareholders. Xian Tianxing holds the licenses and approvals necessary to operate the veterinary healthcare and medical care products business in China. Pursuant to these agreements, Skystar Cayman provides exclusive technology consulting and other general business operation services to Xian Tianxing in return for a consulting services fee which is equal to Xian Tianxing’s revenue. In addition, Xian Tianxing’s shareholders have pledged their equity interests in Xian Tianxing to Skystar Cayman, irrevocably granted Skystar Cayman an exclusive option to purchase, to the extent permitted under PRC law, all or part of the equity interests in Xian Tianxing and agreed to entrust all the rights to exercise their voting power to the person(s) appointed by Skystar Cayman. Through these contractual arrangements, Skystar Cayman has the ability to substantially influence Xian Tianxing’s daily operations and financial affairs, appoint its senior executives and approve all matters requiring shareholder approval.

As a result of these contractual arrangements, which obligates Skystar Cayman to absorb a majority of the risk of loss from Xian Tianxing’s activities and enable Skystar Cayman to receive a majority of its expected residual returns, Skystar Cayman accounts for Xian Tianxing as a VIE under FASB Interpretation No. 46R (“FIN 46R”), “Consolidation of Variable Interest Entities, an Interpretation of ARB No. 51”. Accordingly, Skystar Cayman consolidates Xian Tianxing’s results, assets and liabilities.

Because Skystar and Xian Tianxing are under common control, the consolidation of Skystar Cayman and Xian Tianxing has been accounted for at historical cost and prepared on the basis as if the aforementioned exclusive agreements between Skystar and Xian Tianxing had become effective as of the beginning of the first period presented in the accompanying consolidated financial statements. The Company’s consolidated assets do not include any collateral for Xian Tianxing’s obligations. The creditors of Xian Tianxing do not have recourse from the Company.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

On August 21, 2007, Xian Tianxing invested $66,700 (RMB 500,000) to establish Shanghai Siqiang Biotechnological Company Limited (“Shanghai Siqiang”). Shanghai Siqiang was established in Putuo District, City of Shanghai, PRC with a registered capital of $66,700 (RMB 500,000) and Xian Tianxing is the 100% shareholder. Shanghai Siqiang was established to become a research and development center for Xian Tianxing and engages in research, development, production and sales of veterinary products, feed additives, and veterinary disease diagnosis equipments.

On October 16, 2007, the Company acquired all of the issued and outstanding shares of Fortunate Time International Limited (“Fortunate Time”), a Hong Kong company owned 100% by the Company’s non-executive director Russell Scott Cramer, for $129 (HKD1,000) cash. Except for the $2,000,000 investment in Sida Biotechnology Co., Ltd. and payables to Skystar Cayman for the same amount, Fortunate Time did not have any assets or liabilities.

Note 2 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of presentation and consolidation

The accompanying consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States of America.

The consolidated financial statements include the financial statements of the Company, its wholly-owned subsidiaries and its variable interest entities. All significant inter-company transactions and balances between the Company, its subsidiaries and VIEs are eliminated upon consolidation.

Use of estimates

The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. For example, the Company estimates its allowance for doubtful accounts, useful lives of plant and equipment and the fair value of stock based compensation. Because of the use of estimates inherent in the financial reporting process, actual results could differ from those estimates.

Fair values of financial instruments

The Company values its financial instruments as required by Statement of Financial Accounting Standard (SFAS) No. 107, “Disclosures about Fair Value of Financial Instruments”. The estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. The estimates presented herein are not necessarily indicative of amounts that the Company could realize in a current market exchange.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

The Company’s financial instruments primarily consist of cash, accounts receivable, other receivables, accounts payable, accruals, other payables, short-term related party borrowings and debentures payable. As of the balance sheet dates, the estimated fair values of the financial instruments were not materially different from their carrying values as presented due to the short term maturities of these instruments and that the interest rates on the borrowings approximate those that would have been available for loans of similar remaining maturity and risk profile at respective period ends.

Revenue recognition

Revenues of the Company include sales of veterinary healthcare and medical care products in China. Sales are recognized when the following four revenue criteria are met: persuasive evidence of an arrangement exists, delivery has occurred, the selling price is fixed or determinable, and collectability is reasonably assured. Sales are presented net of value added tax (VAT). No return allowance is made as product returns are insignificant based on historical experience.

a.	Credit sales: Revenue is recognized when the products have been delivered to the customers.

b.	Full payment before delivering: Revenue is recognized when the products have been delivered to customers.

Shipping and handling costs related to costs of goods sold are included in selling, general and administrative costs which totaled $184,766 and $100,846 for the year ended December 31, 2007 and 2006, respectively.

The Company’s revenue and cost of sales by product line was as follows during the years ended December 31, 2007 and 2006:

	December 31, 2007	December 31, 2006

Revenues
Micro-organism	$4,271,139	$4,337,562
Veterinary Medications	9,003,400	3,825,079
Feed Additives	971,019	927,424
Vaccines	811,270	706,259
Total Revenues	15,056,828	9,796,324

Cost of Sales
Micro-organism	1,416,550	2,161,898
Veterinary Medications	4,654,347	2,546,627
Feed Additives	549,714	629,075
Vaccines	91,754	83,052
Total Cost of Sales	6,712,365	5,420,652
Gross Profit	$8,344,463	$4,375,672

Cash

Cash includes cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

Restricted cash

The Company had restricted cash of $74,969 and $69,610 as of December 31, 2007 and December 31, 2006, respectively. The restricted cash was received from PRC government subsidies and set aside for the specific usages (see Note 10). The restricted funds are kept as bank deposits. Restricted cash is classified as current assets as of December 31, 2007 and December 31, 2006, based on the expected period when the funds will be put into their specific usages.

Accounts and other receivables

Accounts and other receivables are recorded at net realizable value consisting of the carrying amount less an allowance for uncollectible accounts, as needed. The Company uses the aging method to estimate the valuation allowance for anticipated uncollectible receivable balances. Under the aging method, bad debt percentages determined by management based on historical experience as well as current economic climate are applied to customers’ balances categorized by the number of months the underlying invoices have remained outstanding. The valuation allowance balance is adjusted to the amount computed as a result of the aging method.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Inventories

Inventories are stated at the lower of cost, as determined on moving weighted average basis, or market. Costs of inventories include purchases and related costs incurred in bringing the products to their present location and condition.

Plant and equipment

Plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. Estimated useful lives of the assets are as follows:
Estimated Useful Life
Buildings	20-40 years
Machinery and equipment	10 years
Computer, office equipment and furniture	5 years
Automobiles	5-10 years

Management assess the carrying value of plant and equipment annually, or more often when factors indicating impairment are present, and reduces the carrying value of the fixed assets by the amount of the impairment. The Company determines the existence of such impairment by measuring the expected future cash flows (undiscounted and without interest charges) and comparing such amount to the asset carrying value. An impairment loss, if exists, is measured as the amount by which the carrying amount of the asset exceeds the fair value of the asset. Based on its review, management believes that, as of December 31, 2007, there were no impairments of its plant and equipment.

Construction in progress

Construction in progress includes direct costs of construction of a factory building. Interest incurred during the period of construction, if material, is capitalized. Construction in progress is not depreciated until such time as the assets are completed and put into service.

Intangibles

Land use rights - Land use rights represent the costs paid to acquire a long-term interest to utilize the land underlying the Company’s facility. This type of arrangement is common for the use of land in the PRC. The land use rights are amortized on the straight-line method over the 50 year term of the land use rights.

Technological know-how - Purchased technological know-how includes secret formulas, manufacturing processes, technical and procedural manuals and is amortized using the straight-line method over the expected useful economic life of 5 years, which reflects the period over which those formulas, manufacturing processes, technical and procedural manuals are kept secret to the Company as agreed between the Company and the selling party.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Impairment of intangibles - Management periodically evaluates the carrying value of intangibles in accordance with the provisions of SFAS No. 144, “Accounting for the Impairment or Disposal of Long-Lived Assets”, which addresses financial accounting and reporting for the impairment or disposal of intangible assets. SFAS No. 144 requires impairment losses to be recorded in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets’ carrying amounts. In that event, a loss is recognized based on the amount by which the carrying amount exceeds the fair market value of the long-lived assets. Loss on long-lived assets to be disposed of is determined in a similar manner, except that fair market values are reduced for the cost of disposal. Based on its review, management believes that, as of December 31, 2007, there were no impairments of its intangible assets.

Comprehensive income

SFAS No. 130, “Reporting Comprehensive Income”, requires disclosure of all components of comprehensive income and loss on an annual and interim basis. Comprehensive income and loss is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Accumulated other comprehensive income arose from the changes in foreign currency exchange rates.

Research and development costs

Research and development costs are expensed to operations as incurred and include salaries, professional fees and technical support fees.

Income taxes

The Company records income taxes pursuant to SFAS No. 109, "Accounting for Income Taxes". SFAS No. 109 requires the recognition of deferred income tax liabilities and assets for the expected future tax consequences of temporary differences between income tax basis and financial reporting basis of assets and liabilities. Provision for income taxes consists of taxes currently due plus deferred taxes. The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”), as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. FIN 48 also provides guidance on derecognition, classification, interest and penalties, accounting in interim periods, disclosures, and transition. The adoption had no affect on the Company’s financial statements. There are no deferred tax amounts at December 31, 2007 and 2006.

The Company’s operations are subject to income and transaction taxes in the United States and in the PRC jurisdictions. Significant estimates and judgments are required in determining the Company’s worldwide provision for income taxes. Some of these estimates are based on interpretations of existing tax laws or regulations. The ultimate amount of tax liability may be uncertain as a result.

The Company does not anticipate any events which could cause change to these uncertainties.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when related items are credited or charged directly to equity, in which case the deferred tax is also dealt with in equity.

Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

Stock based compensation

The Company records stock based compensation pursuant to Statement of Financial Accounting Standards No. 123R “Accounting for Stock-Based Compensation” (“SFAS 123”), which defines a fair-value-based method of accounting for stock based employee compensation and transactions in which an entity issues its equity instruments to acquire goods and services from non-employees. Stock compensation for stock granted to non-employees has been determined in accordance with SFAS 123R and the Emerging Issues Task Force consensus in Issue No. 96-18, "Accounting for Equity Instruments that are issued to Other than Employees for Acquiring, or in Conjunction with Selling Goods or Services" ("EITF 96-18"), as the fair value of the consideration received or the fair value of equity instruments issued, whichever is more reliably measured.

Earnings per share

Basic earnings per share (“EPS”) is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS includes the effect of the common share equivalents of the Company’s convertible preferred stock outstanding. The Company accounts for a stock dividend or split in accordance with SFAS No. 128, “Earnings Per Share”, which requires that a stock dividend or split be accounted for retrospectively if the stock dividend or split occurs during the period, or retroactively if the stock dividend or split occurs after the end of the period but before the release of the financial statements, by considering it outstanding for the entirety of each period presented.

Foreign currency translation

The Company uses the U.S. dollar for financial reporting purposes. The Company’s subsidiary and VIEs maintain their books and records in their functional currency, being the primary currency of the economic environment in which their operations are conducted.

In general, for consolidation purposes, the Company translates the subsidiary’s and VIEs’ assets and liabilities into U.S. dollars using the applicable exchange rates prevailing at the balance sheet date, and the statement of income and cash flows are translated at average exchange rates during the reporting period. As a result, amounts related to assets and liabilities reported on the statement of cash flows will not necessarily agree with changes in the corresponding balances on the balance sheet. Equity accounts are translated at historical rates. Adjustments resulting from the translation of the subsidiaries’ and VIEs’ financial statements are recorded as accumulated other comprehensive income.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

This quotation of the exchange rates does not imply free convertibility of RMB to other foreign currencies. All foreign exchange transactions continue to take place either through the People's Bank of China or other banks authorized to buy and sell foreign currencies at the exchange rate quoted by the People's Bank of China. The rate of exchange quoted by the People’s Bank of China on December 31, 2007 was $1.00 to RMB7.29. The weighted average translation rate of $1.00 to RMB7.59 and RMB7.96 was applied to the income and cash flow statement amounts in 2007 and 2006, respectively.

Approval of foreign currency payments by the Bank of China or other institutions requires submitting a payment application form together with invoices, shipping documents and signed contracts. Transaction gains and losses that arise from exchange rate fluctuations on transactions denominated in a currency other than the functional currency are included in the results of operations as incurred.

Related parties

Parties are considered to be related to the Company if the parties that, directly or indirectly, through one or more intermediaries, control, are controlled by, or are under common control with the Company. Related parties also include principal owners of the Company, its management, members of the immediate families of principal owners of the Company and its management and other parties with which the Company may deal if one party controls or can significantly influence the management or operating policies of the other to an extent that one of the transacting parties might be prevented from fully pursuing its own separate interests. A party which can significantly influence the management or operating policies of the transacting parties or if it has an ownership interest in one of the transacting parties and can significantly influence the other to an extent that one or more of the transacting parties might be prevented from fully pursuing its own separate interests is also a related party.

Recently issued accounting pronouncements

In September 2006, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 157, Fair Value Measurements”   (“SFAS 157”). SFAS 157 defines fair value, establishes a framework for measuring fair value under accounting principles generally accepted in the United States (GAAP) and expands disclosures about fair value measurements. Fair value is defined under SFAS 157 as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. SFAS 157 also establishes a fair value hierarchy which requires the Company to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The Company does not expect the adoption of SFAS 157 to have a material impact on the Company’s financial position or results of operations.

In February 2007, the FASB issued SFAS No. 159, The Fair Value Option for Financial Assets and Financial Liabilities—including an amendment of FASB Statement No. 115 (“FAS 159”). FAS 159 permits companies to choose to measure many financial instruments and certain other items at fair value that are not currently required to be measured at fair value. The objective of FAS 159 is to provide opportunities to mitigate volatility in reported earnings caused by measuring related assets and liabilities differently without having to apply hedge accounting provisions. FAS 159 also establishes presentation and disclosure requirements designed to facilitate comparisons between companies that choose different measurement attributes for similar types of assets and liabilities. SFAS 159 will be effective in the first quarter of fiscal 2009. The Company is evaluating the impact that this statement will have on its consolidated financial statements.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

In June 2007, the FASB issued FASB Staff Position No. EITF 07-3, “Accounting for Nonrefundable Advance Payments for Goods or Services Received for use in Future Research and Development Activities” (“FSP EITF 07-3”), which addresses whether nonrefundable advance payments for goods or services that used or rendered for research and development activities should be expensed when the advance payment is made or when the research and development activity has been performed. The Company adopted FSP EITF 07-3 and expensed the research and development as incurred.

In December 2007, the FASB issued SFAS No. 160, “Noncontrolling Interests in Consolidated Financial Statements - an amendment of Accounting Research Bulletin No. 51” (“SFAS 160”), which establishes accounting and reporting standards for ownership interests in subsidiaries held by parties other than the parent, the amount of consolidated net income attributable to the parent and to the noncontrolling interest, changes in a parent’s ownership interest and the valuation of retained non-controlling equity investments when a subsidiary is deconsolidated. The Statement also establishes reporting requirements that provide sufficient disclosures that clearly identify and distinguish between the interests of the parent and the interests of the non-controlling owners. SFAS 160 is effective for fiscal years beginning after December 15, 2008. The Company has not determined the effect that the application of SFAS 160 will have on its consolidated financial statements.

In December 2007, Statement of Financial Accounting Standards No. 141(R), Business Combinations , was issued. SFAS No. 141R replaces SFAS No. 141, Business Combinations. SFAS 141R retains the fundamental requirements in SFAS 141 that the acquisition method of accounting (which SFAS 141 called the purchase method ) be used for all business combinations and for an acquirer to be identified for each business combination. SFAS 141R requires an acquirer to recognize the assets acquired, the liabilities assumed, and any noncontrolling interest in the acquiree at the acquisition date, measured at their fair values as of that date, with limited exceptions. This replaces SFAS 141’s cost-allocation process, which required the cost of an acquisition to be allocated to the individual assets acquired and liabilities assumed based on their estimated fair values. SFAS 141R also requires the acquirer in a business combination achieved in stages (sometimes referred to as a step acquisition) to recognize the identifiable assets and liabilities, as well as the noncontrolling interest in the acquiree, at the full amounts of their fair values (or other amounts determined in accordance with SFAS 141R). SFAS 141R applies prospectively to business combinations for which the acquisition date is on or after the beginning of the first annual reporting period beginning on or after December 15, 2008. An entity may not apply it before that date. The Company is currently evaluating the impact that adopting SFAS No. 141R will have on its financial statements.

Reclassifications

Certain prior period amounts have been reclassified to conform to the current period presentation. These reclassifications have no effect on net income or cash flows.

Note 3 -CONCENTRATIONS AND CREDIT RISK

The Company’s operations are all carried out in the PRC. Accordingly, the Company’s business, financial condition and results of operations may be influenced by the political, economic and legal environments in the PRC, and by the general state of the PRC’s economy. The Company’s operations in the PRC are subject to specific considerations and significant risks not typically associated with companies in the North America and Western Europe. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. The Company’s results may be adversely affected by changes in governmental policies with respect to laws and regulations, anti-inflationary measures, currency conversion and remittance abroad, and rates and methods of taxation, among other things.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Certain financial instruments, which subject the Company to concentration of credit risk, consist of cash. The Company maintains balances at financial institutions which, from time to time, may exceed Federal Deposit Insurance Corporation insured limits for the banks located in the United States. Balances at financial institutions or state owned banks within the PRC are not covered by insurance.

As of December 31, 2007 and 2006, the Company had deposits in excess of federally insured limits (including restricted cash) of $844,773 and $261,446, respectively. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant risks on its cash in bank accounts.

For the years ended December 31, 2007 and 2006, all of the Company’s sales arose in the PRC. In addition, all accounts receivable as of December 31, 2007 and 2006 also arose in the PRC.

No major customers accounted for more than 10% of the Company’s total revenues and total accounts receivable as of and for the year ended December 31, 2007 and 2006, respectively.

The Company’s three largest vendors accounted for approximately 57.31% of the Company’s total purchases for the year ended December 31, 2007, while the Company’s three largest vendors accounted for 53.76% of the Company’s total purchases for the year ended December 31, 2006.

No major product accounted for more than 10% of the Company’s total revenues for the year ended December 31, 2007. The Company’s two major products accounted for approximately 22.69% of the Company’s total revenues for the year ended December 31, 2006.

Note 4 - RESTRICTED CASH

Restricted cash consists of the following as of December 31:

	2007	2006
Funds received from PRC government	$74,969	$69,610
(See Note 10)

Note 5 - INVENTORIES

Inventories consist of the following at December 31:

	2007	2006
Raw material	$1,761,145	$190,926
Packing materials	110,020	97,002
Work in process	2,639	-
Finished goods	355,041	232,242
Low value consumables	13,766	8,396
Total	$2,242,611	$528,566

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 6 - LOANS RECEIVABLE

Loans receivable consists of the following as of December 31:

	2007	2006
Others, non-interest bearing, unsecured, due on demand	$9,152	$8,558

Shanxi Suoang Biotechnological Company, due October 30, 2007, extended to March 31, 2008, annual interest at 7.0%, secured by unrelated company Shanxi New Resource Co.	27,420	-

Xi’an Tiantai Investment Company, due July 31, 2008 (or upon demand), minimum annual interest at 7.2%, unsecured	383,880	-

Xi’an SilverRiver Automatic Equipment Company, due on March 23, 2008, Annual interest rate 0.7%, unsecured.	411,300	-

Shanxi Hongye Housing Company, due on demand, non-interest bearing.	137,100	-
Total loan receivable	$968,852	$8,558

The Company has a long standing business relationship with these companies and in order to maintain these relationships, they have made these short term loans. Total interest received from these short term loans for the year ended December 31, 2007 and 2006, amounted to $11,850, and $0, respectively.

Note 7 - PLANT AND EQUIPMENT

Plant and equipment consists of the following at December 31, 2007 and 2006:

	2007	2006
Building and improvements	$3,592,519	$351,425
Plant and machinery	2,827,591	270,621
Office equipment	167,617	140,591
Vehicles	295,995	128,134
Construction in progress	5,531,236	10,326,391
Total	12,414,958	11,217,162
Less: accumulated depreciation	(620,991)	(306,214)
Plant and equipment , net	$11,793,967	$10,910,948

Construction in progress is the construction of a production base which will meet the Good Manufacturing Practices Standard (“GMP”). No depreciation is provided for construction in progress until such time as the assets are completed and placed into service. Maintenance, repairs and minor renewals are charged directly to expenses as incurred. Major additions and betterment to property and equipment are capitalized.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Construction on the plant for GMP standard bio-pharmaceutical facility and animal laboratory commenced in May 2005 and is expected to be completed at the end of 2008.

Depreciation expense was $281,894 and $84,365 for the year ended December 31, 2007 and 2006, respectively.

Note 8 – LONG TERM PREPAYMENT

Long term prepayment consists of the following as of December 31:

	2007	2006
Equipment deposit	$411,300	$-
Construction deposit	274,200
Refundable deposit for the potential acquisition of a veterinary company	534,690	-
Total	$1,220,190	$-

Note 9 - INTANGIBLES

Intangibles consist of the following as of December 31:

	2007	2006
Land use rights	$354,061	$331,077
Technological know-how	822,600	128,100
Total	1,176,661	459,177
Less: accumulated amortization	(165,425)	(122,325)
Intangible assets, net	$1,011,236	$336,852

The amortization expense for intangibles was $33,135 and $35,405 for the year ended December 31, 2007 and 2006, respectively. During 2007, the Company, for $694,500, purchased exclusive rights from November 1, 2007 through October 31, 2012 to a strain of micro-bio organism which the Company has begun to use in its veterinary medicines in 2008.

Note 10 - DEFERRED GOVERNMENT GRANT

The amounts represent subsidies for GMP projects granted by the PRC government. A subsidy in the amount of $641,000 was approved by the PRC government to be granted to the Company to construct a new factory which operations will meet the GMP Standard. In 2003, $516,500 was received by the Company and the remaining $124,500 was received in the first quarter of 2006. According to the PRC’s government regulations for these types of grants, the funds being granted may be treated as capital contributed by the company appointed by the PRC government (“contributing company”) or as a loan from such company, which the Company will be required to repay. However, no agreement has been reached with the contributing company regarding the final treatment of this subsidy.

Also in 2003, another subsidy of $256,400 was received for financing the Company’s research and development activities. In 2006, the Company applied for and utilized $186,644 in paying for the construction of the new plant facility. In 2005, another subsidy of $64,100 was received for the Company’s research and development activities. This amount was put into use during the period. As of December 31, 2007, the Company has not reached a final agreement with the PRC government related to the treatment of these two subsidies as either a loan or capital contribution and the Company does not expect that the final agreement will be completed during 2008; therefore, these amounts are carried as liabilities in the accompanying financial statements.

Note 11 - CAPITAL TRANSACTIONS

In 2001, the Company issued 2,000,000 shares of series “A” preferred stock to a corporation wholly-owned by the Company’s then Chief Executive Officer, Gregory Evans, for services rendered. The terms of the series “A” preferred stock, including its rights and privileges, are not defined in the Company’s Articles of Incorporation. Moreover, under Nevada Revised Statutes, when the terms of a class or series of stock are established by resolutions of the board of directors (such as the series “A” preferred stock), a certificate of designation defining such terms must be executed and filed with the Nevada Secretary of State before such class or series of stock may be issued. Since a certificate of designation was not filed for the series “A” preferred stock prior to its issuance, the series “A” preferred stock does not have any terms under the Nevada Revised Statutes. As such, the holder of series “A” preferred stock does not have any rights including any that is senior to the rights of a holder of the Company’s common stock. The Company has no plans presently to file a certificate of designation for the series “A” preferred stock.

On February 15, 2006, the Company effected a one-for-three hundred ninety seven (1:397) reverse stock split of the outstanding shares of the Company’s common stock. As a result, the total number of outstanding shares of the Company’s common stock was reduced from 500,000,000 to 1,260,651 issued and outstanding.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

As more fully described in Note 1, on November 7, 2005, the Company completed a stock exchange transaction with the stockholders of Skystar Cayman, whereby the Company issued 48,000,000 shares of its series “B” preferred stock to the stockholders of Skystar Cayman in exchange for 100% of the common stock of Skystar Cayman. Per the conversion rights set forth in the certificate of designation for the series “B” preferred stock, all of the series “B” preferred shares would automatically convert into 89.5% of the total issued and outstanding shares of the Company’s common stock upon the effective date of the filing of an amendment to the Company’s articles of incorporation that would create sufficient authorized shares of common stock to permit full conversion of all 48,000,000 series “B” preferred shares. The amendment to the Company’s articles of incorporation was filed with the Nevada Secretary of State on February 13, 2006, and concurrently, the 48,000,000 series “B” preferred shares were converted into 10,745,548 shares of the Company’s common stock.

Under the certificate of designation, the series “B” preferred stock had the following additional rights prior to the conversion described above: (1) each series B preferred share shall have the number of votes equal to the number of shares of common stock into which the series B preferred share; (2) the holders of series B preferred shares shall be entitled to vote with the holders of common stock as a single class on any matter which holders of common stock have the right to vote, except that for as long as any series “B” preferred share remains outstanding, the vote or written consent of the holders of at least a majority in interest of the outstanding Series B preferred shares voting as a separate class shall be necessary to amend, alter or repeal any provision of the Company’s articles of incorporation or any other corporate action that requires shareholder vote or consent, including but not limited to corporate action that alters or changes the voting powers, preferences, or other special rights or privileges, or restrictions of the series B preferred shares so as to affect them adversely; and (3) for so long as any series B preferred share remains outstanding, the authorized number of the Company’s board of directors shall consist of 6 members, and the holders of series B preferred shares, voting together as a separate class, shall be entitled to elect 4 members, and the holders of common stock voting together as a separate class shall be entitled to elect 2 members.

On February 15, 2006, the Company also effected a one-for-ten (1:10) reverse stock split of the Company’s authorized shares of the Company’s preferred stock. As a result, the total number of authorized shares was reduced from 500,000,000 to 50,000,000.

In March 2006, the Company issued a total of 600,000 shares of the Company’s common stock to consultants, as more fully described in Note 14.

On October 24, 2006, the Company entered into three-month consulting agreement with an independent consultant. The services to be rendered include consultation and advisory services relating to investor relationship of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 28,750 shares of common stock to the consultant on October 24, 2006. The fair market value of the Company's common stock as of October 24, 2006 was $1.75 per share.

On October 27, 2006, the Company entered into three-month consulting agreement with another independent consultant. The services to be rendered include financial and business consultation of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 15,600 shares of common stock to the consultant on October 27, 2006. The fair market value of the Company's common stock as of October 27, 2006 was $1.75 per share.

On November 15, 2006, the Company entered into three-month consulting agreement with another independent consultant. The services to be rendered include marketing of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 25,000 shares of common stock to the consultant on November 15, 2006. The fair market value of the Company's common stock as of November 15, 2006 was $1.8 per share.

On November 15, 2006, the Company passed a resolution to issue 70,000 shares of common stock as salary to a non-executive director. The fair market value of the Company's common stock as of November 15, 2006 was $1.8 per share.

On December 11, 2006, the Company entered into one-year consulting agreement with another independent consultant. The service to be rendered includes equity research of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 50,000 shares of common stock to the consultant on December 11, 2006. The fair market value of the Company's common stock as of December 11, 2006 was $1.75 per share.

On July 10, 2007, the Company issued 40,000 shares of common stock as salary to a non-executive director. On the same date, the Company issued 38,750 shares of common stock to an independent consultant. The fair market value of the Company's common stock as of July 10, 2007 was $1.47 per share and expense of $115,763 related to these two stock issuances was charged to general and administrative expense.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

In the fourth quarter of 2007, the Company’s convertible notes holders converted $2,751,232 in debentures into 3,278,720 shares of common stock as more fully described in Note 12.

In the fourth quarter of 2007, the Company’s warrant holder exercised 3,100,000 warrants into 958,181 shares of common stock.

Note 12 - CONVERTIBLE DEBENTURES

On February 27, 2007, the Company entered into a Securities Purchase Agreement (the “Agreement”), with several institutional and accredited investors (the “Purchasers”) pursuant to which the Company sold to the Purchasers $4.075 million 8% convertible debentures due February 28, 2009 (the “Debentures”), and warrants to purchase 4,075,000 shares of the common stock (the “Warrants”), (collectively referred to as the “Transaction”). The initial conversion price of the debentures is $1.00 per share. The initial exercise price of the warrants is $1.20 per share with a life of three years. The conversion price and warrant exercise price are subject to downward adjustments should the Company issue more shares of common stock or securities convertible into common stock for capital raising activities for less than the conversion or exercise prices. Additional interest of 15% begins in June 2007 and continues through February 2008 after which the additional interest increases to 25% through the maturity date of the note.

The transaction closed on February 27, 2007. Gross proceeds from were $4.075 million, of which $285,250 was paid to Pacific Ridge Capital who served as placement agent for the transaction and $52,500 was paid to consultants for the Purchaser in connection with the transaction. The Company also issued to the Placement Agent a warrant to purchase an aggregate of 570,500 shares with an exercise price of $1.00 per share with a life of five years. The value of the warrants issued to the placement agent was calculated as $643,277 using the Binomial Model. The total amount of the cash payments and the fair value of the warrants amounted to $981,027, which was recorded as deferred debenture expenses. These costs will be amortized to interest expense over the two year life of the convertibles debentures. For the year ended December 31, 2007, $339,045 was amortized to interest expense.

The Company determined the value of the warrants using a binomial Model with a volatility of approximately 75%, which is calculated by using the historical closing prices of the Company’s common stock. According to APB No. 14, Accounting for Convertible Debt and Debt Issued with Stock Purchase Warrants, EITF-98-5, and EITF-00-27, the Company allocated the proceeds using relative fair value method and determined that the convertible debentures were issued with a beneficial conversion feature. As a result, on February 27, 2007, the allocated value of the warrants amounted to $1,944,425 and the beneficial conversion feature amounted to $2,130,575. The allocated value of the warrants and beneficial conversion feature totaling $4,075,000, was recorded as discount (or reduction in the carrying amount) of convertible debentures and additional paid-in capital and will be amortized over the two year life of the convertible debentures using the effective interest method. For the year ended December 31, 2007, $1,312,763 was amortized as interest expense.

On or about December 6, 2007, the Company entered into an Amendment, Exchange and Waiver Agreement (“Amended Agreement”), effective November 9, 2007, with certain of the institutional and accredited investors who entered into a Securities Purchase Agreement with the Company on February 27, 2007. Below are highlights of the Amendment:

•
The Amended Agreement amends the terms of the Debentures held by the Participating Purchasers by: (a) changing the Conversion Price from $1.00 per share to $0.85 per share; (b) deleting the Trading Conditions for Mandatory Conversion; (c) granting the Company the right to Mandatory Conversion at any time, and (d) allowing the Company to designate the date for the Mandatory Conversion.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

•
The Amended Agreement amends the terms of the Warrants held by the Participating Purchasers by: (a) changing the Exercise Price from $1.20 per share to $0.95 per share; and (b) granting to the Participating Purchasers the right to exercise their Warrants on a cashless basis

•
The Amended Agreement is deemed to be: (a) the Company’s notice (the “Conversion Notice”) to require conversion of the entire outstanding principal of the Debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice (the “Exercise Notice”) to the Company to exercise all of their unexercised Warrants on a cashless basis

•
The Amended Agreement amends the Registration Rights Agreement by waiving all outstanding Registration Damages due to the Purchasers in their entirety. Because the outstanding principal amounts of the Debentures held by the Participating Purchasers, as of the effective date of the Agreement, total more than seventy-five percent (75%) of the aggregate outstanding principal amounts of the outstanding Debentures held by all the Purchasers on that date, the amendment to the Registration Rights Agreement binds all of the Purchasers.

The Company evaluated the cost of the amended terms of the warrants and the notes. As the amendment reduced the exercise price of the warrants and the conversion price of the notes, the difference between the value of the warrants and the conversion option at the old prices and their value at the modified prices are costs for the Company and are charged to income.

The inducement cost for the debentures converted is $634,450 for the year ended December 31, 2007. The inducement cost for the debentures converted was based on the market value of the additional 461,418 shares obtained by the participating purchases at $1.375 per shares on November 9, 2007. The inducement cost for the warrants exercised is $279,547 for the fiscal year ended December 31, 2007. The inducement cost for the warrants exercised is calculated using the Binomial Model by determining the difference between the original exercise price of $1.20 shares and the reduced exercise price of $0.95.

3,076,120 shares of common stock were issued upon conversion of debenture notes with a carrying value of $2,548,632 at a reduced conversion price of $0.85. Another 202,600 shares of common stock were issued upon conversion of debenture notes with a carry value of $202,600 at the original conversion price of $1.00.

In accordance with paragraph 21 of EITF 00-27, all unamortized discount at the time of the conversion must be recognized as interest expense. The unamortized discount of the above converted notes is $2,403,480, which has been recorded as interest expenses in the accompanying consolidated statements of operations. The unamortized deferred financing costs of $540,167 at conversion of the debentures into common stock was also been recorded as interest expenses in the accompanying consolidated statements of operations.

As of December 31, 2007, the carrying value of the remaining unconverted debentures was $84,752, net of unamortized discount of $398,171. The following is the repayment schedule of the principal of the remaining debt at December 31:

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Principal repayment Amount
2008	$414,990
2009	67,933
Thereafter	-
$482,923

In connection to the issuance of the debentures, the Company entered into a Registration Rights Agreement, in which a registration statement registering the resale of the common stock underlying the Debentures and Warrants, as well as certain other shares of the Company's common stock is required to be filed with the Securities and Exchange Commission not later than April 13, 2007 and be declared effective by the SEC not later than May 28, 2007 if there is no SEC review of the Registration Statement, and June 27, 2007 if there is an SEC review. Failure to meet these deadlines will result in liquidated damages of 2% of the aggregate purchase price of the Debentures and Warrants per month, pro rated for partial periods. The Company filed the registration statement on June 1, 2007, however the Registration Statement did not become effective until September 25, 2007. Because the Amended Agreement waived all outstanding registration damages, the Company reversed the previously accrued liquidated damages totaling $345,017 at December 31, 2007.

Following is a summary of the status of warrants outstanding at December 31, 2007:
Outstanding Warrants			Exercisable Warrants
Exercise Price	Number	Average Remaining Contractual Life	Average Exercise Price	Number
$1.20	975,000	2.16 years	$1.20	975,000
$1.00	570,500	4.16 years	$1.00	570,000
Total	1,545,500			1,545,500

Following is a summary of the warrant activity:

Outstanding as of December 31, 2005	-
Granted	-
Forfeited	-
Exercised	-
Outstanding as of December 31, 2006	-
Granted	4,645,500
Forfeited	-
Exercised	3,100,000
Outstanding as of December 31, 2007	1,545,500

Note 13 - STATUTORY RESERVES

Statutory reserves represent restricted retained earnings. Based on the legal formation of the entities, all PRC entities are required to set aside 10% of net income as reported in its statutory accounts on an annual basis to the Statutory Surplus Reserve Fund. Once the total Statutory Surplus Reserve reaches 50% of the registered capital of the respective subsidiaries, further appropriations are discretionary. The Statutory Surplus Reserve can be used to increase the registered capital and eliminate future losses of the respective companies under PRC GAAP. The Company’s Statutory Surplus Reserve is not distributable to shareholders except in the event of liquidation.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Before January 1, 2006, Tianxing was also required on an annual basis to set aside at least 5% of after-tax profit, calculated in accordance with PRC accounting standards and regulations, to the Statutory Surplus Welfare Fund, which can be used for staff welfare of the Company. Effective from January 1, 2006, the appropriation to the Statutory Surplus Welfare Fund is no longer required.

The Reserve Fund can be used to increase the registered capital upon approval by relevant government authorities and eliminate future losses of the respective companies upon a resolution by the board of directors.

Appropriations to the above statutory reserves are accounted for as a transfer from retained earnings to statutory reserves. During the year ended December 31, 2007, and 2006, the Company made total appropriations to these statutory reserves of $873,096, and $415,164, respectively.

There are no legal requirements in the PRC to fund these statutory reserves by transfer of cash to any restricted accounts, and the Company does not do so. These reserves are not distributable as cash dividends.

Note 14 - 2006 CONSULTANT STOCK PLAN

On February 22, 2006, the Company adopted the 2006 Consultant Stock Plan (the "Plan") under which 1,199,648 shares of common stock are available for issuance with respect to awards granted to independent consultants who are crucial to the future growth and success of the Company and its subsidiaries and affiliates. For the year ended December 31, 2006, a total of 600,000 shares were issued pursuant to the Plan.

On March 14, 2006, the Company entered into two-year consulting agreement with an independent consultant. The services to be rendered include consultation and advisory services relating to marketing of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 240,000 shares of common stock to the consultant on March 31, 2006. These shares were issued pursuant to the 2006 consultant stock plan. The fair market value of the Company's common stock as of March 14, 2006 was $2.65 per share.

On March 27, 2006, the Company entered into a one-year consulting agreement with another independent consultant. The services to be rendered include consultation and advisory services relating to financing and restructuring of the Company as mutually agreed upon between the parties. As consideration for the services to be rendered, the Company issued 360,000 shares of common stock to the consultant on March 31, 2006. These shares were issued pursuant to the 2006 consultant stock plan. The fair market value of the Company's common stock as of March 27, 2006 was $2.60 per share.

In accordance with SFAS 123R and EITF 96-18, the Company has accounted for the consulting agreements based on the fair market value of the Company's common stock at the commencement date of the individual consulting agreements. For the year ended December 31, 2007 and 2006, the Company charged $643,119 and 1,202,235, respectively, to expense associated with consulting agreements and recorded deferred consulting fees of $62,758 at December 31, 2007.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

The deferred consulting fees will be charged to expense amounted to $62,758 for the year ended December 31, 2008.

Note 15 - TAXES

The Company accounts for income taxes under the Statement of Financial Accounting Standards No. 109, “Accounting for Income Taxes” (“Statement 109”). Under Statement 109, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. Under Statement 109, the effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that included the enactment date.

The Company adopted FASB Interpretation 48, “Accounting for Uncertainty in Income Taxes” (“FIN 48”) as of January 1, 2007. A tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. The adoption had no effect on the Company’s financial statements.

The charge for taxation is based on the results for the year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date. Deferred tax is accounted for using the balance sheet liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences, and deferred tax assets are recognized to the extent that it is probably that taxable profit will be available against which deductible temporary differences can be utilized.

Deferred tax is calculated at the tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets and liabilities are offset when they relate to income taxes levied by the same taxation authority and the Company intends to settle its current tax assets and liabilities on a net basis.

The Company is registered in the State of Nevada whereas its subsidiary, Skystar is a tax exempt company incorporated in the Cayman Islands and conducts all of its business through its subsidiary, Sida, and its PRC VIEs, Xian Tianxing and Shanghai Siqiang.

China Income Tax

The Company’s subsidiaries are governed by the Income Tax Law of the People’s Republic of China (PRC) concerning Foreign Investment Enterprises and Foreign Enterprises and various local income tax laws (the Income Tax Laws).

Beginning January 1, 2008, the new Enterprise Income Tax (“EIT”) law will replace the existing laws for Domestic Enterprises (“DES”) and Foreign Invested Enterprises (“FIEs”).

The key changes are:

a.	The new standard EIT rate of 25% will replace the 33% rate currently applicable to both DES and FIEs, except for High Tech companies who pays a reduced rate of 15%;

b.
Companies established before March 16, 2007 will continue to enjoy tax holiday treatment approved by local government for a grace period of either for the next 5 years or until the tax holiday term is completed, whichever is sooner.

The Company and its subsidiaries were established before March 16, 2007 and therefore are qualified to continue enjoying the reduced tax rate as described before.

Upon approval by the PRC tax authorities, FIE's scheduled to operate for a period of 10 years or more and engaged in manufacturing and production may by exempt from income taxes for two years, commencing with their first profitable year of operations, after taking into account any losses brought forward from prior years, and thereafter with a 50% reduction for the subsequent three years.

Sida, Xian Tianxing and Shanghai Siqiang are subject to PRC’s Enterprise Income Tax. Pursuant to the PRC Income Tax Laws, Enterprise Income Taxes is generally imposed at a statutory rate of 33%, which comprises 30% national income tax and 3% local income tax. However, the Company has been approved as a new technology enterprise and under PRC Income Tax Laws, it is entitled to a preferential tax rate of 15%.

For the year ended December 31, 2007 and 2006, the provision for taxes on earnings consisted of:

	2007	2006
Current PRC income tax expense
Enterprise income tax	$1,027,172	$494,951

The following table reconciles the U.S. statutory rates to the Company's effective tax rate as of December 31:

	2007	2006
U.S. Statutory rates	34.0%	34.0%
Foreign income not recognized in USA	(34.0)	(34.0)
China income taxes	33.0	33.0
China income tax exemption	(18.0)	(18.0)
Total provision for income taxes	15.0%	15.0%

The estimated tax savings due to the reduced tax rate for the year ended December 31, 2007 and 2006 amounted to $1,232,606 and $593,941, respectively. The net effect on earnings per share if the income tax had been applied would decrease the basic earnings per share for year ended December 31, 2007 and 2006 from $(0.11) to $(0.20) and from $0.11 to $0.05, respectively.

Skystar Bio-Pharmaceutical Company was incorporated in the United States and has incurred net operating loss for income tax purpose for 2007. The net operating loss carry forwards for United States income tax purposes amounted to $6,368,675 which may be available to reduce future years’ taxable income. These carry forwards will expire, if not utilized, beginning in 2006 and continue through 2027. Management believes that the realization of the benefits arising from this loss appears to be uncertain due to Company’s limited operating history and continuing losses for United States income tax purposes. Accordingly, the Company has provided a 100% valuation allowance at December 31, 2007. The valuation allowance at December 31, 2007 was $2,721,430. Management will review this valuation allowance periodically and will make adjustments as warranted.

The Company’s accounting policy is to accrue interest and penalties, if and when required, as a component of income tax expenses or benefits in the income statement.

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 16 - EARNINGS PER SHARE

The Company reports earnings per share in accordance with the provisions of SFAS No. 128, “Earnings per Share.” SFAS No. 128 requires presentation of basic and diluted earnings per share in conjunction with the disclosure of the methodology used in computing such earnings per share. Basic earnings per share is computed by dividing income available to common stockholders by the weighted average common shares outstanding during the period. Diluted earnings per share takes into account the potential dilution that could occur if securities or other contracts to issue common stock were exercised and converted into common stock. The weighted average number of common shares outstanding was adjusted to account for the effects of the share exchange transaction as a reverse acquisition as fully described in Note 1.

The Company has retroactively adjusted the weighted average number of common shares outstanding by deeming that the one-for-three hundred ninety seven (1:397) and the one for ten (1:10) reverse stock split effective on February 15, 2006 had occurred as of the beginning of the earliest period presented.

The following demonstrates the calculation for earnings per share:

	2007	2006
Net income for basic earnings per share	$(1,956,976)	$1,175,142
Add: Interest expense for convertible note	445,569	-
Minus: Discount on convertible debenture	(772,400)	-
Net income for diluted earnings per share	$(2,283,807)	$1,175,142

Weighted average shares used in basic computation	13,453,543	11,144,153
Diluted effect of convertible debentures (as if)	651,779	-
Diluted effect of warrants (treasury method)	-	1,354,233
Weighted average shares used in diluted computation	14,105,322	12,498,386

Earnings per share
Basic	$(0.15)	$0.11
Diluted	$(0.16)	$0.09

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Note 17 - RELATED PARTY TRANSACTIONS AND ARRANGEMENTS

Related party receivables and payables

Amounts due from and payable to related parties are summarized as follows as of December 31:

	2007	2006
Amounts due from shareholder:
Mr. Weibing Lu (1)	$59,462	$-

Amount due to shareholder and director:
Ms. Aixia Wang (1)	$1,371
Mr. Scott Cramer (1)	30,245	-
Total	$31,616	$-

Amount due to related companies:
TianXing Digital Co., Ltd. (2)	$17,137	$16,025
Shanxi Xingji Electronics Co. Ltd. (2)	32,817	-
Total	$49,954	16,025

(1)
The related individuals, Weibing Lu, Aixia Wang, and Scott Cramer are all shareholders of the Company. Mr. Lu and Mr. Cramer are also the directors of the Company, with Mr. Lu additionally being the chief executive office. The amounts due from Mr. Lu were expense advances for Mr. Lu’s business related travels. The amounts due to Ms. Wang and Ms. Cramer were cash advances to facilitate Company operations or expenses paid by these individuals on behalf of the Company. These balances are non-interest bearing, unsecured, due on demand, and the ultimate manner of settlement is in cash or in exchange for office premises rental.

(2)
Shanxi Xinji Electronics Company is owned by the wife of Mr. Lu and Tianxing Digital Co. Ltd. is owned by Mr. Lu. The amount due to Shanxi Xingji Electronics Co. Ltd. and Tianxing Digital Co., Ltd are short term cash transfers for business operations, non-interest bearing, unsecured, and payable upon demand. The ultimate manner of settlement is in cash.

Note 18 - COMMITMENTS AND CONTINGENCIES

(a)  Lease commitments

The Company recognizes lease expense on a straight line basis over the term of the lease in accordance to SFAS 13, “Accounting for Leases.” The Company leased factory premises for a period of ten years from October 1, 2004 to December 31, 2014 with an annual rent of $11,607, which is subject to a 10% increase every four subsequent years.

The Company leased additional office space from the Company’s CEO, Weibing Lu, for a period of five years from January 1, 2007 to December 31, 2011 with an annual rent of approximately $21,800 (or RMB 165,600).

The Company’s commitments for minimum rental payments under this lease for the next five years and thereafter are as follows:

Years ending December 31:	2007
2008	$34,789
2009	35,673
2010	35,673
2011	35,673
2012	13,294
Thereafter	28,533
$183,635

See report of independent registered public accounting firm.

SKYSTAR BIO-PHARMACEUTICAL COMPANY AND SUBSIDARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
DECEMBER 31, 2007

Rent expense for the year ended December 31, 2007 and 2006 amounted to $33,412 and $11,545, respectively.

(b)  Legal proceedings

In March 2006, the Company learned that Gregory Evans (“Plaintiff”) filed suit against the Company, R. Scott Cramer, Steve Lowe and David Wassung (“Defendants”) in State of Nevada District Court in Clark Country, Nevada, alleging causes of action for “Refusing to Call Vote of Shareholders” and “Conversion” on or about November 18, 2005. On December 1, 2007, the lawsuit was dismissed following an Order to Show cause regarding dismissal. Prior to the dismissal, the Company was never served with a summons or complaint in the matter. On or around May 2007, Andrew Chien (“Chien” or "Plaintiff") filed suit against the Company, R. Scott Cramer, Steve Lowe, David Wassung and Weibing Lu (“Defendants”) in United States District Court for the District of Connecticut, alleging causes of action for violation of Sections 10(b) and 20(a) of the Securities Exchange Act of 1934.  In or around November 2007, the Defendants filed motions to dismiss the complaint for failure to state a claim and for lack of personal jurisdiction.  The Plaintiff agreed to voluntarily amend the complaint after the motions were filed, and an amended complaint was subsequently filed on or around January 4, 2008.  The amended complaint dropped Weibing Lu (who is a resident of China and had never been served) as a defendant.  The remaining Defendants contend that the amended complaint has failed to correct the deficiencies of the original, and have filed a renewed motion to dismiss for failure to state a claim, also preserving their challenge to personal jurisdiction.  The Defendants deny all claims and have moved the Court to dismiss the complaint in its entirety in their motion to dismiss, which is still pending. The motion to dismiss also requests that the Court award sanctions against Chien under the Private Securities Litigation Reform Act and other authority in the event the Defendants' motion to dismiss the complaint is granted.

Other than the above described legal proceeding, the Company is not aware of any legal proceedings in which purchasers, any director, officer, or any owner of record or beneficial owner of more than five percent of any class of voting securities of the Company, or any affiliate of purchaser, or of any such director, officer, affiliate of the Company, or security holder, is a party adverse to Company or has a material interest adverse to the Company. No provision has been made in the consolidated financial statements for the above contingencies.

(c)	Ownership of leasehold property

In 2005, one of the shareholders contributed a leasehold office building as additional capital of Xian Tianxing. However, the title of the leasehold property has not passed to the Company. Management believes, there should be no legal barriers for the shareholder to transfer the ownership to the Company.

However, in the event that the Company fails to obtain the ownership certificate for the leasehold building, there is the risk that the buildings will need to be vacated due to illegitimate ownership. Management believes that this possibility while present is very remote. As a result, no provision has been made in the financial statements for this potential occurrence.

See report of independent registered public accounting firm.

Note 19- POTENTIAL STOCK SPLIT

Prior to the effectiveness of the Company’s S-1 registration statement that was initially filed on May 7, 2008, the Company plans a 5-for-1 reverse stock split and corresponding proportionate reduction of the number of shares of authorized common stock to be effected immediately prior to the effectiveness of the registration statement. As the number of authorized and outstanding shares will be equally impacted by this reverse stock split, except the basic and diluted EPS will be increased by five times higher than the current EPS number, the Company does not believe that there will be any other material impact to its financial statements.

Note 20 - SUBSEQUENT EVENTS

On March 10, 2008, the Company was made a party to a series of agreements (collectively the “Transfer Agreements”) transferring the contractual arrangements governing the relationship among Skystar Cayman, Xian Tianxing, and the majority shareholders of Xian Tianxing. Pursuant to the Transfer Agreements, from and after March 10, 2008, all of the rights and obligations of Skystar Cayman under the contractual arrangements were transferred to Sida. The Company was made a party to the Transfer Agreements for the sole purpose of acknowledging the Transfer Agreements. In effect, Skystar Cayman assigned the contractual rights it had with Xian Tianxing to an indirectly wholly-owned subsidiary, Sida.

See report of independent registered public accounting firm.

PART II -
INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.    OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

The following table sets forth an estimate of the costs and expenses payable by Skystar in connection with the offering described in this registration statement. All of the amounts shown are estimates except the Securities and Exchange Commission Registration Fee:

Securities and Exchange Commission Registration Fee	$940
FINRA Filing Fees	$3,000
Printing Fees	$10,000
Accounting Fees and Expenses	$50,000
Legal Fees and Expenses	$50,000
Miscellaneous	$10,000
Total	$123,940	*

*Estimated

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

Pursuant to Article 7 of our Articles of Incorporation and Nevada’s Revised Business Statutes, the Company adopted Bylaws with the following indemnification provisions for our directors and officers:

“Section 8.1. Indemnification. No officer or director shall be personally liable for any obligations arising out of any acts or conduct of said officer or director performed for or on behalf of the Corporation. The Corporation shall and does hereby indemnify and hold harmless each person and his heirs and administrators who shall serve at any time hereafter as a director or officer of the Corporation from and against any and all claims, judgments and liabilities to which such persons shall become subject by reason of any action alleged to have been heretofore or hereafter taken or omitted to have been taken by him as such director or officer, and shall reimburse each such person for all legal and other expenses reasonably incurred by him in connection with any such claim of liability; including power to defend such person from all suits as provided for under the provisions of the Nevada Corporation Laws; provided, however that no such person shall be indemnified against, or be reimbursed for, any expense incurred in connection with any claim or liability arising out of his own gross negligence or willful misconduct. The rights accruing to any person under the foregoing provisions of this section shall not exclude any other right to which he may lawfully be entitled, nor shall anything herein contained restrict the right of the Corporation to indemnify or reimburse such person in any proper case, even though not specifically herein provided for. The Corporation, its directors, officers, employees and agents shall be fully protected in taking any action or making any payment or in refusing so to do in reliance upon the advice of counsel.

Section 8.2. Other Indemnification. The indemnification herein provided shall not be deemed exclusive of any other rights to which those seeking indemnification may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors, or otherwise, both as to action in his official capacity and as to action in another capacity while holding such office, and shall continue as to a person who has ceased to be a director, officer or employee and shall inure to the benefit of the heirs, executors and administrators of such a person.

Section 8.3. Insurance. The Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer or employee of the Corporation, or is or was serving at the request of the Corporation in such capacity for another corporation, partnership, joint venture, trust or other enterprise, against any liability asserted against him and incurred by him in any capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against liability under the provisions of this Article VIII or the laws of the State of Nevada.

Section 8.4. Settlement by Corporation. The right of any person to be indemnified shall be subject always to the right of the Corporation by its Board of Directors, in lieu of such indemnity, to settle any such claim, action, suit or proceeding at the expense of the Corporation by the payment of the amount of such settlement and the costs and expenses incurred in connection therewith.”

These indemnification provisions may be sufficiently broad to permit indemnification of the registrant's executive officers and directors for liabilities (including reimbursement of expenses incurred) arising under the Securities Act of 1933, as amended (the “Securities Act”).

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the foregoing provisions, or otherwise, we have been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. No pending material litigation or proceeding involving our directors, executive officers, employees or other agents as to which indemnification is being sought exists, and we are not aware of any pending or threatened material litigation that may result in claims for indemnification by any of our directors or executive officers.

ITEM 15 .  RECENT SALES OF UNREGISTERED SECURITIES

The following is a summary of the transactions by Skystar during the last three years involving sales of our securities that were not registered under the Securities Act:

On November 7, 2005, pursuant to the share exchange agreement described under the section above titled “Description of Business”, we issued 48 million shares of our Series B preferred stock (the “CGPN Shares”) to the stockholders of Skystar Cayman in exchange for 100% of the common stock of Skystar Cayman. The CGPN Shares issued are convertible, in the aggregate, into a number of shares of our common stock that would equal 89.5% of the outstanding shares of our common stock, if the shares were to be converted on the closing date of the transactions contemplated by the share exchange agreement. The issuance of the CGPN Shares to the stockholders of Skystar Cayman pursuant to the share exchange agreement was exempt from registration under the Securities Act pursuant to Section 4(2) and/or Regulation S thereof. We made this determination based on the representations of the stockholders of Skystar Cayman which included, in pertinent part, that such stockholders were either (a) “accredited investors” within the meaning of Rule 501 of Regulation D promulgated under the Securities Act, or (b) not a “U.S. person” as that term is defined in Rule 902(k) of Regulation S under the Act, and that such stockholders were acquiring our common stock, for investment purposes for their own respective accounts and not as nominees or agents, and not with a view to the resale or distribution thereof, and that each member understood that the shares of our common stock may not be sold or otherwise disposed of without registration under the Securities Act or an applicable exemption therefrom.

On November 7, 2005, we issued 201,849,516 (pre 397-for-1 reverse split) shares of common stock valued at approximately $0.0025 per share (the average price over the last 90 trading days prior to September 1, 2005, the date on which our Board authorized the issuances for amounts owed to Mr. Cramer, Mr. Lowe and Mr. Wassung) to its former Chief Executive Officer and current Director, R. Scott Cramer, as payment for accrued salary and expenses owed to him in the amount of $573,270. On November 30, 2005, the Company also issued 68,100,454 (pre 397-for-1 reverse split) shares of common stock valued at approximately $0.0025 per share to its former officer and Director, Steve Lowe, as payment for accrued salary and expenses owed to him in the amount of $195,954. On November 7, 2005, the Company also issued 46,511,365 (pre 1-for-397 Reverse Split) shares of common stock valued at approximately $0.0025 per share to its former Director, David Wassung, as payment for accrued salary and expenses in the amount of $133,833. These transactions were exempt from registration requirements in reliance on Section 4(2) of the Securities Act and pursuant to Regulation D promulgated thereunder. The Registrant did not engage in general solicitation or advertising in making this offering and each acquirer occupied an insider status relative to the Company that afforded to him effective access to the information registration would otherwise provide.

On February 15, 2006, we effected a 397-for-1 reverse stock split of the outstanding shares of our common stock. As a result, the total number of outstanding shares of our common stock was reduced from 500,000,000 to 1,260,651 issued and outstanding.

On February 15, 2006, we also affected a 10-for-1 reverse stock split of the authorized shares of our preferred stock. As a result, the total number of authorized shares was reduced from 500,000,000 to 50,000,000. Per the conversion rights set forth in the certificate of designation for the series “B” convertible preferred stock, at the same time that the amendment to our articles of incorporation was filed that created sufficient authorized shares of common stock to permit full conversion of all 48,000,000 series “B” preferred shares, all of the series “B” preferred shares automatically were converted into 10,745,548 shares of common stock that equaled to 89.5% of the total issued and outstanding shares. No Series “B” preferred shares remain outstanding.

In March 2006, we issued a total of 600,000 shares of our common stock to consultants. This transaction was made in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither we nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

In October 2006, we issued a total of 44,350 shares of our common stock to consultants. This transaction was made in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither we nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

In November 2006, we issued a total of 95,000 shares of our common stock to a consultant and a non-executive director. These transactions were made in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3) we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither we nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

In December 2006, we issued another 50,000 shares of our common stock to a consultant. This transaction was made in reliance upon the exemption from registration set forth in Section 4(2) of the Act. The shares were issued to an entity qualified as an "accredited investor," as that term is defined in the Act. The following conditions were all met with respect to this transaction: (1) we did not advertise this issuance in any public medium or forum, (2) we did not solicit any investors with respect to this issuance, (3)we did not publicize any portion of the purchase or sale of the shares issued, (4) none of the shares issued were offered in conjunction with any public offering, and (5) neither we nor the investor paid any fees to any finder or broker-dealer in conjunction with this issuance.

On February 27, 2007, we entered into a Securities Purchase Agreement dated February 26, 2007 with several institutional and accredited investors pursuant to which we sold to these investors $4.075 million in aggregate principal amount of 8% convertible debentures due February 28, 2009, and warrants to purchase 4,075,000  (pre anticipated 5-for-1 reverse stock split) shares of our common stock, in a private placement pursuant to Regulation D under the Securities Act. Gross proceeds from the sale to us were $4.075 million, of which $285,250 was paid to Pacific Ridge Capital who served as placement agent for the transaction and $52,500 were paid to counsel for the investors in connection with the transaction. We also issued to the placement agent and its designees a warrant to purchase an aggregate of 570,500 shares with an exercise price of $1.00 per share and an expiration date of February 28, 2012.

On or about December 6, 2007, we entered into an Amendment, Exchange and Waiver Agreement (the “Amendment Agreement”), dated as of November 9, 2007, with certain of the investors who participated in the February 2007 private financing. The Amendment Agreement amends certain terms and conditions of the convertible debentures, warrants, and a related agreement. The investors that executed the Amendment Agreement are hereinafter referred to collectively as “Participating Purchasers”. The Amendment Agreement is deemed to be: (a) our notice to require conversion of the entire outstanding principal of the convertible debentures held by the Participating Purchasers and all accrued but unpaid interest thereto; and (b) the Participating Purchasers’ notice to the Company to exercise all of their unexercised warrants on a cashless basis. Pursuant to the conversion notice, and giving effect to a 5-for-1 reverse stock split, we issued an aggregate of 615,224 shares of our common stock (the “Debenture Shares”) to the Participating Purchasers, of which 231,389 (post anticipated 5-for-1 reverse stock split) shares are registered pursuant to our registration statement on Form SB-2, which was deemed effective September 25, 2007, as amended, SEC File No. 333-143449. The balance of the Debenture Shares were issued to the Participating Purchasers in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act of 1933, as amended (the “Securities Act”), and in Section 4(2) of the Securities Act. Pursuant to the exercise notice, we issued an aggregate of 191,637 (post anticipated 5-for-1 reverse stock split) shares of our common stock to the Participating Purchasers, in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

On or about March 31, 2008, we entered into an Amendment and Waiver Agreement (the “March 2008 Amendment Agreement”) with two institutional and accredited investors who acquired two of our convertible debentures in a private transaction from their original holders. The March 2008 Amendment Agreement amends the terms of these convertible debentures by: (a) changing the conversion price from $1.00 per share to $0.80 per share; (b) deleting certain conditions for mandatory conversion of their convertible debentures; (c) granting us the right to force mandatory conversion at any time, and (d) allowing us to designate the date for the mandatory conversion. Additionally, the March 2008 Amendment Agreement is deemed to be: (a) the Company’s notice to require conversion of the entire outstanding principal of these two convertible debentures and all accrued but unpaid interest thereto. Lastly, the Agreement is deemed a waiver of any claim for default under the terms of the Securities Purchase Agreement, the convertible debentures and a certain Registration Rights Agreement entered into in connection with the Securities Purchase Agreement. The transaction contemplated by the Agreement closed on April 21, 2008, upon the issuance of shares of our restricted common stock to these investors pursuant to the terms of the March 2008 Amendment Agreement. Accordingly, we issued an aggregate of 245,501 (post anticipated 5-for-1 reverse stock split) shares of our common stock to these investors in reliance on the exemptions for sales of securities not involving a public offering to accredited investors, as set forth in Rule 506 promulgated under the Securities Act and in Section 4(2) of the Securities Act.

On April 21, 2008, we issued 90,000 shares of our restricted common stock to R. Scott Cramer, a member of the Company’s board of directors. These restricted common shares were issued to Mr. Cramer for services unrelated to Mr. Cramer’s duties as a director.

Additionally, on April 21, 2008, we issued 210,400 shares of our restricted common stock to our legal counsel. These restricted common shares were issued to the legal counsel as partial payment for services rendered.

ITEM 16.  EXHIBITS  AND FINANCIAL STATEMENT SCHEDULES

Exhibit Number	Description

2.1	Share Purchase Agreement by and between The Cyber Group Network, Inc. and Howard L. Allen and Donald G. Jackson (stockholders of Hollywood Entertainment Network, Inc.) dated May 12, 2000 (1)

2.2	Plan of Merger Agreement between The Cyber Group Network Corp. and CGN Acquisitions Corporation dated December 7, 2000 (2)

2.3
Share Exchange Agreement between The Cyber Group Network Corporation, R. Scott Cramer, Steve Lowe, David Wassung and Skystar Bio-Pharmaceutical, and the Skystar Stockholders dated September 20, 2005 (3)

3.1	Charter of The Cyber Group Network Corporation as filed with the State of Nevada (4)

3.2	Certificate of Amendment and Certificate of Change (8)

3.3	Certificate of Amendment to Increase Number of Authorized Shares of Common Stock (19)

3.4	Amended and Restated Bylaws of Skystar Bio-Pharmaceutical Company (20)

4.1	Form of Common Stock Certificate (18)

4.2	Form of Class A Convertible Debenture (9)

4.3	Form of Class B Convertible Debenture (9)

4.4	Form of Class A Warrant (9)

4.5	Form of Class B Warrant (9)

4.6	Form of Unit Certificate (18)

4.7	Form of Class C Warrant *

4.8	Form of Unit Purchase Option to be granted to the representative of the underwriters (18)

5.1	Opinion of Richardson & Patel LLP *

10.1	Form of Securities Purchase Agreement, dated as of February 26, 2007 by and among the Company and the Purchasers (9)

10.2	Form of Registration Rights Agreement, dated as of February 26, 2007 by and among the Company and the Purchasers (9)

10.3	Form of Company Principal Lockup Agreement in connection with the Securities Purchase Agreement dated as of February 26, 2007 (9)

10.4	Form of the Amendment, Exchange and Waiver Agreement between Skystar Bio-Pharmaceutical Company and the Participating Purchasers dated November 9, 2007 (12)

10.5	Form of the Amendment and Waiver Agreement between Skystar Bio-Pharmaceutical Company and two institutional and accredited investors dated March 31, 2008 (15)

10.6	Form of Warrant Agreement *

10.7	Form of Lock-up Agreement (17)

10.8	Form of Underwriting Agreement (18)

10.9
Consulting Services Agreement between Skystar Bio-Pharmaceutical (Cayman) Holdings, Co., Ltd. (“Skystar Cayman”) and Xian Tianxing Bio-Pharmaceutical Co., Ltd. (“Xian Tianxing”) dated October 28, 2005 (4)

10.10	Equity Pledge Agreement among Skystar Cayman, Xian Tianxing and Xian Tianxing’s Majority Stockholders dated October 28, 2005 (4)

10.11	Operating Agreement among Skystar Cayman, Xian Tianxing, Xian Tianxing’s Majority Stockholders, and Weibing Lu dated October 28, 2005 (4)

10.12	Proxy Agreement among Skystar Cayman, Xian Tianxing, Xian Tianxing’s Majority Stockholders and Weibing Lu dated October 28, 2005 (4)

10.13	Option Agreement among Skystar Cayman, Xian Tianxing, Xian Tianxing Majority Stockholders and Weibing Lu dated October 28, 2005 (4)

10.14	Amendment to Consulting Services Agreement among Skystar Cayman, Xian Tianxing and Sida Biotechnology (Xian) Co., Ltd. (“Sida”) dated March 10, 2008 (13)

10.15	Amendment to Equity Pledge Agreement among Skystar Cayman, Xian Tianxing, Xian Tianxing’s Majority Stockholders, and Sida dated March 10, 2008 (13)

10.16	Agreement to Transfer of Operating Agreement among Skystar Cayman, Xian Tianxing, Xian Tianxing’s Majority Stockholders, Weibing Lu and Sida dated March 10, 2008 (13)

10.17	Designation Agreement among Skystar Cayman, Xian Tianxing, Xian Tianxing’s Majority Stockholders, Weibing Lu and Sida dated March 10, 2008 (13)

10.18	Agreement to Transfer of Option Agreement among Skystar Cayman, Xian Tianxing, Xian Tianxing Majority Stockholders, Weibing Lu and Sida dated March 10, 2008 (13)

10.19	Employment Agreement with Weibing Lu dated May 5, 2008 (16)

10.20	Loanout Agreement with Worldwide Officers, Inc. dated May 5, 2008 (16)

10.21	Form of Director Offer Letter with Mr. Qiang Fan and Mr. Winston Yen (20)

10.22	Form of Director Offer Letter with Mr. Chengtun Qu and Mr. Shouguo Zhao (20)

16.1	Letter from Weinberg & Company, P.A. (6)

16.2	Letter from GC Alliance Limited (7)

16.3	Letter from Moore Stephens Wurth Frazer & Torbet LLP (10)

16.4	Letter from Schwartz Levitsky Feldman LLP (11)

23.1	Consent of Moore Stephens Worth Frazer and Torbet LLP *

23.2	Consent of Richardson & Patel LLP (17)

24.1	Power of Attorney (included as part of the signature page to the registration statement) *

99.1	Legal Opinion from Allbright Law Offices regarding, among other things, the contractual arrangements Skystar Cayman entered into with Xian Tianxing and its stockholders, dated November 3, 2005 (18)

99.2	Legal Opinion from Allbright Law Offices regarding the transfer of the contractual arrangements from Skystar Cayman to Sida, dated April 29, 2008 (18)

99.3	Lease Agreement between Xian Tianxing and Weibing Lu dated June 1, 2007 (14)

99.4	Lease Agreement between Shanghai Siqiang Biotechnological Co., Ltd. and Weibing Lu dated June 17, 2007 (18)

99.5	Summary of Research Arrangement between Shanghai Poultry Verminosis Institute and Xian Tianxing (18)

99.6	Cooperation Agreement between Shaanxi Microbial Institute and Xian Tianxing (18)

*   Filed Herewith

(1)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on June 1, 2000.
(2)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on January 12, 2001.
(3)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on September 26, 2005.
(4)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on November 14, 2005.
(5)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 21, 2005.
(6)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on January 27, 2006.
(7)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on March 3, 2006.
(8)	Incorporated by reference from the Registrant’s Annual Report on Form 10-KSB filed on April 17, 2006.
(9)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on March 5, 2007.
(10)	Incorporated by reference from the Registrant’s Current Report on Form 8-K/A filed on March 8, 2007.
(11)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on April 30, 2007.
(12)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on December 11, 2007.
(13)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on March 11, 2008.
(14)	Incorporated by reference from the Registrant’s Annual Report on Form 10-K filed on April 2, 2008.
(15)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on April 23, 2008.
(16)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on May 7, 2008.
(17)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1 filed on May 7, 2008.
(18)	Incorporated by reference from the Registrant’s Registration Statement on Form S-1/A filed on June 26, 2008.
(19)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 14, 2008.
(20)	Incorporated by reference from the Registrant’s Current Report on Form 8-K filed on July 15, 2008.

ITEM 17.  UNDERTAKINGS.

(a)	The undersigned registrant hereby undertakes to:

(1)	File, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

i.	Include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

ii.
Reflect in the prospectus any facts or events which, individually or in the aggregate, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Commission (the “Commission”) pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	Include any additional or changed material information on the plan of distribution.

(2)
For determining liability under the Securities Act, each such post-effective amendment as a new registration statement relating to the securities offered, and the offering of such securities at that time shall be deemed to be the initial bona fide offering.

(3)	File a post-effective amendment to remove from registration by means of a post-effective amendment any of the securities that remain unsold at the end of the offering.

(4)
For determining liability of the undersigned small business issuer under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned small business issuer undertakes that in a primary offering of securities of the undersigned small business issuer pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned small business issuer will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

i.	Any preliminary prospectus or prospectus of the undersigned small business issuer relating to the offering required to be filed pursuant to Rule 424;

ii.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned small business issuer or used or referred to by the undersigned small business issuer;

iii.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned small business issuer or its securities provided by or on behalf of the undersigned small business issuer; and

iv.	Any other communication that is an offer in the offering made by the undersigned small business issuer to the purchaser.

(b)
Provide to the underwriters at the closing specified in the underwriting agreements, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the small business issuer of expenses incurred or paid by a director, officer or controlling person of the small business issuer in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the small business issuer will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(d)

(1)
For determining any liability under the Securities Act, treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the small business issuer under Rule 424(b)(1), or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

(2)
For determining any liability under the Securities Act, treat each post-effective amendment that contains a form of prospectus as a new registration statement for the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933,   the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing this Registration Statement on Form S-1 to be signed on its behalf by the undersigned, in the City of Xian, Shaanxi Province, P.R. China on July 16, 2008.

SKYSTAR BIO-PHARMACEUTICAL COMPANY (Registrant)

Date: July 16, 2008	By:	/s/ Weibing Lu
Weibing Lu Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Mr. Weibing Lu and Ms. Erna Gao as his true and lawful attorneys-in-fact and agents, each acting alone, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments (including post-effective amendments) to the Registration Statement, and to sign any registration statement for the same offering covered by this Registration Statement that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and all post-effective amendments thereto, and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, each acting alone, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

IN ACCORDANCE THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED:

Name	Title	Date

/s/ Weibing Lu	Chief Executive Officer and Director	July 16, 2008
Weibing Lu	(Principal Executive Officer)

/s/ Bennet P. Tchaikovsky	Chief Financial Officer	July 16, 2008
Bennet P. Tchaikovsky	(Principal Financial and Accounting Officer)

/s/ Wei Wen	Secretary and Director	July 16, 2008
Wei Wen

/s/ R. Scott Cramer	Director	July 16, 2008
R. Scott Cramer

/s/ Qiang Fan	Director	July 16, 2008
Qiang Fan

/s/ Chengtun Qu	Director	July 16, 2008

/s/ Winston Yen	Director	July 16, 2008

/s/ Shouguo Zhao	Director	July 16, 2008

(1)	Our manufacturing facilities in Huxian, Xi’an, Shaanxi Province, People’s Republic of China.
(2)	Water purification equipment at our Huxian manufacturing plant.
(3)	A technician performing ultra-sonic cleansing of glass tubes in at our Huxian manufacturing plant.